Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

SEMTECH CORPORATION,

VARIOUS LENDERS

and

JEFFERIES FINANCE LLC,

as ADMINISTRATIVE AGENT

Dated as of March 20, 2012

JEFFERIES FINANCE LLC,
as LEAD ARRANGER and BOOK RUNNER

WELLS FARGO BANK, N.A. AND SILICON VALLEY BANK,

as CO-SYNDICATION AGENTS

RAYMOND JAMES BANK, N.A.,

 as DOCUMENTATION AGENT

5.08.	Existing Indebtedness	61
5.09.	Adverse Change, Approvals	61
5.10.	Guaranty and Collateral Agreement	62
5.11.	Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	63
5.12.	Financial Statements; Pro Forma Balance Sheet; Projections	64
5.13.	Solvency Certificate; Insurance Certificates	64
5.14.	Fees, etc.	64
5.15.	Patriot Act	64

SECTION 6.	Conditions Precedent to All Incremental Term Loans after the Initial Borrowing Date	65

6.01.	No Default; Representations and Warranties	65
6.02.	Notice of Borrowing	65

SECTION 7.	Representations, Warranties and Agreements	65

7.01.	Company Status	66
7.02.	Power and Authority	66
7.03.	No Violation	66
7.04.	Approvals	66
7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	66
7.06.	Litigation	68
7.07.	True and Complete Disclosure	68
7.08.	Use of Proceeds; Margin Regulations	68
7.09.	Tax Returns and Payments	69
7.10.	Compliance with ERISA	69
7.11.	Security Documents	70
7.12.	Properties	71
7.13.	Capitalization	71
7.14.	Subsidiaries	71
7.15.	Compliance with Statutes, etc.	71
7.16.	Investment Company Act, etc.	71
7.17.	Insurance	71
7.18.	Environmental Matters	71
7.19.	Employment and Labor Relations	72
7.20.	Intellectual Property, etc.	72
7.21.	Indebtedness	72
7.22.	Anti-Terrorism Law	72

SECTION 8.	Affirmative Covenants	73

8.01.	Information Covenants	73
8.02.	Books, Records and Inspections; Annual Lender Meetings	75
8.03.	Maintenance of Property; Insurance	76
8.04.	Existence; Franchises	77
8.05.	Compliance with Statutes, etc.	77
8.06.	Compliance with Environmental Laws	77

8.07.	ERISA	77
8.08.	End of Fiscal Years; Fiscal Quarters	78
8.09.	Performance of Obligations	78
8.10.	Payment of Taxes	78
8.11.	Use of Proceeds	78
8.12.	Additional Security; Further Assurances; etc.	78
8.13.	Ownership of Subsidiaries; etc.	80
8.14.	Interest Rate Protection	80
8.15.	Permitted Acquisitions	80
8.16.	Ratings	81

SECTION 9.	Negative Covenants	82

9.01.	Liens	82
9.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	85
9.03.	Dividends	87
9.04.	Indebtedness	89
9.05.	Advances, Investments and Loans	91
9.06.	Transactions with Affiliates	95
9.07.	Capital Expenditures	95
9.08.	Interest Expense Coverage Ratio	96
9.09.	Total Leverage Ratio	97
9.10.	Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	97
9.11.	Limitation on Certain Restrictions on Subsidiaries	99
9.12.	Limitation on Issuance of Equity Interests	99
9.13.	Business; etc.	100
9.14.	Limitation on Creation of Subsidiaries	100
9.15.	Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person	101

SECTION 10.	Events of Default	101

10.01.	Payments	101
10.02.	Representations, etc.	101
10.03.	Covenants	102
10.04.	Default Under Other Agreements	102
10.05.	Bankruptcy, etc.	102
10.06.	ERISA	102
10.07.	Security Documents	103
10.08.	Guaranty	103
10.09.	Judgments	103
10.10.	Change of Control	103
10.11.	RCF Intercreditor Agreement	103

SECTION 11.	The Administrative Agent	103

11.01.	Appointment	103
11.02.	Nature of Duties	104

11.03.	Lack of Reliance on the Administrative Agent	104
11.04.	Certain Rights of the Administrative Agent	105
11.05.	Reliance	105
11.06.	Indemnification	105
11.07.	The Administrative Agent in its Individual Capacity	105
11.08.	Holders	105
11.09.	Resignation by the Administrative Agent	106
11.10.	Collateral Matters	106
11.11.	Delivery of Information	107
11.12.	Withholding	107
11.13.	The Administrative Agent May File Proof of Claims	107

SECTION 12.	Miscellaneous	108

12.01.	Payment of Expenses, etc.	108
12.02.	Right of Setoff	109
12.03.	Notices	110
12.04.	Benefit of Agreement; Assignments; Participations	110
12.05.	No Waiver; Remedies Cumulative	112
12.06.	Payments Pro Rata	113
12.07.	Calculations; Computations	113
12.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	113
12.09.	Counterparts	114
12.10.	Effectiveness	114
12.11.	Headings Descriptive	115
12.12.	Amendment or Waiver; etc.	115
12.13.	Survival	117
12.14.	Domicile of Term Loans	117
12.15.	Register	117
12.16.	Confidentiality	117
12.17.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	118
12.18.	Patriot Act	119
12.19.	Interest Rate Limitation	119
12.20.	Lender Action	119
12.21.	Absence of Fiduciary Duties	119
12.22.	OTHER LIENS ON COLLATERAL; TERMS OF RCF INTERCREDITOR AGREEMENT; ETC.	119

SCHEDULES

SCHEDULE 1.01(a)	Term Loan Commitments
SCHEDULE 1.01(b)	Lender Addresses
SCHEDULE 1.01(c)	Consolidated EBITDA Add-Backs
SCHEDULE 2.16	Reverse Dutch Auction Procedures
SCHEDULE 7.10	Plans

SCHEDULE 7.12	Real Property
SCHEDULE 7.14	Subsidiaries
SCHEDULE 7.17	Insurance
SCHEDULE 7.21	Existing Indebtedness
SCHEDULE 9.01	Existing Liens
SCHEDULE 9.05	Existing Investments

EXHIBITS

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of A Term Note
EXHIBIT B-2	Form of B Term Note
EXHIBIT B-3	Form of Incremental Term Note
EXHIBIT C	Form of Incremental Term Loan Commitment Agreement
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate
EXHIBIT E	Form of Opinion of O’Melveny & Myers LLP, special counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Guaranty and Collateral Agreement
EXHIBIT H	Form of Solvency Certificate
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Assignment and Assumption Agreement
EXHIBIT K	Form of Intercompany Note

v

CREDIT AGREEMENT, dated as of March 20, 2012 among SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the term loan facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.         Definitions and Accounting Terms.

1.01.       Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Term Loan” shall have the meaning provided in Section 2.01(a).

“A Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “A Term Loan Commitment,” as the same may be terminated pursuant to Section 3.02 or 10.

“A Term Loan Maturity Date” shall mean March 20, 2017.

“A Term Note” shall have the meaning provided in Section 2.05(a).

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Subsidiary of the Borrower, provided that, in the case of any merger involving (x) the Borrower, the Borrower shall be the surviving or continuing Person and (y) involving a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person).

“Acquisition” shall mean the Borrower’s acquisition, through MergerCo, of 100% of the issued and outstanding Equity Interests of the Target, pursuant to a plan of arrangement under Section 182 of the Business Corporations Act (Ontario) and in accordance with the terms and conditions of the Acquisition Agreement.

“Acquisition Agreement” shall mean the Arrangement Agreement, dated as of January 23, 2012, among the Borrower, MergerCo and the Target, together with the annexes, schedules, exhibits and attachments thereto, in each case, as the same may be amended, modified and/or supplemented from time to time, in accordance with the terms hereof and thereof.

“Acquisition Documents” shall mean the Acquisition Agreement, the plan of arrangement referred to therein and all other agreements and documents relating to the Acquisition, in each case, as amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Adjustable Applicable Margin” shall have the meaning provided in the definition of “Applicable Margin”.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and stock-based compensation expenses) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Jefferies Finance LLC, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar cash obligations of the Borrower and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04, and (iii) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition (excluding, for purposes of this clause (iii), the Fair Market Value of any Borrower Common Stock and/or Qualified Preferred Stock issued (or to be issued) as consideration in connection with such Permitted Acquisition).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Flow Payment Date, 50%; provided that so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio for the Test Period ended on the last day of the relevant Excess Cash Flow Payment Period (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 8.01(e)) is (i) less than 1.50:1.00 but greater than or equal to 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) less than 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of A Term Loans maintained (A) as Base Rate Loans, initially 1.75% and (B) maintained as LIBOR Loans, initially 2.75%, (ii) (i) in the case of B Term Loans maintained (A) as Base Rate Loans, 2.25% and (B) maintained as LIBOR Loans, 3.25% and (iii) in the case of any Type of Incremental Term Loan of a given Tranche that is not an A Term Loan or a B Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the respective Incremental Term Loan Commitment Agreement.  From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any A Term Loans than that described in clause (i) of the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for A Term Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Total Leverage Ratio	A Term Loan LIBOR Margin	A Term Loan Base Rate Margin
Greater than or equal to 1.50 to 1.00	2.75%	1.75%
Less than 1.50 to 1.00	2.50%	1.50%

The Total Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days after the last day of each Fiscal Quarter of the Borrower (or within 90 days after the last day of the fourth Fiscal Quarter of the Borrower). The Quarterly Pricing Certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margins which shall be thereafter applicable (until such Adjustable Applicable Margins are changed or cease to apply in accordance with the following sentences). The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is 45 days (or 90 days in the case of the fourth Fiscal Quarter of the Borrower) following the last day of the Test Period in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins for A Term Loans shall be those set forth in clause (i) of the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”).  Notwithstanding anything to the contrary contained above in this definition, (A) the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins (x) at all times during which there shall exist any Default or Event of Default and (y) at all times prior to the date of delivery of the financial statements and related Quarterly Pricing Certificate pursuant to Section 8.01(a) for the Fiscal Quarter of the Borrower ending closest to July 31, 2012, (B) the Applicable Margins for any Tranche of Term Loans shall be increased as, and to the extent, necessary to comply with Section 2.14(a) or (c), as applicable, and (C) the Applicable Margins in respect of any Tranche of Extended Term Loans shall be the applicable margins per annum set forth in the relevant Extension Offer.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest theretofore paid by the Borrower for the relevant period pursuant to Sections 2.08(a) and (b) as a result of the miscalculation of the Total Leverage Ratio shall be due and payable within 3 Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Leverage Ratio was inaccurately computed; provided, however, if an Event of Default under Section 10.05 then exists, such interest shall be deemed to have been due and payable under the relevant provisions of Section 2.08(a) or (b), as applicable, at the time the interest for such period was required to have been paid pursuant to said Section on the same basis as if the Total Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (together with all amounts owing under Section 2.08(c)). Upon the payment in full of any accrued additional interest pursuant to this paragraph, any Default or Event of Default that may have arisen solely as a result of the Quarterly Pricing Certificate miscalculating the Total Leverage Ratio for purposes of calculating the Applicable Margin (but not for purposes of calculating the Total Leverage Ratio under Section 9.09 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Quarterly Pricing Certificate) shall be deemed cured.

“Anti-Terrorism Laws” shall have the meaning provided in Section 7.22.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but (x) excluding sales of inventory in the ordinary course of business and sales, transfers or other dispositions of assets pursuant to Sections 9.02(ii), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xv) and (xvii) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $1,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

“Auction” shall have the meaning provided in Section 2.16(a).

“Auction Manager” shall have the meaning provided in Section 2.16(a).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the corporate controller, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (iv) with respect to (x) B Term Loans only, 2.00% per annum and (y) with respect to any Tranche of Incremental Term Loans or Extended Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement or Extension Offer, as the case may be. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Bermuda Subsidiary” shall mean a direct Wholly-Owned Subsidiary of the Borrower to be organized under the laws of Bermuda and which is a corporation for U.S. federal income tax purposes.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 7.13.

“Borrower Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which, either, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, the Target and its Subsidiaries), taken as a whole, except for any such fact, state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (a) any change in generally accepted accounting principles in the United States applicable to public companies at the relevant time applied on a consistent basis or changes in regulatory accounting requirements applicable to the semiconductor or the IP licensing industries; (b) any adoption, proposal, implementation or change in applicable law or interpretations thereof by any governmental entity; (c) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (d) any change generally affecting the semiconductor industry in which the Borrower operates; (e) the execution, announcement or performance of the Acquisition Agreement or consummation of the transactions contemplated thereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Borrower or any of its Subsidiaries with any of their customers, employees, shareholders, financing sources, vendors, distributors, partners or suppliers arising as a direct consequence of same; (f) any natural disaster; (g) any change in the market price or trading volume of the securities of the Borrower (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Borrower Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the Borrower trade; (h) the failure of the Borrower in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Borrower Material Adverse Effect has occurred); or (i) any action taken by the Borrower or any of its Subsidiaries which is required pursuant to the Acquisition Agreement (as in effect on the date hereof) (including, but not limited to, any steps taken pursuant to Section 5.5 of the Acquisition Agreement (as in effect on the date hereof) to obtain the regulatory approvals required to consummate the transactions contemplated by the Acquisition Agreement); provided, however, that with respect to preceding clauses (a), (b), (c), (d) and (f), such matters do not have a materially disproportionate effect on the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, the Target and its Subsidiaries), taken as a whole, relative to other comparable companies and entities operating in the semiconductor industry in which the Borrower operates.

“Borrowing” shall mean the borrowing of one Type of Term Loan of a single Tranche from all the Lenders having Term Loan Commitments (or outstanding Term Loans) of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that (x) Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans and (y) any Incremental Term Loans incurred pursuant to Section 2.01(c) that are being added to a then existing Tranche of Term Loans pursuant to Section 2.14(c) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans to which such Incremental Term Loans are added.

“B Term Loan” shall have the meaning provided in Section 2.01(b).

“B Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “B Term Loan Commitment,” as the same may be terminated pursuant to Section 3.02 or 10.

“B Term Loan Maturity Date” shall mean March 20, 2017.

“B Term Note” shall have the meaning provided in Section 2.05(a).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to (x) all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans and (y) all determinations of the Base Rate pursuant to clause (iii) of the definition of “Base Rate”, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any Significant Investment, any incurrence or issuance of Incremental Term Loans or Specified Permitted Indebtedness or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale, Significant Investment, incurrence or issuance of Incremental Term Loans or Specified Permitted Indebtedness or other event for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ending closest to April 30, 2012, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters of the Borrower ending closest to January 31, 2012 (taken as one accounting period), with Consolidated EBITDA and Consolidated Interest Expense (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period”.

“Canadian Intercompany Loan” shall have the meaning provided in the definition of “Foreign Restructuring Transactions”.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, substantially similar investments of the type described in clauses (i) through (vi) above denominated in foreign currencies and from similarly capitalized and rated foreign banks in the jurisdiction in which such Foreign Subsidiary is organized.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act)  is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 30% or more on a fully diluted basis of the economic or voting interests in the Borrower’s capital stock, (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur as provided in any Specified Permitted Indebtedness or Qualified Preferred Stock (or, in either case, the documentation governing the same).

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (unless such provision specifies a date by its terms), and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all GCA Collateral and all Mortgaged Properties.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated February 2012 prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (w) any extraordinary gains or any extraordinary losses, (x) any non-cash income or non-cash gains, (y) any non-recurring losses or expenses or any non-recurring gains and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of:

(i)            total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period;

(ii)           provision for federal, state, local and foreign taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period;

(iii)          all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period;

(iv)          in the case of any period including the Fiscal Quarters of the Borrower ending closest to April 30, 2012 and July 31, 2012, the amount of all fees and expenses incurred in connection with the Transaction during such Fiscal Quarters, provided that the aggregate amount added back pursuant to this clause (iv) shall not exceed $19,000,000;

(v)           non-cash compensation expense arising from the issuance of stock, options to purchase stock, and stock appreciation rights to officers, directors, employees or consultants of the Borrower or any of its Subsidiaries for such period;

(vi)          reasonable and customary costs and expenses incurred for such period in connection with Permitted Acquisitions and Investments permitted under Sections 9.05(xx) and (xxi), whether or not such Permitted Acquisition or Investment is consummated;

(vii)         non-cash purchase accounting adjustments for such period;

(viii)        reasonable and customary costs and expenses incurred for such period in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or the issuance of Equity Interests, whether or not such transaction is consummated; and

(ix)          the amount of all other non-cash charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period; and

(B)          subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(ix) in a previous period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.  For purposes of this definition, the term “non recurring” shall mean (i) any one-time costs incurred in connection with a Permitted Acquisition or a Significant Investment and (ii) any other expense, loss or gain as of any date that is not reasonably likely to recur within the two years following the date of occurrence of such expense, loss or gain; provided that, without limiting the pro forma adjustments permitted to be made pursuant to clause (iii) of the definition of Pro Forma Basis, if (in the case of this sub-clause (ii)) there is an expense, loss or gain similar to such expense, loss or gain within the two years preceding such date, such expense, loss or gain shall not be deemed non-recurring.

Notwithstanding anything to the contrary contained above, (I) (A) if any Fiscal Quarter shown on Part I of Schedule 1.01(c) will be included in the respective Test Period for which Consolidated EBITDA is being determined, then, without duplication of any amounts already added back to Consolidated EBITDA for such Fiscal Quarter pursuant to the provisions above in this definition, the restructuring expenses incurred by the Borrower in connection with the Transaction during such Fiscal Quarter shall be added to Consolidated EBITDA for such Fiscal Quarter in an amount not to exceed the amount set forth opposite such Fiscal Quarter in Part I of Schedule 1.01(c) and (B) if any Fiscal Quarter shown on Part II of Schedule 1.01(c) will be included in the respective Test Period for which Consolidated EBITDA is being determined, then, without duplication of any amounts already added back to Consolidated EBITDA for such Fiscal Quarter pursuant to the provisions above in this definition, the expected cost savings which are reasonably identifiable, factually supportable and directly related to restructuring, cost savings initiatives and other similar initiatives after the Initial Borrowing Date in connection with the Acquisition and reasonably projected by the Borrower in good faith to result from actions taken or expected to be taken during such Fiscal Quarter, net of the amount of actual cost savings realized during such Fiscal Quarter from such actions incurred in connection with the Acquisition, shall be added to Consolidated EBITDA for such Fiscal Quarter in an amount not to exceed the amount set forth opposite such Fiscal Quarter in Part II of Schedule 1.01(c), and (II) for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated EBITDA for all portions of such period occurring on or prior to April 29, 2012 shall be calculated in accordance with the second sentence of the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) subject to the proviso hereof (to the extent applicable), all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that, notwithstanding the foregoing, (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period payable in cash and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) payable in cash for such period.  Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the second sentence of the definition of Test Period contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(i)            the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Borrower or a Subsidiary thereof during such period;

(ii)           the net loss of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash Investments by the Borrower or a Subsidiary thereof to such other Person during such period;

(iii)          the net income (or loss) of any Subsidiary of the Borrower in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Subsidiary;

(iv)          except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary; and

(v)           the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director of the Borrower if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the Guaranty and Collateral Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note, each other Security Document, each Incremental Term Loan Agreement and the RCF Intercreditor Agreement.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean an amount (not less than zero) equal to, initially, $25,000,000, which amount (x) shall be increased on each Excess Cash Flow Payment Date, so long as any payment required pursuant to Section 4.02(d), if any, has been made on or prior to such date, by an amount equal to 50% of Excess Cash Flow for the respective Excess Cash Flow Payment Period and (y) shall be reduced by the sum of, in each case, without duplication, (I) the aggregate amount of Dividends theretofore paid or made pursuant to Section 9.03(x) after the Initial Borrowing Date, (II) the aggregate amount of Investments theretofore made pursuant to Section 9.05(xxi) after the Initial Borrowing Date, and (III) the aggregate amount of cash payments theretofore made pursuant to Section 9.10(iv) after the Initial Borrowing Date.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date.

“Documents” shall mean, collectively, (i) the Credit Documents and (ii) the Acquisition Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia; provided that any Domestic Subsidiary of a Foreign Subsidiary of the Borrower that would otherwise constitute a Domestic Subsidiary shall not constitute a Domestic Subsidiary hereunder so long as such Domestic Subsidiary has not executed and delivered the Guaranty and Collateral Agreement and taken all other actions otherwise required to be taken by a Subsidiary Guarantor hereunder.

“Dutch Subsidiary” shall mean a direct Wholly-Owned Subsidiary of the Bermuda Subsidiary to be organized under the laws of The Netherlands and which is a pass through entity for U.S. federal income tax purposes.

“Earn-Out Obligations” shall mean those certain unsecured obligations of the Borrower or any of its Subsidiaries arising in connection with any Permitted Acquisition or Investment made pursuant to Section 9.05(xx) or (xxi) to the seller of the respective Acquired Entity or Business or other Person and the payment of which is dependent on the future earnings or performance of such Acquired Entity or Business or other Person and contained in the agreement relating to such Permitted Acquisition or Investment or in an employment agreement delivered in connection therewith; provided that all Earn-Out Obligations shall be in form reasonably satisfactory to the Administrative Agent.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries and Affiliates.

“End Date” shall have the meaning provided in the definition of “Applicable Margin”.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest (it being understood that Equity Interests shall not include outstanding debt instruments that are convertible into, or exchangeable for, capital stock until such time as a conversion or exchange therefore occurs).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a)           any Reportable Event;

(b)           the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)           the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)           the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or

the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan;

(e)           engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan;

(f)            the incurrence by Borrower or any of its Subsidiaries or an ERISA Affiliate of any liability with respect to the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g)           the Borrower, any of its Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, capital contributions, Asset Sale proceeds, insurance proceeds or Indebtedness (other than revolving Indebtedness)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made with the proceeds of Asset Sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness, (2) repayments made pursuant to Section 9.10(iv) utilizing the Cumulative Retained Excess Cash Flow Amount, (3) repayments in respect of any revolving credit facility (including any Permitted Revolving Credit Facility) to the extent that there is not an equivalent permanent reduction in the commitments thereunder and (4) payments of Term Loans and/or other Obligations, provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Term Loan Repayment pursuant to Section 4.02(a)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the aggregate amount of all cash payments made during such period (x) in respect of Investments made pursuant to Section 9.05(xx) (other than any intercompany investments among or between the Borrower and its Subsidiaries) and Permitted Acquisitions and (y) to purchase or enter into Interest Rate Protection Agreements and Other Hedging Agreements permitted hereunder to the extent not reflected in the computation of Adjusted Consolidated Net Income (other than, in the case of preceding sub-clause (x) or (y), any such payments to the extent financed with equity proceeds, capital contributions, Asset Sale proceeds, insurance proceeds or Indebtedness).

“Excess Cash Flow Payment Date” shall mean the date occurring 95 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending closest to January 31, 2013).

“Excess Cash Flow Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Flow Payment Date, the period from the first day of the first fiscal month beginning after the Initial Borrowing Date to the last day of the Borrower’s Fiscal Quarter ending closest to January 31, 2013 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Flow Payment Date, the immediately preceding Fiscal Year of the Borrower.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or California state withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loans pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loans (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning provided in Section 7.22.

“Existing Indebtedness” shall have the meaning provided in Section 5.08.

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extended Term Note” shall have the meaning provided in Section 2.05(a).

“Extending Term Lender” shall have the meaning provided in Section 2.15(a).

“Extension” shall have the meaning provided in Section 2.15(a).

“Extension Offer” shall have the meaning provided in Section 2.15(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer of the Borrower or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations (rounded upwards, if necessary to the next 1/100th of 1%) for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Fiscal Quarter” shall mean, for any Fiscal Year, the fiscal quarters of the Borrower ending on or about the last Sunday in April, July and October of such Fiscal Year (it being understood that the first and second fiscal months of each such fiscal quarter are 4 weeks long and that the third fiscal month of each such fiscal quarter is 5 weeks long) and on the last Sunday in January of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower ending on the last Sunday in January of each calendar year.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, defined benefit retirement income or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Pledge Agreement” shall have the meaning provided in Section 8.12(e).

“Foreign Restructuring Transactions” shall mean, collectively, any or all of the following transactions:  (i) the creation by the Borrower and its Wholly-Owned Subsidiaries of one or more Wholly-Owned Foreign Subsidiaries (including the Bermuda Subsidiary and the Dutch Subsidiary), (ii) the contribution or transfer by the Borrower of 100% of the Equity Interests of Semtech International to a Wholly-Owned Foreign Subsidiary of the Borrower which, in turn, may contribute all such Equity Interests to any other Wholly-Owned Foreign Subsidiary of the Borrower, (iii) the merger, amalgamation or consolidation of any Wholly-Owned Foreign Subsidiary of the Borrower with any other Wholly-Owned Foreign Subsidiary of the Borrower, (iv) the redemption by the Dutch Subsidiary of Equity Interests issued by MergerCo pursuant to the transactions described in clause (ii) of Section 9.05(xvii) in exchange for an Intercompany Loan issued by MergerCo (or its successor) to the Dutch Subsidiary (the “Canadian Intercompany Loan”), (v) the contribution or transfer of the Intercompany Note evidencing the Canadian Intercompany Loan by the Dutch Subsidiary to the Bermuda Subsidiary which, in turn, may contribute the Canadian Intercompany Loan to the Borrower or any Subsidiary Guarantor, (vi) (x) the entry by the Borrower and the Bermuda Subsidiary into the Forward Subscription Agreement, (y) the entry by the Bermuda Subsidiary and the Dutch Subsidiary into a forward subscription agreement, and (z) the entry by the Dutch Subsidiary and MergerCo (or its successor) into a forward subscription agreement (it being understood and agreed that the forward subscription agreements referenced in preceding sub-clauses (y) and (z) shall be substantially identical in all material respects to the Forward Subscription

Agreement) and (vii) certain other intercompany transactions reasonably acceptable to the Administrative Agent that are not otherwise prohibited by this Agreement.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“Forward Subscription Agreement” shall mean a forward subscription agreement to be entered into by the Borrower and the Bermuda Subsidiary at the time that the Foreign Restructuring Transactions are consummated pursuant to which the Borrower shall be required to purchase additional shares of capital stock of the Bermuda Subsidiary on each date on which MergerCo (or its successor) is required to make a principal or interest payment to the Borrower in respect of the Canadian Intercompany Loan, and with all of the terms and conditions of such forward subscription agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 2.14, 2.16(a), 4.02(d), 8.15 and 9, including defined terms as used therein, and for all purposes of determining the Total Leverage Ratio and the Interest Expense Coverage Ratio, are subject (to the extent provided therein) to Section 12.07(a).

“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” shall mean the guaranty of the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement” shall have the meaning provided in Section 5.10.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower with assets with an aggregate Fair Market Value of less than $1,000,000.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(c) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule 1.01(a) (as modified in accordance with Section 2.14) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated pursuant to Section 3.02 or 10.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit C (appropriately completed) executed in accordance with Section 2.14.

“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on an Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions on any such date:  (i) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Incremental Term Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments then provided had been incurred, and the proceeds of such Incremental Term Loans had been applied, on any such date) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); (ii) the Borrower shall be in compliance with Sections 9.08 and 9.09, in each case determined on a Pro Forma Basis as of the last day of the Calculation Period most recently ended on or prior to the respective Incremental Term Loan Borrowing Date and assuming that Incremental Term Loans in an aggregate principal amount equal to the aggregate Incremental Term Loan Commitments then being provided were incurred on the first day of (and had remained outstanding throughout) such Calculation Period (but assuming, for purposes of determining pro forma compliance with Section 9.09 for such Calculation Period, that the maximum Total Leverage Ratio permitted pursuant to such Section 9.09 for such Calculation Period was the lower of (x) 0.25:1.00 below the Total Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 9.09 and (y) 2.00:1.00; (iii) the delivery by the Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (i) and (ii) and containing the calculations (in reasonable detail) required by preceding clause (ii); (iv) the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.05 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (v) the delivery by the Borrower to the Administrative Agent of such officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request; and (vi) the completion by the Borrower and the other Credit Parties by such date of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Term Loan Commitments.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates or the amount of indebtedness secured by the property, whichever is less), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person with respect to Indebtedness described in preceding clauses (i) through (v) and succeeding clauses (vii) and (viii), (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accounts payable, contract termination fees, accrued expenses and deferred tax and other credits incurred by any Person, in each case in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Term Loans occurs hereunder.

“Intercompany Loans” shall have the meaning provided in Section 9.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit K (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that for purposes of  determining the Incremental Term Loan Commitment Requirements and any

calculation of the Interest Expense Coverage Ratio pursuant to Sections 2.14(a), 2.16(a), 8.15(a), 9.03(x), 9.04(xiv), 9.05(xxi) and 9.10(iv) only, (i) Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“IP Rights” shall mean trademarks, service marks, trade names, copyrights, patents and other intellectual property rights.

“IRS” shall mean the United States Internal Revenue Service.

“Lead Arranger” shall mean Jefferies Finance LLC, in its capacity as Lead Arranger and Book Runner, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14 or 12.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority after the Initial Borrowing Date, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii); provided that, the term “Lender Default” shall also include, as to any Lender, any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority after the Initial Borrowing Date.

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the higher of (i) (a) the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (x) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (y) if Reuters Screen LIBOR01 shall at any time no longer exist, the “LIBO Rate” shall be, with respect to each day during each Interest Period pertaining to LIBOR Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such LIBOR Borrowing to be outstanding during such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), and (ii) (x) with respect to B Term Loans only, 1.00% per annum and (y) with respect to any Tranche of Incremental Term Loans or Extended Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement or Extension Offer, as the case may be.

“LIBOR Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Term Loan Commitments with respect thereto were terminated.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of the Borrower or the Credit Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Term Loans, the A Term Loan Maturity Date, the B Term Loan Maturity Date or each Incremental Term Loan Maturity Date, as the case may be; provided that, with respect to any Tranche of Extended Term Loans, the Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Maximum Incremental Term Loan Commitment Amount” shall mean, at any date of determination, the remainder of (a) $150,000,000 minus (b) the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.14 prior to such date.

“Maximum Rate” shall have the meaning provided in Section 12.19.

“MergerCo” shall mean Semtech Canada Inc., a corporation existing under the laws of the Province of Ontario and a Wholly-Owned Subsidiary of the Borrower.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Minimum Liquidity Condition” shall mean that the sum of (x) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries at such time plus (y) the aggregate amount of unutilized commitments under any Permitted Revolving Facility at such time (but only to the extent that loans may be incurred at such time thereunder up to the amount of such unutilized commitments) shall equal or exceed $50,000,000.

“Minimum Tranche Amount” shall have the meaning provided in Section 2.15(b).

“MNPI” shall mean material non-public information with respect to the Borrower or its Subsidiaries, or their respective securities.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgage Policy” shall mean a lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned or, to the extent required by Section 8.12, leased by the Borrower or any Subsidiary Guarantor which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a repayment of Term Loans pursuant to Section 4.02(b) or (e), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event and, in the case of a Recovery Event, net of the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective property or assets destroyed, damaged or taken underlying such Recovery Event.

“Net Equity Proceeds” shall mean, with respect to each sale or issuance by the Borrower of its Equity Interests permitted to be issued by it under this Agreement after the Initial Borrowing Date (other than any sales or issuances to any Subsidiary of the Borrower or to any employee, director, officer or consultant of the Borrower or any of its Subsidiaries), the cash proceeds received by the Borrower therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith).

“Net Equity Proceeds Amount” shall mean, at any time, an amount equal to the aggregate Net Equity Proceeds received by the Borrower after the Initial Borrowing Date which are used solely to fund a Permitted Acquisition pursuant to Section 8.15(a)(vii) or to fund Capital Expenditures pursuant to Section 9.07(f), with the Net Equity Proceeds Amount to be immediately reduced by (i) the amount of any such Permitted Acquisitions made with Net Equity Proceeds and (ii) the amount of any such Capital Expenditures made with Net Equity Proceeds.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of:

(i)            reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom);

(ii)           payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 45 days after, the date of such sale or other disposition;

(iii)          the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold or otherwise disposed of; and

(iv)          the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the Fiscal Year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition;

provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 520 Madison Avenue, New York, New York 10022, Attention: Account Officer — Semtech Corporation, or

such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including any interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fees or expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law), and guarantees of the foregoing amounts.

“OFAC” shall have the meaning provided in Section 7.22.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Participant Register” shall have the meaning provided in Section 12.04(e).

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Office” shall mean the office of the Administrative Agent located at 520 Madison Avenue, New York, New York 10022 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Acquired Debt” shall have the meaning provided in Section 9.04(vii).

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such

Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Subsidiary of the Borrower (so long as a Wholly-Owned Subsidiary of the Borrower is the surviving Person and, if either such Person is a Subsidiary Guarantor, such surviving Person also shall be a Subsidiary Guarantor)), provided that (in each case):

(A)                               the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash, Borrower Common Stock, Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04;

(B)                               in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, (1) such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition and (2) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Persons that are not Wholly-Owned Subsidiaries and which are held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries);

(C)                               the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.13;

(D)                               the Board of Directors (or equivalent governing body) of the respective Acquired Entity or Business shall have approved such Permitted Acquisition; and

(E)                                all requirements of Sections 8.15, 9.02 and 9.14 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due, (ii) easements, right-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness, not individually or in the aggregate materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and not individually or in the aggregate materially impairing the value or marketability of such Mortgaged Property, and (iii) such additional exceptions to title (other than those described in clauses (i) and (ii)) as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund any Existing Indebtedness listed on Schedule 7.21, Permitted

Acquired Debt, or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs and fees, commissions and expenses incurred in connection with such extension, renewal, refinancing, replacement or refunding), unless (for the avoidance of doubt) such increase is otherwise expressly permitted under a separate sub-clause of Section 9.04 or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding, and (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced or refunded.

“Permitted Revolving Credit Facility”  shall mean any revolving credit facility of the Borrower, as such revolving credit facility may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided that (i) no such revolving credit facility (or the obligations thereunder) shall be guaranteed by any Person other than a Subsidiary Guarantor, (ii) no such revolving credit facility (or the obligations thereunder) shall be secured by any assets of any Person other than Collateral securing the Obligations and such security may rank pari passu with (but not senior to) the respective Liens created pursuant to the Security Documents and shall be subject to the terms of the RCF Intercreditor Agreement, (iii) no such revolving credit facility shall be subject to any scheduled amortization, scheduled commitment reduction, mandatory redemption or commitment reduction, mandatory repayment or mandatory prepayment or similar payment or have a final maturity date, in either case prior to the latest Maturity Date then in effect on the effective date of such revolving credit facility (other than, in each case, mandatory prepayments to the extent the extensions of credit under such revolving credit facility exceed the commitments thereunder, acceleration rights and rights to terminate commitments after an event of default thereunder) and (iv) the terms of such revolving credit facility (including, without limitation, all covenants, defaults, guaranties, collateral and remedies, but excluding interest rate and customary fees), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower and its Subsidiaries under this Agreement and the other Credit Documents, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least ten Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the effective date of such revolving credit facility, together with a reasonably detailed description of the material terms and conditions of such revolving credit facility or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement.

“Permitted Revolving Credit Facility Documents” shall mean, on and after the execution and delivery thereof, each loan agreement, guaranty, security document, note and other document relating to the Permitted Revolving Credit Facility, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or

Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA affiliate).

“Post-Acquisition Distributions” shall mean (i) the transfer of Equity Interests in certain of the Target’s (or its successor’s) Subsidiaries to the Borrower or any Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary and (ii) the subsequent transfer of Equity Interests in certain of such Subsidiaries by the Borrower or any such Subsidiary Guarantor to any Wholly-Owned Foreign Subsidiary of the Borrower so long as, in either case, the end result therefrom is that no Domestic Subsidiary of the Borrower shall be a direct or indirect Subsidiary of a Foreign Subsidiary of the Borrower.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Lending Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Lending Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition or a Significant Investment) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition, any Significant Investment or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition, any other Significant Investment or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Significant Investment or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions or Significant Investments) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 8.15) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 8.15);

(ii)                                  all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii)                               in making any determination of Consolidated EBITDA on a Pro Forma Basis, (x) pro forma effect shall be given to any Permitted Acquisition, any Significant Investment or any Significant Asset Sale if effected during the respective Calculation Period or Test Period and including any use of proceeds thereof and repayments or changes thereto (and thereafter, in the case of projections pursuant to Section 8.15) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and (y) in the case of any Permitted Acquisition, effect shall be given to any pro forma adjustments that are appropriate, in the reasonable determination of an Authorized Officer of the Borrower as set forth in an officer’s certificate delivered to the Administrative Agent, to reflect the cost savings, other operating improvements and synergies that are factually supportable and identifiable and projected in good faith to be realized as a result of such Permitted Acquisition (including the termination or discontinuance of activities constituting such business) (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized at the beginning of such Calculation Period or Test Period, as applicable), net of actual benefits realized during such period from such actions to the extent already included in Consolidated EBITDA for such period, provided that (I) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (II) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are reasonably anticipated by the Borrower to be realized within 12 months and (III) the aggregate adjustment pursuant to this clause (y) so permitted in any Test Period or Calculation Period, as applicable, shall not exceed 10% of Consolidated EBITDA for such Test Period or Calculation Period, as applicable (determined before giving effect to any adjustment thereto pursuant to this clause (y)); and

(iv)                              in the case of any Permitted Acquisition, Significant Investment, Significant Asset Sale or incurrence or issuance of Incremental Term Loans or Specified Permitted Indebtedness to be consummated prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ending closest to April 30, 2012, any calculation of compliance required to be made on a “Pro Forma Basis” shall use the covenant levels applicable to the Test Period ending closest to April 30, 2012 set forth in Section 9.08 or 9.09, as the case may be.

“Projections” shall mean the financial projections that are contained in the Confidential Information Memorandum.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (x) do not provide for any mandatory put, redemption, repayment, sinking fund or other similar mandatory event prior to the one year anniversary of the latest Maturity Date then in effect, (y) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of the Borrower or any of its Subsidiaries and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Initial Borrowing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“RCF Intercreditor Agreement” shall have the meaning provided in Section 9.01(xviii).

“Recipient” shall mean (a) the Administrative Agent, and (b) any Lender, as applicable.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or cash condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03 (other than on account of any (x) business interruption insurance policy, (y) directors’ or officers’ (or similar) liability insurance policy or (z) any other liability insurance policy).

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Repricing Event” shall mean (i) any prepayment or repayment of B Term Loans with the proceeds of, or any conversion of B Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the B Term Loans (as such comparative yields are determined by the Administrative Agent in its commercially reasonable judgment) and (ii) any amendment or other modification or waiver to this Agreement which effectively reduces the “effective yield” (as determined by the Administrative Agent in its commercially reasonable judgment) applicable to the B Term Loans. Any such determination by the Administrative Agent as contemplated by preceding clauses (i) and (ii) shall be conclusive and binding on the Borrower and all Lenders holding B Term Loans, absent manifest error.  The Administrative Agent shall not have any liability to any Person with respect to such determination.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans of Non-Defaulting Lenders.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or the Liens created thereunder), (ii) are subject to any Liens in favor of any Person other than (x) the Collateral for the benefit of the Secured Creditors and (y) the agents and lenders under the Permitted Revolving Credit Facility or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled A Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(i).

“Scheduled A Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(i).

“Scheduled B Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled B Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Extended Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(iv).

“Scheduled Extended Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(iv).

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(iii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(iii).

“Scheduled Term Loan Repayment” shall mean each Scheduled A Term Loan Repayment, each Scheduled B Term Loan Repayment, each Scheduled Incremental Term Loan Repayment and/or each Scheduled Extended Term Loan Repayment, as the context may require.

“Scheduled Term Loan Repayment Date” shall mean each Scheduled A Term Loan Repayment Date, each Scheduled B Term Loan Repayment Date, each Scheduled Incremental Term Loan Repayment Date and/or each Scheduled Extended Term Loan Repayment Date, as the context may require.

“SEC” shall have the meaning provided in Section 8.01(g).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document, each Foreign Pledge Agreement and any other documents granting (or purporting to grant) a Lien upon the assets or property of a Credit Party as security for payment of the Obligations.

“Semtech International” shall mean Semtech (International) AG, a Wholly-Owned Subsidiary of the Borrower organized under the laws of Switzerland.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $1,000,000.

“Significant Investment” shall mean each Investment or series of related Investments of at least $1,000,000 made pursuant to Section 9.05(xx) or (xxi).

“Specified Acquisition Agreement Representations” shall mean those representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders or the Administrative Agent, but only to the extent that the Borrower or its applicable Affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or modification thereto).

“Specified Permitted Debt Document” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, guaranty and other document relating to each incurrence or issuance of Specified Permitted Indebtedness, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Specified Permitted Indebtedness” shall mean any unsecured Indebtedness of the Borrower, which may be guaranteed on an unsecured basis by one or more Subsidiary Guarantors, all of the terms and conditions of which satisfy the requirements of Section 9.04(xiv), as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Specified Representations” shall mean the representations and warranties set forth in Sections 7.01(i), 7.02 (as it relates to the Credit Documents only), 7.03 (as it relates to the execution, delivery, performance and compliance with the Credit Documents only), 7.05(c), 7.08(c), 7.11, 7.16(i) and 7.23.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower designated as a “Subsidiary Guarantor” on Schedule 7.14 which has executed the Guaranty and Collateral Agreement or has become a party thereto by executing a joinder thereto, whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date, unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Syndication Date” shall mean the earlier of (x) the date 90 days after the Initial Borrowing Date and (y) that date upon which a “Successful Syndication” (as such term is defined in the Fee Letter, dated January 23, 2012, by and between the Borrower and Jefferies Finance LLC, as amended, supplemented or otherwise modified from time to time) is achieved.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall mean Gennum Corporation, a corporation existing under the laws of the Province of Ontario.

“Target Material Adverse Effect” shall mean a fact or state of facts, circumstance, change, effect, occurrence or event that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the financial condition, business, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or affairs of the Target and its Subsidiaries, taken as a whole, except for any such fact, state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (a) any change in Canadian generally accepted accounting principles applicable to public companies at the relevant time applied on a consistent basis, which, for greater certainty, includes International Financial Reporting Standards from and after adoption by the Target, or changes in regulatory accounting requirements applicable to the semiconductor or the IP licensing industries; (b) the Target’s transition to or application of International Financial Reporting Standards; (c) any adoption, proposal, implementation or change in applicable law or interpretations thereof by any governmental entity; (d) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (e) any change generally affecting the semiconductor industry in which the Target operates; (f) the execution, announcement or performance of the Acquisition Agreement or consummation of the transactions contemplated thereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Target or any of its Subsidiaries with any of their customers, employees, shareholders, financing sources, vendors, distributors, partners or suppliers arising as a direct consequence of same; (g) any natural disaster; (h) any change in the market price or trading volume of the securities of the Target (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Target Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the Target trade; (i) the failure of the Target in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Target Material Adverse Effect has occurred); (j) any actions taken (or omitted to be taken) at the written request or with the written consent of the Borrower or MergerCo; or (k) any action taken by the Target or any of its Subsidiaries which is required pursuant to the Acquisition Agreement (as in effect on the date hereof) (including, but not limited to any steps taken pursuant to Section 5.5 of the Acquisition Agreement (as in effect on the date hereof) to obtain the regulatory approvals required to consummate the transactions contemplated by the Acquisition Agreement); provided, however, that with respect to preceding clauses (a), (c), (d), (e) and (g), such matter does not have a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the semiconductor industry in which the Target operates. References in certain sections of the Acquisition Agreement to Canadian dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Target Material Adverse Effect has occurred.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Term Loan” shall mean each A Term Loan, each B Term Loan, each Incremental Term Loan and each Extended Term Loan.

“Term Loan Commitment” shall mean any of the commitments of any Lender, i.e., an A Term Loan Commitment, a B Term Loan Commitment or an Incremental Term Loan Commitment.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Term Note” shall mean each A Term Note, each B Term Note, each Incremental Term Note and each Extended Term Note.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes the Fiscal Quarter ending closest to April 29, 2012 and any Fiscal Quarter prior thereto, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Total Leverage Ratio and the Interest Expense Coverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” or “Interest Expense Coverage Ratio”, as the case may be, contained herein shall be made to the extent applicable.  If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended May 1, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $46,536,936, and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,406,250, (ii) includes the Fiscal Quarter of the Borrower ended July 31, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $50,774,740, and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,406,250, (iii) includes the Fiscal Quarter of the Borrower ended October 30, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $52,845,322, and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,406,250, (iv)  includes the Fiscal Quarter of the Borrower ended January 29, 2012, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $34,824,750, and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,406,250 and (v) includes the Fiscal Quarter of the Borrower ending closest to April 29, 2012, (x) Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for such Fiscal Quarter calculated on a pro forma basis as if the Transactions had occurred on May 2, 2011, and (y) Consolidated Interest Expense shall be deemed to be the sum of actual Consolidated Interest Expense for the period from and including the Initial Borrowing Date to and including the last day of such Fiscal Quarter plus an amount equal to $3,406,250 multiplied by a fraction the numerator of which is the number of days in said Fiscal Quarter to but excluding the Initial Borrowing Date and the denominator of which is the number of days in said Fiscal Quarter; provided that further adjustments may be made on Pro Forma Basis to the amounts specified above to the extent provided herein.

“Total A Term Loan Commitment” shall mean, at any time, the sum of the A Term Loan Commitments of each of the Lenders at such time.

“Total B Term Loan Commitment” shall mean, at any time, the sum of the B Term Loan Commitments of each of the Lenders at such time.

“Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of determining the Incremental Term Loan Commitment Requirements and any calculation of the Total Leverage Ratio pursuant to Sections 2.14(a), 2.16(a), 8.15(a), 9.03(x), 9.04(xiv), 9.05(xxi) and 9.10(iv) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Term Loan Commitment” shall mean, at any time, the sum of the A Term Loan Commitments, the B Term Loan Commitments and the Incremental Term Loan Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Term Loans hereunder, with there being two separate Tranches on the Effective Date, i.e., A Term Loans and B Term Loans. In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Initial Borrowing Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14. Furthermore, after giving effect to an Extension pursuant to Section 2.15, any Extended Term Loans shall constitute a separate Tranche of Term Loans from which they were converted.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (iii) the incurrence of Term Loans on the Initial Borrowing Date and the use of proceeds thereof and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided to such term in Section 4.04(f).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment (including payment at maturity) of such Indebtedness multiplied by (ii) the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

1.02.                     Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)                          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                            Amount and Terms of Credit.

2.01.                     The Term Loan Commitments.  (a) Subject to and upon the terms and conditions set forth herein, each Lender with an A Term Loan Commitment severally agrees to make a term loan or term loans (each, an “A Term Loan” and, collectively, the “A Term Loans”) to the Borrower, which A Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all A Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the A Term Loan Commitment of such Lender on the Initial Borrowing Date.  Once repaid, A Term Loans incurred hereunder may not be reborrowed.

(b)                                 Subject to and upon the terms and conditions set forth herein, each Lender with a B Term Loan Commitment severally agrees to make a term loan or term loans (each, a “B Term Loan” and, collectively, the “B Term Loans”) to the Borrower, which B Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all B Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B Term Loan Commitment of such Lender on the Initial Borrowing Date.  Once repaid, B Term Loans incurred hereunder may not be reborrowed.

(c)                                  Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date. Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

2.02.                     Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Term Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of LIBOR Loans in the aggregate for all Tranches of Term Loans (or such greater number as may be acceptable to the Administrative Agent in its sole discretion).

2.03.                     Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Term Loans being incurred pursuant to such Borrowing shall constitute A Term Loans, B Term Loans or Incremental Term Loans and, if Incremental Term Loans, the specific Tranche thereof and (iv) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Term Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                                 Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Term Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Term Loans, as the case may be, absent manifest error.

2.04.                     Disbursement of Funds.  No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Term Loan Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to the Initial Borrowing Date, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of

Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05.       Term Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced (i) in the case of A Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “A Term Note” and, collectively, the “A Term Notes”), (ii) in the case of B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “B Term Note” and, collectively, the “B Term Notes”), (iii) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”) and (iv) in the case of Extended Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each an “Extended Term Note” and, collectively, the “Extended Term Notes”).

(b)           Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Term Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans.

(c)                                  Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Term Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Term Notes.  No failure of any Lender to request or obtain a Term Note evidencing its Term Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Term Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Term Note to evidence any of its Term Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Term Note in the appropriate amount or amounts to evidence such Term Loans.

2.06.                     Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Term Loans into a Borrowing (of the same Tranche) of another Type of Term Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07.                     Pro Rata Borrowings.  All Borrowings of A Term Loans, B Term Loans and Incremental Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their A Term Loan Commitments, B Term Loan Commitments or applicable Incremental Term Loan Commitments, as the cay may be.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08.                     Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)                                 The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c)                                  Notwithstanding anything to the contrary above, (i) upon the occurrence and during the continuance of an Event of Default, each Term Loan shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Term Loans from time to time and (ii) without duplication of any amounts payable under preceding clause (i), (x) overdue principal or overdue fees under Section 3.01(c) and, to the extent permitted by law, overdue interest in respect of each Term Loan, shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Term Loans from time to time and (y) all overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate applicable to A Term Loans that are maintained as Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)                         Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                          Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.                     Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if approved by each Lender with Term Loans and/or Term Loan Commitments under the relevant Tranche, nine or twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month, provided that (in each case):

(i)                                     all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)                                  the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)                               if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)                                 unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)                              no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond the Maturity Date for such Tranche of Term Loans.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.                     Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                                     on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, including:  (A) any such change subjecting any Recipient to any Taxes (other than (i) Indemnified Taxes, and (ii) Excluded Taxes or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent withdraws such notice (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                         At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)                          If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d)                         Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(e)                          Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

2.11.                     Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Term Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Term Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12.                     Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13.                     Replacement of Lenders.  (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower shall have the right, in accordance with Section 12.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(a)                                 at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Term Loan Commitments and outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender, and (B) an amount equal to all accrued, but theretofore unpaid, Fees (if any) owing to the Replaced Lender pursuant to Section 3.01; and

(b)                                 all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Term Note or Term Notes executed by the

Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14.                     Incremental Term Loan Commitments.  (a)  The Borrower shall have the right (in consultation and coordination with the Administrative Agent) to request, at any time after the Syndication Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments, and all Incremental Term Loans to be made pursuant thereto, shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least $5,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $5,000,000 in excess thereof (or such other integral multiple as may be acceptable to the Administrative Agent), (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.14 and the aggregate principal amount of all Incremental Term Loans to be made pursuant thereto shall not exceed the Maximum Incremental Term Loan Commitment Amount at such time, (vi) the up-front fees, original issue discount, and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower and each such Incremental Term Loan Lender, (vii) except to the extent permitted by Section 2.14(c), each Tranche of Incremental Term Loans shall (A) have an Incremental Term Loan Maturity Date of no earlier than the B Term Loan Maturity Date, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the B Term Loans and (C) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans; provided that, if the Applicable Margins for such Tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans and any LIBO Rate floor or Base Rate floor applicable to such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans) determined as of the initial funding date for such Tranche of Incremental Term Loans exceeds the Applicable Margins (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount (amortized over four years) originally payable to all Lenders providing the B Term Loans or any Incremental Term Loans theretofore incurred and any LIBO Rate floor or Base Rate floor applicable to the B Term Loans or such Incremental Term Loans) relating to the B Term Loans and then outstanding by more than 0.50%, then the Applicable Margins relating to the B Term Loans and then outstanding shall be adjusted to be equal to the Applicable Margins (determined as provided above)

relating to such Tranche of Incremental Term Loans minus 0.50%, (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 7.08(b), (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the A Term Loans, B Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 2.14(c) are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty, and (xi) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(c) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.

(b)           At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, the Borrower, each other Credit Party, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitments provided therein (and the making of the respective Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any Affiliate thereof)), (x) all Incremental Term Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.14 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 1.01(a) shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.05.

(c)           Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i)            the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added; provided, however, if the up-front fees and/or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to each Incremental Term Loan Lender providing such Tranche of Incremental Term Loans exceeds the up-front fees and/or original issue discount (amortized over the shorter of (x) the life of such Tranche of Term Loans and (y) four years) originally payable to the Lenders that provided the Tranche of Term Loans to which such Incremental Term Loans are to be added by more than 0.50%, then the Applicable Margins for such Tranche of Term Loans shall be increased as, and to the extent, necessary to eliminate any such deficiency in excess of 0.50%;

(ii)           the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans proportionately); and

(iii)          on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBOR Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Loans of the respective Tranche and which will end on the last day of such Interest Period).  In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding LIBOR Loans during an existing Interest Period on such basis as may be agreed by the Borrower, the Administrative Agent and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

2.15.       Extension of Term Loans.  (a)  Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.15, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders with Term Loans under the same Tranche with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Tranche with a like Maturity Date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time following the Initial Borrowing Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans of such Tranche and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension” and any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii)           except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest Maturity Date then in effect);

(iii)          the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date then in effect hereunder and the amortization schedule applicable to Extended Term Loans pursuant to Section 4.02(a) for periods prior to the initial Maturity Date for the Tranche of Term Loans from which they were converted may not be increased from the amounts in effect prior to any such Extension;

(iv)          the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(v)           any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi)          if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders with Term Loans shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii)         all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(viii)        the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent;

(ix)          no more than two Extensions may be effected in respect of Term Loans (unless the Administrative Agent agrees to a higher number); and

(x)           the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension, (y) (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the applicable date of such Extension (it being understood and agreed that (a) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (b) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date) and (z) the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.

In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer.  Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer.  The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Section 4.01, 4.02, 12.02 or 12.06) and (ii) no Tranche of Extended Term Loans shall be in an amount of less than $25,000,000 (the “Minimum Tranche Amount”) (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent).  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15, provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c)           The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower (and the other applicable Credit Parties) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to establish new Tranches, Loans or Commitments in respect of Term Loans so extended and/or established and such technical and conforming amendments as may be necessary in connection with the Extension and/or establishment of such new Tranches, Loans or commitments related thereto in each case on terms consistent with this Section 2.15.  Without limiting the foregoing, in connection with any Extensions, the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby authorized to amend) any Mortgage that has a Maturity Date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least 15 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

2.16.       Reverse Dutch Auction Repurchases.  (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the Initial Borrowing Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction” and each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.16 and Schedule 2.16;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii)          the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent) and the offered purchase price shall be at a discount to par;

(iv)          the Borrower shall be in compliance, on a Pro Forma Basis, with Sections 9.08 and 9.09 for the Calculation Period most recently ended prior to the date of the respective purchase of Term Loans pursuant to such Auction;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi)          no more than one Auction may be ongoing at any one time;

(vii)         no more than three Auctions may be effected in any twelve month period (unless a higher number is agreed to by the Administrative Agent);

(viii)        each Auction shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis;

(ix)          the Borrower represents and warrants that, as of the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction, no Credit Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) would reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction;

(x)           the Minimum Liquidity Condition has been satisfied at such time and immediately after giving effect to the purchase of Term Loans pursuant to such Auction; and

(xi)          at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (ii), (iv), (ix) and (x) (and containing the calculations (in reasonable detail) required by preceding clauses (iv) and (x)).

(b)           The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction.  If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.16, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to, but not including (if paid prior to 12:00 Noon (New York City time) the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Sections 4.01, 4.02, 12.02 or 12.06) (although the par principal amount of Term Loans of the respective Tranche so purchased pursuant to this Section 2.16 shall be applied to reduce the remaining Scheduled Repayments of such Tranche of Term Loans of the applicable Lenders being repaid on a pro rata basis).

(c)           The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.16 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4.01, 4.02, 12.02 and 12.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.16 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 2.16 or result in a Default or an Event of Default as a result of the Auction or purchase of Term Loans pursuant to this Section 2.16.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Sections 11 and 12.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 3.         Fees; Reductions of Term Loan Commitments.

3.01.  Fees.  (a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(b)           The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 2.14.

(c)           At the time of the effectiveness of any Repricing Event that is consummated on or prior to the first anniversary of the Initial Borrowing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with B Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event described in clause (i) of the definition thereof, the aggregate principal amount of all B Term Loans prepaid or converted in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all B Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event.  Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

3.02.       Mandatory Reduction of Term Loan Commitments.  (a)  The Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on May 31, 2012, unless the Initial Borrowing Date has occurred on or prior to such date.

(b)        In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Total A Term Loan Commitment

(and the A Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of A Term Loans on such date).

(c)         In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Total B Term Loan Commitment (and the B Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of B Term Loans on such date).

(d)        In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Total Incremental Term Loan Commitment under a given Tranche shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

SECTION 4.         Prepayments; Payments; Taxes.

4.01.       Voluntary Prepayments. (a)  The Borrower shall have the right to prepay the Term Loans, without premium or penalty (except as set forth in Section 2.11, clause (vi) of this Section 4.01(a), any Incremental Term Loan Commitment Agreement or any Extension Offer), in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether A Term Loans, B Term Loans, Incremental Term Loans under a given Tranche or Extended Term Loans under a given Tranche shall be prepaid, the amount of such prepayment and the Types of Term Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; (iv) except as otherwise permitted by Section 2.15 with respect to any Tranche of Extended Term Loans or by Section 2.16, each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 4.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; (v) except as otherwise permitted by Section 2.15 with respect to any Tranche of Extended Term Loans or pursuant to Section 2.16, each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(a) shall be applied (I) first, to reduce the first eight immediately succeeding Scheduled Term Loan Repayments of such Tranche of Term Loans (after giving effect to all prior reductions thereto) as of the date of the respective payments pursuant to this Section 4.01(a) in direct order of maturity and (II) second, to the extent in excess thereof, on a pro rata basis to the remaining Scheduled Term Loan Repayments of such Tranche of Term Loans (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto); and (vi) any prepayment of B Term Loans made on or prior to the one year anniversary date of the Initial Borrowing Date in connection with a Repricing Event shall be accompanied by the payment of the fee described in Section 3.01(c).

(b)           In the

event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Term Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto.

4.02.       Mandatory Repayments.

(a)        (i)  In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled A Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of A Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 2.16, 4.01(a), 4.01(b) or 4.02(f) or (y) increased as provided in Section 2.14(c), a “Scheduled A Term Loan Repayment”):

Scheduled A Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2012	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2012	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2013	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2013	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2013	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2013	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2014	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2014	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2014	$5,000,000

Scheduled A Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2014	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2015	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2015	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2015	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2015	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2016	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2016	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2016	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2016	$5,000,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2017	$5,000,000

A Term Loan Maturity Date	$5,000,000

(ii)           In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled B Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of B Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 2.16, 4.01(a), 4.01(b) or 4.02(f) or (y) increased as provided in Section 2.14(c), a “Scheduled B Term Loan Repayment”):

Scheduled B Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2012	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2012	$625,000

Scheduled B Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2013	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2013	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2013	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2013	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2014	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2014	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2014	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2014	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2015	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2015	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2015	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2015	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2016	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to April 30, 2016	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to July 31, 2016	$625,000

The last Business Day of the Borrower’s Fiscal Quarter ending closest to October 31, 2016	$625,000

Scheduled B Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s Fiscal Quarter ending closest to January 31, 2017	$625,000

B Term Loan Maturity Date	$238,125,000

(iii)          In addition to any other mandatory repayments pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 2.16, 4.01(a), 4.01(b) or 4.02(f) or (y) increased as provided in Section 2.14(c), a “Scheduled Incremental Term Loan Repayment”).

(iv)          In addition to any other mandatory repayments pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each Tranche of Extended Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Extended Term Loans on the dates and in the principal amounts set forth in the respective Extension Offer (each such date, a “Scheduled Extended Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 2.16, 4.01(a), 4.01(b) or 4.02(f) or (y) increased as provided in Section 2.14(c), a “Scheduled Extended Term Loan Repayment”).

(b)        In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Effective Date), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g).

(c)         In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to acquire assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 9.13 (x) within 360 days following the date of such Asset Sale or (y) if the Borrower or a Subsidiary thereof enters into a legally binding commitment to use such Net Sale Proceeds before the expiration of the 360-day period referred to in preceding clause (x), within 90 days after the end of such 360-day period, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(c) are not so reinvested within such 360-day period (as such period may be extended as permitted above)(or, in either case, such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(c) without regard to the preceding proviso.

(d)        In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (if positive) of (A) the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (B) the aggregate principal amount of voluntary prepayments of Term Loans made pursuant to Section 4.01 (other than any payments made pursuant to Section 2.16 or any Auction) during the relevant Excess Cash Flow Payment Period to the extent (and only to the extent) made with internally generated funds of the Borrower or any of its Subsidiaries, shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g).

(e)         In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $1,000,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower has (x) delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended) or (y) if the Borrower or a Subsidiary thereof has entered into a legally binding commitment to use such Net Cash Proceeds to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid before the expiration of the 360-day period referred to in preceding clause (x), within 90 days after the end of such 360-day period, and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 360 days after the date of the receipt of such Net Cash Proceeds (as such date may be extended as permitted above)(or, in either case, such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(e) without regard to the immediately preceding proviso.

(f)         Except as permitted in Section 2.15 with respect to any Tranche of Extended Term Loans, each amount required to be applied pursuant to Sections 4.02(b), (c), (d) and (e) in accordance with this Section 4.02(f) shall be applied to repay the outstanding principal amount of each Tranche of Term Loans, with each Tranche of Term Loans to receive its Term Loan Percentage of the amount of each such repayment.  Except as permitted in Section 2.15 with respect to any Tranche of Extended Term Loans, each repayment of any Tranche of Term Loans pursuant to this Section 4.02(f) shall be applied (I) first, to reduce the first eight immediately succeeding Scheduled Term Loan Repayments of the respective Tranche of Term Loans (after giving effect to all prior reductions thereto) as of the date of the respective payments pursuant to this Section 4.02(f) in direct order of maturity and (II) second, to the extent in excess thereof, on a pro rata basis to the remaining Scheduled Term Loan Repayments of such Tranche of Term Loans (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto).

(g)         With respect to each repayment of Term Loans required by this Section 4.02, the Borrower may designate the Types of Term Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that: (i) repayments of LIBOR Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all

Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(h)        In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Term Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Term Loans.

4.03.       Method and Place of Payment.  (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Term Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b)        All payments made by the Borrower hereunder and under any Term Note will be made without setoff, counterclaim or other defense.

4.04.       Taxes.

(a)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)         Indemnification by the Borrower.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising there from or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the

Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)         Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)         Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s judgment such completion, execution or submission would subject such Recipient to any material cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document,

executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is an entity treated as a partnership for U.S. federal income tax purposes and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form or documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the appropriate Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a refund for any Taxes, (x) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax refund with respect to which such Lender has made a payment to the Credit Party pursuant to this Section 4.04(g) shall be treated as an Indemnified Tax for which the Credit Party is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, and (y) nothing in this Section 4.04(g) shall require the Lender to disclose any confidential information to a Credit Party (including, without limitation, its tax returns); and (z) no Lender shall be required to pay any amounts pursuant to this Section 4.04(g) at any time which a Default or Event of Default exists.

(h)           Survival. Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5.         Conditions Precedent to Term Loans on the Initial Borrowing Date.

The obligation of each Lender to make Term Loans on the Initial Borrowing Date is subject at the time of the making of such Term Loans to the satisfaction of the following conditions:

5.01.       Effective Date; Term Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate A Term Note and/or B Term Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02.       Notice of Borrowing.  Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

5.03.       Representations and Warranties.  At the time of the making of each Term Loan on the Initial Borrowing Date and also after giving effect thereto, all Specified Representations and all Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Initial Borrowing Date (it being understood and agreed that (x) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (y) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

5.04.       Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, the Corporate Controller or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.03, 5.07 and 5.09 have been satisfied on such date.

5.05.       Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (i) from O’Melveny & Myers LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E, (ii) from local counsel in each State (other than New York, Delaware and California) in which a Credit Party is organized, a customary opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (iii) from local counsel in each state in which a Mortgaged Property is located, a customary opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request (including as to the enforceability of each Mortgage).

5.06.       Company Documents; Proceedings; etc.  (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Corporate Controller or any Vice President of such Credit Party, and attested to by the General Counsel, the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)           On the Initial Borrowing Date, the Administrative Agent shall have received all information and copies of all records of Company proceedings, governmental approvals, good standing certificates issued with respect to the jurisdiction of organization of each Credit Party and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

5.07.       Minimum Cash; Consummation of Acquisition.  (a) On the Initial Borrowing Date (and prior to the incurrence of any Term Loans and consummation of the Acquisition on such date), the Borrower shall have available cash on hand, and such cash, together with the proceeds of the Term Loans to be incurred on the Initial Borrowing Date, shall be sufficient to consummate the Acquisition and to pay all fees, commissions and expenses in connection with the Transaction that are due and payable on such date.

(b)           On the Initial Borrowing Date, the Acquisition shall have been consummated (or, concurrently with the incurrence of the Term Loans and the application of proceeds thereof and of cash on hand of the Borrower toward the purchase price for the Acquisition, the Acquisition shall be consummated) in accordance with the terms and conditions of the Acquisition Agreement.  On the Initial Borrowing Date, (x) the Administrative Agent shall have received a true and correct copy of the Acquisition Agreement, in each case certified as such by an Authorized Officer of the Borrower, (y) since January 23, 2012, the Acquisition Agreement shall not have been amended, modified or waived in any manner adverse to the Lenders or the Lead Arranger in their respective capacities as such without the consent of the Lead Arranger (it being understood and agreed that (1) any decrease in the consideration paid pursuant to the Acquisition Agreement by 10% or more shall be deemed to be adverse to the interest of the Lenders and the Lead Arranger, (2) any increase in the consideration paid pursuant to the Acquisition Agreement shall not be deemed adverse to the interest of the Lenders and the Lead Arranger so long as such increase is funded solely with an increase in the available cash on hand of the Borrower, (3) any change to the definition of “Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders and the Lead Arranger, and (4) any modifications to any of the provisions in the Acquisition Agreement relating to the Administrative Agent’s, the Collateral Agent’s, the Lead Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement shall be deemed to be adverse to the interest of the Lenders and the Lead Arranger), and (z) the Acquisition Agreement shall be in full force and effect.

5.08.       Existing Indebtedness.  On the Initial Borrowing Date and after giving effect to the consummation of the Transaction, the Borrower and its Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness under the Credit Documents, (ii) certain other Indebtedness existing on the Initial Borrowing Date as listed on Schedule 7.21 (with the Indebtedness described in this sub-clause (ii) being herein called the “Existing Indebtedness”) and (iii) Preferred Equity issued by a Wholly-Owned Subsidiary of the Borrower to its direct parent company or companies.

5.09.       Adverse Change, Approvals.  (a) Since January 30, 2011, there shall not have occurred any facts, conditions, changes, violations, circumstances, effects or events constituting, or which could reasonably be expected to result in, individually or in the aggregate, a Borrower Material Adverse Effect.(b) Since November 30, 2010, there shall not have occurred any facts, conditions, changes, violations, circumstances, effects or events constituting, or which could reasonably be expected to result in, individually or in the aggregate, a Target Material Adverse Effect

(c)         On or prior to the Initial Borrowing Date, all necessary and material governmental (domestic and foreign) and third party approvals and/or consents in connection with the execution, delivery, and performance of the Credit Documents and the financing transactions contemplated thereby shall have been obtained and remain in effect (except for filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within 10 days following the Initial Borrowing Date), and all applicable waiting periods with respect thereto shall have expired without any materially adverse action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon any of the execution, delivery and performance of the Credit Documents and the transactions contemplated therein.

5.10.       Guaranty and Collateral Agreement.  (a) On the Initial Borrowing Date, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered a Guaranty and Collateral Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) covering all of such Credit Party’s GCA Collateral, together with (subject to clause (b) below):

(i)       the delivery of proper financing statements (Form UCC-1 or the equivalent) fully completed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement in such GCA Collateral to the extent that a security interest in such GCA Collateral may be perfected by such a filing;

(ii)           to the extent required by the Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes, together with executed and undated allonges;

(iii)          certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed, together with copies of such other financing statements that name any Credit Party as debtor in any such jurisdiction (none of which shall cover any of the GCA Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) (or the authority to file the same) or such other termination statements as shall be required by local law fully executed for filing); and

(iv)          fully executed and completed Grants of Security Interest in Trademarks, Patents and Copyrights in the respective forms attached to the Guaranty and Collateral Agreement for filing in the United States Patent and Trademark Office and the United States Copyright Office, as the case may be, and the Guaranty and Collateral Agreement shall be in full force and effect.

(b)        Notwithstanding anything to the contrary contained in this Section 5.10, in Section 5.05(iii) or in Section 5.11, to the extent that any Collateral is not or cannot be provided or perfected (or any related required actions under Section 5.05(iii) or 5.11 are not taken) on the Initial Borrowing Date after the Credit Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, the provision of such Collateral and the perfection thereof (and the taking of the related required actions under Section 5.05(iii) or 5.11) shall not constitute a condition precedent to the making of Term Loans under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 8.12, except that the foregoing provisions of this Section 5.10(b) shall not apply to the provision and perfection (and it shall be a condition precedent to the making of Term Loans under this Agreement on the Initial Borrowing Date that the Credit Parties have provided and delivered the necessary documents as otherwise required under Section 5.10(a) to perfect) in any Collateral to the extent that the perfection thereof may be accomplished by (i) the filing of a UCC-1 (or similar statement) under the UCC, (ii) the delivery of stock certificates (and related stock powers) of the Domestic Subsidiaries of the Borrower and, to the extent the Equity Interests represented by such stock certificates are directly owned by a Credit Party, the Foreign Subsidiaries of the Borrower organized or incorporated under the laws of Canada (or any province thereof) or (iii) the filings of the respective Grants of Security Interest in Trademarks, Patents and Copyrights in the United States Patent and Trademark Office and the United States Copyright Office.

5.11.       Mortgage; Title Insurance; Survey; Landlord Waivers; etc.  On the Initial Borrowing Date, the Collateral Agent shall have received:

(i)            fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC fixture filings shall cover each Real Property owned by the Borrower or any Subsidiary Guarantor and designated as a “Mortgaged Property” on Schedule 7.12, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii)           a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances of Incremental Term Loans under this Agreement, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Collateral Agent in its discretion may reasonably request;

(iii)          to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the Title Company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv)          a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor to the Collateral Agent in its capacity as such, White & Case LLP and the title company with the current standard American Land Title Association / American

Congress on Surveying and Mapping form of certification, including such table A items as reasonably required by the Collateral Agent, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 5.11(ii) above;

(v)           to the extent obtainable on or prior to the Initial Borrowing Date, fully executed landlord waivers in respect of those Leaseholds of the Borrower or any of the Subsidiary Guarantors designated as “Leaseholds Subject to Landlord Waivers” on Schedule 7.12, each of which landlord waivers shall be in form and substance reasonably satisfactory to the Collateral Agent; and

(vi)          a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area).

5.12.       Financial Statements; Pro Forma Balance Sheet; Projections.  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a) and (b).

5.13.       Solvency Certificate; Insurance Certificates.  On the Initial Borrowing Date, the Administrative Agent shall have received:

(i)            a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit H; and

(ii)           certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee; provided that, with respect to the Target and its Subsidiaries, the Borrower shall only be required to deliver evidence of insurance coverage, which evidence shall be reasonably satisfactory to the Administrative Agent.

5.14.       Fees, etc.  On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

5.15.       Patriot Act.  The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Initial Borrowing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

In determining the satisfaction of the conditions specified in this Section 5, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Borrower Material Adverse Effect, a Target Material Adverse Effect or a Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date.  Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 5 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 5).

The Lenders hereby (x) acknowledge and agree that, to comply with the requirements of the Acquisition Agreement, arrangements may be made on terms satisfactory to the Administrative Agent and the Borrower whereby (i) the proceeds of the A Term Loans and the B Term Loans are deposited on the Initial Borrowing Date into an escrow account with the Depositary under (and as defined in) the Acquisition Agreement, provided that the conditions set forth in this Section 5 (other than the filing of the Articles of Arrangement under (and as defined in) the Acquisition Agreement) are satisfied prior to such deposit and (ii) such proceeds are to be released from such escrow account on the Initial Borrowing Date (or within one Business Day thereafter) to pay, in part, the consideration under the Acquisition Agreement upon confirmation that the Articles of Arrangement have been filed with the appropriate Canadian filing office and (y) authorize the Administrative Agent to be a party to such escrow arrangements to the extent that the Administrative Agent deems it advisable to be a party to such arrangements. In furtherance thereof, the Borrower hereby agrees (i) that interest shall accrue on the A Term Loans and the B Term Loans commencing on the date on which such funds are deposited with the Depositary and (ii) that the Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive any of the terms or provisions of such escrow arrangement without the prior written consent of the Administrative Agent.

SECTION 6.                            Conditions Precedent to All Incremental Term Loans after the Initial Borrowing Date.

The obligation of each Lender to make Incremental Term Loans on any date after the Initial Borrowing Date is subject, at the time of the making of each such Incremental Term Loans, to the satisfaction of the following conditions:

6.01.                     No Default; Representations and Warranties.  At the time of the making of each such Incremental Term Loan and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Incremental Term Loan (it being understood and agreed that (x) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

6.02.                     Notice of Borrowing.  Prior to the making of each Incremental Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The acceptance of the proceeds of each Term Loan shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Term Loans made on the Initial Borrowing Date) and in this Section 6 (with respect to Incremental Term Loans made after the Initial Borrowing Date) are satisfied as of that time.  All of the Term Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 7.                            Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Term Notes and the making of the Term Loans, with each incurrence of Term Loans on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each other incurrence of Term Loans hereunder (it being understood and agreed that (x) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects, as the case may be) only as of such specified date).

7.01.                     Company Status.  Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02.                     Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03.                     No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority except, in the case of any Acquisition Document, to the extent such contravention, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except to the extent that any such conflict, breach or default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04.                     Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date, (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date and (z) those related to the Acquisition that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

7.05.                     Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.  (a)(i)  (I) The audited consolidated balance sheet of the Borrower at January 25, 2009, January 31, 2010 and January 30, 2011 and the related consolidated statements of income and cash flows of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results of operations for the respective periods covered thereby, (II) the audited consolidated statements of financial position of the Target at November 30, 2009, November 30, 2010 and November 30, 2011, and the related consolidated statements of comprehensive income and cash flows of the Target for the fiscal years of the Target ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Target at the date of said financial statements and the results of operations for the respective periods covered thereby and (III) the unaudited consolidated balance sheet of the Borrower at October 30, 2011 and the related consolidated statements of income and cash flows of the Borrower for the nine-month period ended on such date furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Borrower at the date of said financial statements and the results of operations for the period covered thereby, subject to normal year-end audit adjustments and the absence of footnotes.  All such financial statements have been prepared in accordance with, in the case of the Borrower, GAAP and, in the case of the Target, Canadian generally accepted accounting principles, in each case consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(ii)                                  The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of January 31, 2012 and the related pro forma consolidated statements of income of the Borrower for 12-month period ended on such date (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Initial Borrowing Date, presents a good faith estimate of the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date. Such pro forma financial statements have been prepared in good faith by the Borrower and are based on reasonable assumptions, and there are no statements or conclusions in such financial statements which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.

(b)                                 The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time prepared, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.  On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts, that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections, and that such differences may be material.

(c)                                  On and as of the Initial Borrowing Date and the date of each incurrence of Incremental Term Loans thereafter, and after giving effect to the Transaction and to all Indebtedness (including the Term Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts, (ii) the sum of the present fair salable value of the assets of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts, (iii) the Borrower and its Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their businesses.  For purposes of this Section 7.05(c), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d)                                 Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.  As of the Initial Borrowing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.

(e)                                  After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to January 30, 2011), since January 30, 2011, there has been no change in the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06.                     Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07.                     True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with the Transaction, this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections or any pro forma financial information.

7.08.                     Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Term Loans incurred by the Borrower on the Initial Borrowing Date will be used by the Borrower to finance the Acquisition and to pay the fees and expenses incurred in connection with the Transaction; provided that, notwithstanding the foregoing, up to, but no more than, $50,000,000 of the proceeds of such Term Loans may be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b)                                 All proceeds of Incremental Term Loans will be used for the working capital and other general corporate purposes of the Borrower and its Subsidiaries (including to finance Capital Expenditures and Permitted Acquisitions, but excluding to make or pay Dividends pursuant to Section 9.03(x) or make payments on Specified Permitted Indebtedness pursuant to Section 9.10(iv)).

(c)                                  No part of any Term Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole is represented by Margin Stock.

7.09.                     Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and other material state, local, and foreign returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial or that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

7.10.                     Compliance with ERISA.  (a) Schedule 7.10 sets forth each Plan as of the Initial Borrowing Date.  Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower or any of its Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any of its Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred or is reasonably expected to occur other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 There exists no Unfunded Pension Liability with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)                                  To the knowledge of the Borrower or any of its Subsidiaries, no Multiemployer Plan is insolvent or in reorganization.  Neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate is subject to any liability, and, if each of the Borrower, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, or, to the knowledge of the Borrower or any of its Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  The Borrower, its Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f)                                   Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, the Borrower, its Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  No lien imposed under the Code or ERISA on the assets of the Borrower, its Subsidiaries or any ERISA Affiliate exists on account of any Plan that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  None of the Borrower, its Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(g)                                  Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

7.11.                     Security Documents.  (a)  The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the GCA Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the GCA Collateral described therein (except to the extent such actions are not then required to have been taken in accordance with the express provisions of the Guaranty and Collateral Agreement), subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in United States Patents and (y) the Grant of Security Interest in United States Trademarks in the respective forms attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in United States Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guaranty and Collateral Agreement.

(b)                                 After the execution, delivery and filing thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

7.12.                     Properties.  All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12.  Each of the Borrower and each of its Subsidiaries has good and marketable fee simple title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.  Each of the Borrower and each of its Subsidiaries has a valid leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

7.13.                     Capitalization.  On the Initial Borrowing Date, the authorized capital stock of the Borrower consists of 250,000,000 shares of common stock, $.01 par value per share (the “Borrower Common Stock”).  All outstanding shares of capital stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  As of the Initial Borrowing Date, the Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for options, warrants and other rights to purchase shares of Borrower Common Stock.

7.14.                     Subsidiaries.  On and as of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.14.  Schedule 7.14 sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

7.15.                     Compliance with Statutes, etc. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No default exists under any agreement, instrument, organizational document or other document to which the Borrower or any of its Subsidiaries is a party or otherwise subject to that has resulted, or could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

7.16.                     Investment Company Act, etc.  Neither the Borrower nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any requirement of law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligations in respect of other Indebtedness.

7.17.                     Insurance.  Schedule 7.17 sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date (other than local insurance policies maintained by Foreign Subsidiaries of the Borrower that are not material), with the amounts insured (and any deductibles) set forth therein.

7.18.                     Environmental Matters.  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned by the Borrower or any Subsidiary; (d) neither the Borrower nor any of its Subsidiaries has agreed to assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Borrower or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.

7.19.                     Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) — (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.20.                     Intellectual Property, etc.  Each of the Borrower and each of its Subsidiaries owns or has sufficient rights to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information, know-how and other intellectual property of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained all licenses thereto or other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have sufficient rights or licenses which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.21.                     Indebtedness.  Schedule 7.21 sets forth a list of all Existing Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Term Loans), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Existing Indebtedness.

7.22.                     Anti-Terrorism Law.  (a) Neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act.  Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)                         Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its respective Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 7.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 8.                            Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Term Loan Commitment has terminated and the Term Loans and Term Notes (in each case together with interest thereon), Fees and all other Obligations (other than unasserted claims for contingent expense reimbursement and indemnification obligations) incurred hereunder and thereunder, are paid in full:

8.01.                     Information Covenants.  The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)                                 Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)                                 Annual Financial Statements.  Within 90 days after the close of each Fiscal Year of the Borrower (commencing with its Fiscal Year ended January 29, 2012), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, reported on by such certified public accounts without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(c)                                  Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d)                                 Budgets.  No later than 45 days following the first day of each Fiscal Year of the Borrower (commencing with its Fiscal Year ending closest to January 31, 2013), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four Fiscal Quarters of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e)                                  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit I certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(c), 4.02(e), 9.07 through 9.09, inclusive, and certain other provisions of this Agreement as reflected in such Exhibit I, at the end of such Fiscal Quarter or Fiscal Year, as the case may be, (ii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the Cumulative Retained Excess Cash Flow Amount as of the last day of such Excess Cash Flow Payment Period, and (iii) certify that there have been no changes to Schedules 3.03 through 4.06(c), inclusive, of the Guaranty and Collateral Agreement since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Guaranty and Collateral Agreement) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Guaranty and Collateral Agreement in connections with any such changes.

(f)                                   Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)                                  Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, or any of its material Indebtedness pursuant to the terms of the documentation governing the same.

(h)                                 Environmental Matters.  Promptly after any Authorized Officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property, in each case, under any Environmental Law; or

(iv)                              the taking of any removal or remedial action to the extent required by any Governmental Authority pursuant to any Environmental Law in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i)   Patriot Act.  Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j)                                    Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02.                     Books, Records and Inspections; Annual Lender Meetings.  (a)  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent (who may be accompanied by officers and designated representatives of any Lender) to visit and inspect, during normal business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that if no Event of Default has occurred and is continuing, no more than one such visit or inspection shall occur during any Fiscal Year of the Borrower.

(b)                                 At the request of the Administrative Agent, the Borrower will at a date to be mutually agreed by the Administrative Agent and the Borrower occurring on or prior to the day that is 120 days after the end of each Fiscal Year ending on or after January 30, 2013, hold a meeting (which may be by way of a conference call or teleconference), at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Subsidiaries.

8.03.                     Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                                 If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Subsidiaries to, at all times keep and maintain flood insurance in an amount satisfactory to the Administrative Agent but in no event less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(c)                                  The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any public liability insurance, third party property damage insurance and business interruption insurance maintained by the Borrower and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of all property insurance) and/or additional insured) and such endorsements shall be delivered to the Collateral Agent within 15 days of the Initial Borrowing Date (as such date may be extended by the Collateral Agent in its sole discretion), (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iii) shall be deposited with the Collateral Agent; provided that during the period from the Initial Borrowing Date through April 1, 2012, the Target and its Subsidiaries shall not be required to keep their property insured in favor of the Collateral Agent or comply with the requirements of the foregoing clauses (i), (ii) and (iii) so long as the Target and its Subsidiaries maintain the insurance listed on Schedule 7.17 during such period. The Borrower will, and will cause each of its Subsidiaries (excluding, however, during the period from the Initial Borrowing Date through April 1, 2012, the Target and its Subsidiaries) to, use commercially reasonable efforts to obtain endorsements to its insurance policies stating that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent.

(d)                                 If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right

(but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

8.04.                     Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.02 or (ii) require the Borrower or any of its Subsidiaries to preserve and keep in full force and effect any right, franchise, license, permit, copyright, trademark or patent to the extent any failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05.                     Compliance with Statutes, etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06.                     Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to or required in respect of the conduct of its business or operations or by the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, recognizing the Borrower’s or such Subsidiary’s reasonable right to contest any alleged noncompliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b)                         (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Borrower or any of its Subsidiaries is not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, a Phase I Environmental Site Assessment concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence of any Hazardous Materials identified during the assessment and the potential cost, if any, of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall and hereby does grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property, and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07.                     ERISA.  The Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests);

(a)                         promptly and in any event within 15 days

after receiving a request from the Administrative Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan; and

(b)                         promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Subsidiaries of the Borrower, a certificate of an Authorized Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Subsidiary of the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under clause (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under clause (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event;

8.08.                     End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its fiscal years to end on the date described in the definition of “Fiscal Year” of each calendar year and (ii) its fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”; provided that the Borrower may permit any Subsidiary acquired on or after the Initial Borrowing Date to maintain the accounting periods of such Subsidiary in effect for such Subsidiary immediately prior to the consummation of such acquisition for a reasonable period thereafter.

8.09.                     Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10.                     Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect to such contested Tax in accordance with GAAP.

8.11.                     Use of Proceeds.  The Borrower will use the proceeds of the Term Loans only as provided in Section 7.08.

8.12.                     Additional Security; Further Assurances; etc.  (a)  The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid, enforceable and perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, this Section 8.12(a) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) (i) any fee-owned Real Property the Fair Market Value of which is less than $2,500,000 or (ii) any Leasehold (unless, in either case, a Mortgage on any such Real Property (including Leaseholds) is granted (or required to be granted) under the Permitted Revolving Credit Facility

Documents).

(b)                         The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(c)                          If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)                         The Borrower agrees that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as promptly as practicable, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such later date as may be agreed by the Administrative Agent in its sole discretion); provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12 (it being understood that such commercially reasonable efforts shall not include the payment of any amount to third parties other than the payment of reasonable fees and disbursements of counsel to any such third party in connection therewith).

(e)                          Within 60 days after any request by the Administrative Agent (or such later date as may be agreed by the Administrative Agent in its sole discretion), with respect to any Equity Interests in one or more Persons organized under the laws of a non-U.S. jurisdiction which have been pledged pursuant to the Guaranty and Collateral Agreement, if the Administrative Agent reasonably determines (based on advice of local counsel and to the extent legally permitted by the relevant applicable foreign law) that it would be in the interests of the Secured Creditors that the respective Credit Party or Credit Parties which own such Equity Interests authorize, execute and deliver one or more additional pledge agreements governed by the laws of the jurisdiction or jurisdictions in which the Person or Persons whose Equity Interests are being pledged is (or are) organized, then the respective Credit Party or Credit Parties shall, subject to local law limitations, (i) so authorize, execute and deliver one or more such additional pledge agreements (each, as amended, modified, restated and/or supplemented from time to time, a “Foreign Pledge Agreement” and, collectively, the “Foreign Pledge Agreements”) and (ii) take such reasonable actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Foreign Pledge Agreement.  Each Foreign Pledge Agreement shall (i) be prepared by local counsel reasonably satisfactory to the Administrative Agent and (ii) be in form and substance reasonably satisfactory to the Administrative Agent, it being understood and agreed, however, in the case of any Foreign Pledge Agreement entered into by the Borrower or any other Credit Party, the respective Credit Party shall not be required to pledge more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote of any Foreign Subsidiary that is a corporation (or treated as such for U.S. federal tax purposes) in support of its obligations (x) as a Borrower under the Credit Agreement (in the case of the Borrower) or (y) under its Guaranty in respect of the Obligations of the Borrower (in the case of the other Credit Parties) (although 100% of the non-voting Equity Interests, if any, of each such Foreign Subsidiary shall be required to be pledged in support of such obligations).  In determining whether to require one or more Foreign Pledge Agreements as permitted above, the Administrative Agent shall (in its sole discretion) consider the costs of the actions required in connection with the execution and delivery of the respective Foreign Pledge Agreements as against the relative value of the security interests and additional protection provided thereby.

(f)                           To the extent any action which would otherwise have been required to be taken pursuant to Sections 5.05(iii), 5.10 and 5.11 have not been taken on or prior to the Initial Borrowing Date as permitted by Section 5.10(b), then the Borrower shall cause all such actions to be taken as promptly as practicable after the Initial Borrowing Date, provided that in any event such actions shall be required to be completed within (x) 30 days after the Initial Borrowing Date in the case of actions otherwise required under Section 5.10(a) and (y) 60 days after the Initial Borrowing Date in the case of actions required to be taken pursuant to Sections 5.05(iii) and 5.11, in each case as such dates may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent.

8.13.                     Ownership of Subsidiaries; etc.  Except as otherwise permitted by Sections 9.02(xiii), 9.05(iii), 9.05(xx) and 9.05(xxi) or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares and nominal amounts required to be held by local nationals, in each case to the extent required by applicable law).

8.14.                     Interest Rate Protection.  No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent, having a term of at least two years and establishing a fixed or maximum interest rate reasonably acceptable to the Administrative Agent for an aggregate notional principal amount equal to at least 50% of the aggregate principal amount of all Term Loans then outstanding.

8.15.                     Permitted Acquisitions.  (a)  Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and/or one or more of its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent at least five Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and the proposed closing date thereof; (iii) the Borrower shall be in compliance with the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period (but assuming, for purposes of determining pro forma compliance with Section 9.09 for such Calculation Period, that the maximum Total Leverage Ratio permitted pursuant to such Section 9.09 for such Calculation Period was the lower of (x) the Total Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 9.09 and (y) 2.00:1.00); (iv) if the Aggregate Consideration payable for the proposed Permitted Acquisition equals or exceeds $25,000,000, based on good faith projections prepared by the Borrower for the period from the date of the consummation of the respective Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Sections 9.08 and 9.09 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Sections 9.08 and 9.09, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition (it being recognized that such projections relate to future events and not to be viewed as fact and that the actual results during the period covered thereby may differ from such revised projections and such difference may be material); (v) if the Aggregate Consideration payable for the proposed Permitted Acquisition equals or exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent the historical audited financial statements of the potential Acquired Entity or Business for the three immediately preceding fiscal years of such Acquired Entity or Business (or, if less, the number of years available) and unaudited financial statements thereof for the most recent interim period that is available; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), (it being understood that (x) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date and (y) any representation and warranty that which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date); (vii) in the case of a Permitted Acquisition by or of a Foreign Subsidiary (or an Acquired Entity or Business a substantial portion of whose assets are located outside the United States), the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other similar Permitted Acquisitions theretofore consummated since the Initial Borrowing Date, shall not exceed the sum of (I) $100,000,000, (II) the amount of cash flow from operations generated by the Foreign Subsidiaries of the Borrower used to pay the purchase consideration in connection with the proposed Permitted Acquisition and (III) the Net Equity Proceeds Amount as in effect immediately before the respective Permitted Acquisition; (viii) after giving effect to the proposed Permitted Acquisition and the payment of all amounts (including fees and expenses) owing in connection therewith, the Minimum Liquidity Condition shall be satisfied; and (ix) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (viii), inclusive, and containing the calculations (in reasonable detail) and projections required by preceding clauses (iii), (iv), (vii) and (viii).

(b)                         At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Guaranty and Collateral Agreement.

(c)                          The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.14, to the reasonable satisfaction of the Administrative Agent.

(d)                         The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

8.16.                     Ratings.  The Borrower shall use commercially reasonable efforts to maintain at all times (i) a monitored public corporate family rating of the Borrower and a monitored public rating of each Tranche of the Term Loans, in each case from Moody’s, and (ii) a monitored public corporate credit rating of the Borrower and a monitored public rating of each Tranche of the Term Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

SECTION 9.                            Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Term Loan Commitment has terminated and the Term Loans and Term Notes (in each case, together with interest thereon), Fees and all other Obligations (other than unasserted claims for contingent expense reimbursement and indemnification obligations) incurred hereunder and thereunder, are paid in full:

9.01.                     Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)                                  Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)                               Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 9.01, but only to the respective date, if any, set forth in such Schedule 9.01 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 9.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses related thereto) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries other than the proceeds thereof;

(iv)                              Liens created by or pursuant to this Agreement and the Security Documents;

(v)                                 (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(vi)                              Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower other than the proceeds of such asset;

(vii)                           Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary other than the proceeds of such equipment or machinery;

(viii)                        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)                              Liens arising from precautionary UCC financing statement filings regarding operating leases and consignment arrangements entered into in the ordinary course of business or from UCC financing statement filings or any other similar filings or notices of Lien under any notice or recording statute regarding Liens permitted under any other clause of this Section 9.01;

(x)                                 Liens arising out of the existence of judgments or awards not constituting an Event of Default or securing appeal or other surety bonds related to such judgment and in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi)                              statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)                           Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(xiii)                        Permitted Encumbrances;

(xiv)                       Liens on property or assets acquired by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition or an Investment permitted by Section 9.05(xx) or (xxi), or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition or an Investment permitted by Section 9.05(xx) or (xxi), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xv)                          Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;

(xvi)                       Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets or in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)                    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (x) cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained and securing amounts owing to such bank or banks with respect to cash management and operating account arrangements and (y) financial assets on deposit in one or more securities accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained and securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xviii)                 Liens created by or pursuant to the Permitted Revolving Credit Facility Documents (which Liens may rank pari passu with (but not senior to) the Liens granted under the Security Documents), so long such Liens are limited to assets constituting Collateral pursuant to the Security Documents and are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “RCF Intercreditor Agreement”).

(xix)                       (x) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04 and (y) deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower or any of its Subsidiaries;

(xx)                          Liens consisting of customary restrictions on the sale of assets of the Borrower or any of its Subsidiaries imposed pursuant to an agreement that has been entered into for the sale of such assets pending the closing of such sale to the extent that such sale is permitted pursuant to Section 9.02;

(xxi)                       Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition; and

(xxii)       additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted pursuant to this Section 9.01 that do not secure obligations in excess of $25,000,000 in the aggregate for all such Liens at any time outstanding.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii) and (xiv) of this Section 9.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02.       Consolidation, Merger, Purchase or Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i)            Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

(ii)           the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property or assets or property no longer used in the conduct of business of the Borrower and its Subsidiaries, in each case, in the ordinary course of business;

(iii)          Investments may be made to the extent permitted by Section 9.05, Liens may be incurred to the extent permitted in Section 9.01 and Dividends may be paid to the extent permitted in Section 9.03;

(iv)          the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed (I) 50,000,000 in any Fiscal Year of the Borrower or (II) $150,000,000 during the term of this Agreement;

(v)           each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iv));

(vi)          each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)         each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto in any material respect;

(viii)        the Borrower or any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix)          any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Person that is or becomes a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x)           any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation;

(xi)          Permitted Acquisitions may be consummated in accordance with the requirements of Section 8.15;

(xii)         the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(xiii)        any Immaterial Subsidiary of the Borrower may be wound up, liquidated or dissolved if the Board of Directors of such Immaterial Subsidiary shall determine in good faith that the continued existence of such Immaterial Subsidiary is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, and that the winding up, liquidation or dissolution of such Immaterial Subsidiary is not disadvantageous in any material respect to the Credit Parties or the Lenders;

(xiv)        the Borrower and its Subsidiaries may convey, sell, transfer or exchange equipment or Real Property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such conveyance, sale or transfer are reasonably promptly applied to the purchase price of such replacement property;

(xv)         the Borrower and its Subsidiaries may dispose of leases entered into in the ordinary course of business to the extent such disposition does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(xvi)        the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents;

(xvii)       within 90 days following the consummation of any Permitted Acquisition or an Investment pursuant to Section 9.05(xx) or (xxi), in either case, by the Borrower or a Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor may sell IP Rights and other general intangibles acquired in such Permitted Acquisition or Investment to a Wholly-Owned Foreign Subsidiary of the Borrower so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is on terms substantially as favorable to the Borrower or such Subsidiary Guarantor as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate of the Borrower, (y) the consideration received by the Borrower or such Subsidiary Guarantor consists of all cash and (z) the aggregate amount of all proceeds received from all assets sold pursuant to this clause (xvii) shall not exceed $50,000,000; and

(xviii)      the Borrower and its Subsidiaries may convey, sell or otherwise transfer IP Rights that (x) the Borrower has determined in the exercise of its reasonable business judgment are not of material value to the business of the Borrower and its Subsidiaries, taken as a whole, and (y) have an aggregate value not exceeding $25,000,000, so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c).

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

9.03.       Dividends.  The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)            any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ii)           any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)          the Borrower may redeem, repurchase or otherwise acquire for value outstanding shares of Borrower Common Stock (or options, warrants or other rights to acquire such Borrower Common Stock) following the death, disability, retirement or termination of employment of officers, directors or employees of the Borrower or any of its Subsidiaries, provided that (x) the aggregate amount of all such redemptions and repurchases pursuant to this Section 9.03(iii) shall not exceed $2,500,000 in any Fiscal Year of the Borrower and (y) at the time of any such redemption or repurchase permitted to be made pursuant to this Section 9.03(iii), no Default or Event of Default shall then exist or result therefrom;

(iv)          the Borrower may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(v)           the Borrower may pay cash Dividends in lieu of issuing fractional shares of Equity Interests of the Borrower or as payments to dissenting stockholders pursuant to applicable law in connection with a transaction permitted by this Agreement, provided that the aggregate amount of all such cash Dividends and payments pursuant to this clause (v) shall not exceed $1,500,000;

(vi)          the Borrower may declare and pay Dividends consisting solely of Equity Interests of the Borrower otherwise permitted to be issued under this Agreement, whether in connection with a stock split of common Equity Interests issued by the Borrower or otherwise;

(vii)         the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests of the Borrower (a) in exchange for other Equity Interests of the Borrower permitted to be issued under this Agreement, (b) upon the conversion of Qualified Preferred Stock or the exercise, exchange or conversion of stock options, warrants or other rights to acquire Equity Interests of the Borrower, and (c) tendered to the Borrower by a holder of Equity Interests of the Borrower in settlement of indemnification or similar claims by the Borrower against such holder, in each case so long as no cash or other consideration is paid in connection with any such redemption, retirement, purchase or other acquisition for value (unless otherwise independently permitted under another clause of this Section 9.03);

(viii)        the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of stock options, restricted stock, restricted stock units, warrants or other Equity Interests of the Borrower;

(ix)          the Borrower may purchase, redeem or otherwise acquire for cash any Equity Interests issued by it so long as (x) no Default or Event of Default exists at the time of such purchase, redemption or acquisition or would result therefrom and (y) the consideration therefor consists solely of proceeds received by the Borrower from a substantially concurrent issuance or sale of its common Equity Interests (including an issuance or sale of shares of its common Equity Interests in connection with the exercise of options or warrants); and

(x)           the Borrower may pay or make additional cash Dividends (including to purchase, redeem or otherwise acquire for cash any Equity Interests issued by the Borrower), so long as (i) the aggregate amount of all cash Dividends paid or made pursuant to this clause (x) does not exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Dividend; provided, however, no more than $25,000,000 in the aggregate of Dividends may be paid or made pursuant to this clause (x) in any Fiscal Year if the calculations made pursuant to succeeding subclause (iii) would show that the Total Leverage Ratio is greater than or equal to 1.50:1.00 for the respective Calculation Period, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants contained in Sections 9.08 and 9.09, in each case for the respective Calculation Period, (iv) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the payment of the respective Dividend, and (v) prior to the making of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv), and containing the calculations (in reasonable detail) required by preceding clauses (i), (iii) and (iv).

9.04.       Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 7.21 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(iii)          Indebtedness (x) of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) of the Borrower and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)          Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Sections 9.01(vi) and 9.07) and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $35,000,000 at any time outstanding;

(v)           Indebtedness constituting Intercompany Loans to the extent permitted by Sections 9.05(viii), (xiv), (xvii), (xviii), (xix), (xx) and (xxi);

(vi)          Indebtedness consisting of unsecured guaranties (x) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement (other than Indebtedness permitted by clauses (vii) (except to the extent such guaranty was in effect at the time of such Permitted Acquisition or Investment and was not entered into in contemplation or anticipation thereof) and (xiii) of this Section 9.04), (y) by Wholly-Owned Foreign Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (z) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of lease obligations of any Foreign Subsidiary of the Borrower incurred in the ordinary course of business and otherwise permitted under this Agreement;

(vii)         Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or an Investment pursuant to Section 9.05(xx) or (xxi) (or Indebtedness assumed at the time of a Permitted Acquisition of, or an Investment pursuant to Section 9.05(xx) or (xxi) in, an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and any Permitted Refinancing Indebtedness in respect thereof, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $75,000,000 at any one time outstanding;

(viii)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix)          Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, bid bonds, customs bonds or other obligations of like nature required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(x)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(xi)          Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(vi);

(xii)         customary obligations of the Borrower and its Subsidiaries to banks in respect of netting services, overdraft protections and similar arrangements in each case in connection with maintaining deposit accounts in the ordinary course of business;

(xiii)        Indebtedness of the Borrower (which may be guaranteed by the Subsidiary Guarantors) incurred pursuant to the Permitted Revolving Credit Facility Documents in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(xiv)        unsecured Indebtedness incurred by the Borrower, which may be guaranteed on an unsecured basis by the Subsidiary Guarantors, constituting Specified Permitted Indebtedness so long as (i) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (ii) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants contained in Sections 9.08 and 9.09, in each case for the respective Calculation Period (but assuming, for purposes of determining compliance with Section 9.09 for such Calculation Period, that the maximum Total Leverage Ratio permitted pursuant to such

Section 9.09 for such Calculation Period was the lower of (A) the Total Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 9.09 and (B) 2.00:1.00), (iii) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring one year following the latest Maturity Date then in effect, (iv) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and any other related Specified Permitted Debt Document) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-defaults at final stated maturity and cross-acceleration), (v) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower and its Subsidiaries under this Agreement and the other Credit Documents, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this sub-clause (v) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement, and (vi) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (v) and containing the calculations (in reasonable detail) required by preceding clause (ii);

(xv)         to the extent constituting Indebtedness, Earn-Out Obligations; and

(xvi)        so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless incurred by a Foreign Subsidiary of the Borrower and the Lien is permitted at such time pursuant to Section 9.01(xxii).

9.05.       Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)            the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)          the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date or made pursuant to a legally binding commitment in existence on the Initial Borrowing Date and, in each case, described on Schedule 9.05, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(iv)          the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)           the Borrower and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures in an aggregate amount not to exceed $2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)          the Borrower and its Subsidiaries may acquire and hold obligations of their officers, and employees in connection with such officers’ and employees’ acquisition of shares of the Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(vii)         the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(iii);

(viii)        (I) any Credit Party may make intercompany loans and advances to any other Credit Party, (II) the Borrower and its Domestic Subsidiaries may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary, (III) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any Credit Party and (IV) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary that is a Wholly-Owned Subsidiary (such intercompany loans and advances referred to in preceding clauses (I) through (IV) and intercompany loans and advances made pursuant to succeeding clauses (xiv), (xvii), (xviii), (xix), (xx) and (xxi) of this Section 9.05, collectively, the “Intercompany Loans”), provided, that (u) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (II) of this clause (viii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (II) of Section 9.05(ix) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed $25,000,000 (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (v) no Intercompany Loan may be made pursuant to subclause (II) above at any time that a Default or an Event of Default has occurred and its continuing, (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Guaranty and Collateral Agreement, (y) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

(ix)          (I) the Borrower and any Subsidiary Guarantor may make capital contributions to any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, (II) the Borrower and its Domestic Subsidiaries may make capital contributions to Wholly-Owned Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (viii) of this Section 9.05, and (III) any Wholly-Owned Foreign Subsidiary may make capital contributions to any other Wholly-Owned Foreign Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary; provided that (w) the aggregate amount of contributions, acquisitions of Equity Interests, capitalizations and forgiveness on and after the Initial Borrowing Date made pursuant to preceding subclause (II) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries pursuant to subclause (II) of Section 9.05(viii) (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equal to $25,000,000, (x) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and its continuing, (y) in the case of any contribution pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (z) any Investment made in or to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (ix) shall cease to be permitted hereunder if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

(x)           the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 9.05);

(xi)          the Borrower and its Subsidiaries may incur Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(xii)         the Borrower and its Subsidiaries may make Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(xiii)        the Borrower and its Subsidiaries may make investments in negotiable instruments held for collection;

(xiv)        (A) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 8.15 and (B) the Credit Parties may make additional Intercompany Loans and cash capital contributions to a Wholly-Owned Foreign Subsidiary of the Borrower solely with (x) the Net Cash Proceeds received by the Borrower from the incurrence of Specified Permitted Indebtedness, (y) the net cash proceeds received by the Borrower from the incurrence of Incremental Term Loans or (z) Net Equity Proceeds utilizing the Net Equity Proceeds Amount as in effect immediately prior to the respective Investment, in each case, so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the proceeds of such additional

Intercompany Loans and cash capital contributions are promptly used by such Wholly-Owned Foreign Subsidiary to consummate a Permitted Acquisition permitted to be made hereunder by Wholly-Owned Foreign Subsidiaries;

(xv)         the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02(iv) or (xviii);

(xvi)        the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;

(xvii)       on the Initial Borrowing Date, (i) the Borrower may make one or more Intercompany Loans to one or more Wholly-Owned Foreign Subsidiaries of the Borrower in an aggregate principal amount of $300,000,000, (ii) one or more Wholly-Owned Foreign Subsidiaries of the Borrower may make one or more cash equity contributions to MergerCo and (iii) MergerCo will use the proceeds of such equity contributions and, to the extent MergerCo was the borrower of any Intercompany Loan described in preceding sub-clause (i), the proceeds of such Intercompany Loan, to pay the acquisition consideration in connection with the Acquisition;

(xviii)      within 360 days after the Initial Borrowing Date, (x) Post-Acquisition Distributions may be made and (y) the Foreign Restructuring Transactions may be consummated;

(xix)        in the event that the Foreign Restructuring Transactions are consummated within 360 days after the Initial Borrowing Date, the Borrower may from time to time thereafter purchase additional shares of capital stock of the Bermuda Subsidiary for cash to the extent that the Borrower is required to do so by the terms of the Forward Subscription Agreement so long as the Borrower substantially concurrently receives a like amount of cash as a payment under the Intercompany Note evidencing the Canadian Intercompany Loan; provided, however, if any Default or Event of Default exists at the time that any purchase of additional shares of capital stock of the Bermuda Subsidiary is required pursuant to the terms of the Forward Subscription Agreement, then such purchase instead shall be made by direction such that no cash is actually contributed to the Bermuda Subsidiary for such purchase and such purchase and any related payment in respect of the Canadian Intercompany Loan are made solely through book entries;

(xx)         in addition to Investments permitted by clauses (i) through (xix) of this Section 9.05, so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xx) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $50,000,000; and

(xxi)        in addition to Investments permitted by clauses (i) through (xx) of this Section 9.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person so long as (i) the aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxi) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, does not exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Investment, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Investment is made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants contained in Sections 9.08 and 9.09, in each case for the respective Calculation Period (but assuming, for purposes of determining compliance with Section 9.09 for such Calculation Period, that the maximum Total Leverage Ratio permitted pursuant to such Section 9.09 for such Calculation Period was the lower of (A) the Total Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 9.09 and (B) 2.00:1.00), (iv) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the making of the respective Investment, and (v) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv), and containing the calculations (in reasonable detail) required by preceding clauses (i), (iii) and (iv).

9.06.       Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)            Dividends may be paid to the extent provided in Section 9.03;

(ii)           loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(iii)          customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv)          the Borrower and its Subsidiaries may issue Equity Interests permitted to be issued under this Agreement;

(v)           the Borrower and its Subsidiaries may enter into, and may make payments (in cash or awards of Equity Interests of the Borrower permitted to be issued under this Agreement) under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees, consultants and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(vi)          any Credit Party may enter into any intercompany transaction with any other Credit Party to the extent otherwise permitted by this Agreement; and

(vii)         Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor.

9.07.       Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Initial Borrowing Date through and including the Borrower’s Fiscal Year ending closest to January 31, 2013, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such

Capital Expenditures does not exceed $45,000,000, and (ii) during any Fiscal Year of the Borrower set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any Fiscal Year of the Borrower set forth below the amount set forth opposite such Fiscal Year below:

Fiscal Year Ending Closest To	Amount

January 31, 2014	$50,000,000
January 31, 2015	$50,000,000
January 31, 2016	$56,000,000
January 31, 2017	$60,000,000
January 31, 2018 and each Fiscal Year thereafter	$60,000,000

(b)        In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any Fiscal Year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, the lesser of (x) such excess and (y) 50.0% of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year of the Borrower, provided that (x) no amounts once carried forward pursuant to this Section 9.07(b) may be carried forward to any Fiscal Year of the Borrower thereafter and (y) no amounts carried forward into a subsequent Fiscal Year may be used until all Capital Expenditures permitted pursuant to clause (a) above for such subsequent Fiscal Year are first used in full.

(c)         In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested in accordance with Section 4.02(c), but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(c).

(d)        In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds reinvested in accordance with Section 4.02(e), but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(e).

(e)         In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 8.15.

(f)         In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) with Net Equity Proceeds utilizing the Net Equity Proceeds Amount as in effect immediately prior to the respective Capital Expenditure.

9.08.       Interest Expense Coverage Ratio.  The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of a Fiscal Quarter of the Borrower set forth below to be less than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending Closest To	Ratio

April 30, 2012	5.00:1.00
July 31, 2012	5.00:1.00
October 31, 2012	5.00:1.00
January 31, 2013	5.00:1.00
April 30, 2013	5.50:1.00
July 31, 2013	5.50:1.00
October 31, 2013	5.50:1.00
January 31, 2014	5.50:1.00
April 30, 2014	6.00:1.00
July 31, 2014	6.00:1.00
October 31, 2014	6.00:1.00
January 31, 2015	6.00:1.00
April 30, 2015	6.50:1.00
July 31, 2015	6.50:1.00
October 31, 2015	6.50:1.00
January 31, 2016	6.50:1.00
April 30, 2016 and the last day of each Fiscal Quarter thereafter	7.00:1.00

9.09.       Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio on the last day of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending Closest To	Ratio

April 30, 2012	2.65:1.00
July 31, 2012	2.65:1.00
October 31, 2012	2.65:1.00
January 31, 2013	2.25:1.00
April 30, 2013	2.25:1.00
July 31, 2013	2.00:1.00
October 31, 2013	1.75:1.00
January 31, 2014	1.75:1.00
April 30, 2014	1.75:1.00
July 31, 2014	1.75:1.00
October 31, 2014	1.50:1.00
January 31, 2015	1.50:1.00
April 30, 2015 and the last day of each Fiscal Quarter thereafter	1.25:1.00

9.10.       Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc..  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)            amend, modify, change or waive any term or provision of any Acquisition Document unless such amendment, modification, change or waiver would otherwise have been permitted by Section 5.07(b);

(ii)           amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation),

certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including the Forward Subscription Agreement and any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii)          on and after the execution and delivery of any Specified Permitted Debt Document, amend, modify or change, or permit the amendment, modification or change of, any provision of any Specified Permitted Debt Document to the extent that the Specified Permitted Debt Document in the amended, modified or changed form would not be able to be incurred at such time in accordance with Section 9.04(xiv) and the definitions of Specified Permitted Indebtedness and Specified Permitted Debt Documents;

(iv)          on and after the execution and delivery of any Specified Permitted Debt Document, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Specified Permitted Indebtedness; provided, however, the Borrower may make voluntary or optional payments, prepayments, redemptions, repurchases or acquisitions of or with respect to any Specified Permitted Indebtedness so long as (i) the aggregate amount of all such payments, prepayments, redemptions, repurchases and acquisitions does not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective payment, prepayment, redemption, repurchase or acquisition, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such payment, prepayment, redemption, repurchase or acquisition is paid or made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants contained in Sections 9.08 and 9.09, in each case for the respective Calculation Period, (iv) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the payment of the respective payment, prepayment, redemption, repurchase or acquisition, and (v) prior to the payment or making of such payment, prepayment, redemption, repurchase or acquisition the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) (iii) and (iv), and containing the calculations (in reasonable detail) required by preceding clauses (i), (iii) and (iv);

(v)           on and after the execution and delivery of any Permitted Revolving Credit Facility Document, amend, modify or change, or permit the amendment, modification or change of, any provision of any Permitted Revolving Credit Facility Document to the extent that the Permitted Revolving Credit Facility Document in the amended, modified or changed form would not be able to be entered into or incurred at such time in accordance with Sections 9.01(xviii) and 9.04(xiii) and the definitions of Permitted Revolving Credit Facility and Permitted Revolving Credit Facility Documents; and

(vi)          on and after the execution and delivery of any Permitted Revolving Credit Facility Document, make (or give any notice in respect of) of any voluntary or optional prepayment thereunder at any time that a Default or an Event of Default exists hereunder or would result from any such payment.

9.11.       Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under agreements in effect on the Initial Borrowing Date (and any extensions, refinancings, renewals, amendments, modifications or replacements of such agreements that are not less favorable to the Lenders in any material respect than the agreements in effect on the Initial Borrowing Date) and encumbrances or restrictions existing by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary restrictions in leases, licenses and other contracts into the ordinary course of business restricting the assignment, sublicensing or subletting thereof, (iv) restrictions on the transfer of any asset pending the close of the sale of such asset, (v) Liens permitted by Section 9.01 that limit the right of the Borrower or any of its Subsidiaries to transfer the assets (including Equity Interests) subject to such Liens, (vi) restrictions existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any of its Subsidiaries in compliance with this Agreement and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, (vii) restrictions applicable to any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 8.15; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (viii) the Permitted Revolving Credit Facility Documents, (ix) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (x) restrictions with respect to any Subsidiary of a Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of 100% of the outstanding Equity Interests or all or substantially all of the assets of such Subsidiary to the extent not prohibited by this Agreement,  (xi) restrictions contained in the terms of purchase money obligations or Capitalized Lease Obligations not incurred in violation of this Agreement, provided that such restrictions relate only to the property or assets financed with such Indebtedness, (xii) any other customary provisions arising or agreed to in the ordinary course of business not relating to Indebtedness or Equity Interests that do not individually or in the aggregate (x) detract in any material respect from the value of the assets of the Borrower or any of its Subsidiaries or (y) otherwise impair the ability of the Borrower or any of its Subsidiaries to perform their obligations under the Credit Documents, (xiii) any restrictions set forth in any agreement governing any Specified Permitted Indebtedness so long as the restrictions set forth therein are not more restrictive in any material respect than the corresponding provisions in the Credit Documents, and (xiv) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vi) above, provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vi).

9.12.       Limitation on Issuance of Equity Interests.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity (other than (x) Qualified Preferred Stock issued by the Borrower and (y) Preferred Equity issued by a Wholly-Owned Subsidiary of the Borrower to its direct parent company or companies) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b)        The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower and its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) in connection with any transaction permitted under Section 9.02(viii), 9.02(ix), 9.02(x), 9.05(ix), 9.05(xviii) or 9.05(xix) which does not decrease the percentage ownership of the Borrower and its Subsidiaries in any class of capital stock or other Equity Interests of its Subsidiaries and (vi) as permitted by sub-clause (y) of the parenthetical contained in Section 9.12(a)(i).

9.13.       Business; etc.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

(b)        In the event that the Foreign Restructuring Transactions shall occur, notwithstanding the foregoing or anything else in this Agreement to the contrary, the Bermuda Subsidiary and the Dutch Subsidiary will not engage in any business or own any significant assets or have any material liabilities other than (i) (w) entering into the Foreign Restructuring Transactions, (x) the Bermuda Subsidiary’s ownership of the capital stock of the Dutch Subsidiary, (y) the Dutch Subsidiary’s ownership of the capital stock of Semtech International and the MergerCo (or its successor) and (z) holding cash and Cash Equivalents at any time (together with any investment income thereon), so long as the same are promptly paid, distributed, contributed and/or on-lent to other Persons in accordance with Sections 9.05(xviii) and (xix), as applicable, and (ii) those liabilities which it is responsible for under this Agreement and the other Documents to which it is a party, provided that both the Bermuda Subsidiary and the Dutch Subsidiary may engage in those activities that are incidental to (x) the maintenance of its respective existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

9.14.       Limitation on Creation of Subsidiaries.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 9.14(b)), provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Guaranty and Collateral Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Wholly-Owned Domestic Subsidiary executes a counterpart of the Guaranty and Collateral Agreement, and (iv) each such new Wholly-Owned Domestic Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 8.12.  In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b)        In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned

Subsidiaries after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 9.05, provided that (i) all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Guaranty and Collateral Agreement, and (ii) each such Non-Wholly-Owned Subsidiary that is a Domestic Subsidiary shall take the actions specified in Section 9.14(a) to the same extent that such Non-Wholly-Owned Subsidiary would have been required to take if it were a Wholly Owned Domestic Subsidiary of the Borrower.

9.15.       Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person.

(a)        (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.22(a), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrower’s and its Subsidiaries’ compliance with this Section 9.15).

(b)        The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit any of the funds of the Borrower or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

(c)         The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit (x) any of the funds or properties of the Borrower or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law, or the Loans made by the Lenders would be in violation of any applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in the Borrower or any of its Subsidiaries, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law or the Loans are in violation of any applicable law.

SECTION 10.       Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01.     Payments.  The Borrower shall (i) default in the payment when due of any principal of any Term Loan or any Term Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Term Loan or Term Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02.     Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or in any respect to the extent qualified by “materiality,” “Material Adverse Effect” or similar language) on the date as of which made or deemed made; or

10.03.     Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.04 (as it relates to the Borrower), 8.08, 8.11, 8.14, 8.15 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which such default shall first become known to any officer of the Borrower or any other Credit Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04.     Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

10.05.     Bankruptcy, etc.  The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not timely controverted within the time specified under applicable law, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06.     ERISA.

(a)           One or more ERISA Events shall have occurred, or

(b)           there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(c)           there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or could be reasonably expected to have, a Material Adverse Effect; or

10.07.              Security Documents.  Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 10.07, unless the aggregate Fair Market Value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien equals or exceeds $15,000,000; or

10.08.              Guaranty.  The Guaranty or any provision thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or the Borrower or any Subsidiary Guarantor or any Person acting for or on behalf of the Borrower or such Subsidiary Guarantor shall deny or disaffirm the Borrower or such Subsidiary Guarantor’s obligations under the Guaranty or the Borrower or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

10.09.              Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $15,000,000; or

10.10.              Change of Control.  A Change of Control shall occur; or

10.11.              RCF Intercreditor Agreement.  After the execution and delivery thereof, the RCF Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (other than (x) in accordance with the terms of the RCF Intercreditor Agreement or (y) as a result of any action or inaction on the part of the Administrative Agent or any Lender) and such ceasing of the effectiveness of any such provision could reasonably be expected to be adverse to the interests of the Lenders in any material respect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Term Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Term Loan Commitment terminated, whereupon all Term Loan Commitments of each Lender shall forthwith terminate immediately without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Term Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce each Guaranty.

SECTION 11.                     The Administrative Agent.

11.01.              Appointment.  (a) The Lenders hereby irrevocably designate and appoint Jefferies Finance LLC as Administrative Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Jefferies Finance LLC in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents and Jefferies Finance LLC hereby accepts such appointment on the Effective Date.  Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of such Term Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b)                                 Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the applicable UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the applicable UCC or any other applicable legal requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

11.02.              Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.  It is understood and agreed that the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03.              Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, any Collateral or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04.              Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05.              Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Subsidiaries), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

11.06.              Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The agreements in this Section 11.06 shall survive the payment of the Term Loans and all other amounts payable hereunder.

11.07.              The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Term Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Holder of Term Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08.              Holders.  The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

11.09.              Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                         Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)                          If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                         If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                          Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

11.10.              Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Term Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Term Loan Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 9.01 and 9.02.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)                          The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11.              Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.12.              Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Borrower, Subsidiary Guarantor or the relevant Lender.

11.13.              The Administrative Agent May File Proof of Claims.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Credit Documents) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent the Loan Documents.

SECTION 12.                     Miscellaneous.

12.01.              Payment of Expenses, etc.

(a)                                 The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and the Lead Arranger (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); and (ii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, partners, employees, shareholders, representatives, agents, affiliates, trustees, controlling persons, attorneys-in fact and advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder), or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)                         To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.02.              Right of Setoff.  (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.  To the extent permitted by law, each participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such participant agrees to be subject to Section 12.06(b) as though it were a Lender.

(b)                                 NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE TERM LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY TERM NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE TERM NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03.              Notices.  (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 1.01(b); and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.04.              Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Term Loan Commitments hereunder except as provided in Sections 2.13 and 12.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Credit Document and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Agreement; provided further that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver to the extent such amendment, modification or waiver would (i) extend the final scheduled maturity of any Term Loan or Term Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Term Loan Commitment or a mandatory prepayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment (or the available portion thereof) or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.  In the case of any such participation, except as otherwise set forth in Section 12.04(e), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Term Loan Commitments and related outstanding Obligations (or, if the Term Loan Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Term Loan Commitments and related outstanding Obligations (or, if the Term Loan Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall, subject to Section 12.15, become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Term Loan Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Term Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Term Note pursuant to a customary indemnification agreement) new Term Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Term Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Term Loan Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default then exists (and, with respect to assignments by Jefferies Finance LLC or any of its Affiliates only, the Syndication Date has theretofore occurred), the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor) and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Term Loan Commitments and outstanding Term Loans.  To the extent that an assignment of all or any portion of a Lender’s Term Loan Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                          Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Term Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Term Loans and Term Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)                         Any Lender which assigns all of its Term Loan Commitments and/or Term Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(e)                          The Borrower agrees that each participant of a Term Loan under Section 12.04(a) shall be entitled to the benefits of Sections 2.10 and 4.04 (subject to the requirements and limitations therein, including the requirements under Section (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 4.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No sale or other transfer of any participation or other beneficial ownership interest in the Term Loans shall be effective until such sale or transfer is recorded on the applicable Participant Register and prior to such recordation all amounts owing to the selling Lender with respect to such Term Loans shall remain owing to the selling Lender. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.05.              No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06.     Payments Pro Rata.  (a)     Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07.     Calculations; Computations.  (a)     The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow (including the Applicable Excess Cash Flow Percentage), and all computations and all definitions (including accounting terms) used in determining compliance with the Incremental Term Loan Commitment Requirements, with Sections 2.14, 2.16(a) and 8.15 and  Section 9 and determining the Total Leverage Ratio and the Interest Expense Coverage Ratio, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 7.05(a) for the Fiscal Year ended January 30, 2011, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)           All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

12.08.     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a)        THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN

ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY TERM NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST  THE BORROWER IN ANY OTHER JURISDICTION.

(b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09.     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10.     Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

12.11.     Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12.     Amendment or Waiver; etc.  (a)     Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) (except that the Administrative Agent and the Borrower may enter into any amendment of any Credit Document in order to correct any immaterial technical error therein without the consent of the Credit Parties or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i)(z), (vi) and (vii) or whose Obligations are being extended in the case of following clauses (i)(x) and (y)), (i)(x) extend the final scheduled maturity of any Term Loan or Term Note, (y) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment or (z) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)(z)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or all or substantially all of the value of the Subsidiary Guarantors from the Guaranty (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive any provision of Section 12.06, except in connection with an amendment that provides for a prepayment of Term Loans by the Borrower (offered ratably to all Lenders with Term Loans under the applicable Tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders or (vii) amend, modify or waive any provision of Section 12.04(b) that further restricts assignments thereunder; provided further, that no such change, waiver, discharge or termination shall (1) increase the Term Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Term Loan Commitment or a mandatory repayment of Term Loans shall not constitute an increase of the Term Loan Commitment of any Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01(a) or 4.02(f) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), or (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans are included on the Effective Date).

(b)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Term Loans of such Lender, in accordance with Section 4.01(b), provided that, unless the Term Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c)           Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Term Loan Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment (to the extent not theretofore terminated) and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 12.04) in full of this principal of and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d)           Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(e)           Notwithstanding anything to the contrary contained in this Section 12.12, (i) the Borrower, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Term Loan Commitment Agreement and make any necessary conforming changes to this Agreement and the other Credit Documents consistent therewith and (ii) the Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Credit Documents in accordance with the provisions of Section 2.15(c).

12.13.     Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Term Notes and the making and repayment of the Obligations.

12.14.     Domicile of Term Loans.  Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15.     Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Term Loan Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each payment of interest on and repayment in respect of the principal amount of the Term Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans.  With respect to any Lender, the transfer of the Term Loan Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Term Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Term Loan Commitments and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loan Commitments and Term Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Term Loan Commitments and Term Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Term Note (if any) evidencing such Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15.

12.16.     Confidentiality.  (a)     Subject to the provisions of clause (b) of this Section 12.16, each of the Administrative Agent, Collateral Agent and each Lender agrees that it will keep confidential any non-public information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, in accordance with the customary procedures of the Administrative Agent, the Collateral Agent or such Lender, as applicable, for handling its own confidential information, provided that the Administrative Agent, the Collateral Agent or any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the Administrative Agent, the Collateral Agent or the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over the Administrative Agent, the Collateral Agent or such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) in the case of any Lender, to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, (vii) in connection with the enforcement of its rights or remedies under any of the Credit Documents, (viii) to the extent that such information is received by the Administrative Agent, the Collateral Agent or such Lender from a third party that is not, to the knowledge of the Administrative Agent, the Collateral Agent or such Lender, as applicable, subject to confidentiality obligations owing to the Borrower, (ix) to the extent that such information is independently developed by the Administrative Agent, the Collateral Agent or such Lender, (x) for purposes of establishing a “due diligence” defense, (xi) in the case of any Lender, to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Term Notes, Term Loans or Term Loan Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16, (xii) with the prior consent of the Borrower and (xiii) to the employees, auditors, advisors or counsel of the Administrative Agent, the Collateral Agent or such Lender, as applicable, or to another Lender if the Administrative Agent, the Collateral Agent or such Lender, as applicable, or the holding or parent company of the Administrative Agent, the Collateral Agent or such Lender, as applicable, in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as the Administrative Agent, the Collateral Agent or such Lender, as applicable.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17.     Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents.  The Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, the Borrower will, and will cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.  If requested to do so pursuant to this Section 12.17, all such actions shall be taken in accordance with the provisions of this Section 12.17 and Section 8.12 and within the time periods set forth therein.

12.18.     Patriot Act.  Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19.     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.20.     Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

12.21.     Absence of Fiduciary Duties.  The Borrower agrees (on behalf of itself and its Subsidiaries) that in connection with all aspects of the transactions contemplated hereby or by the other Credit Documents and any communications in connection therewith, the Credit Parties and their respective Affiliates, on the one hand, and each Lender, the Administrative Agent, the Collateral Agent and the Lead Arranger, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, the Administrative Agent, the Collateral Agent, the Lead Arranger or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications

12.22.     OTHER LIENS ON COLLATERAL; TERMS OF RCF INTERCREDITOR AGREEMENT; ETC.  (a)                EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS RANKING PARI PASSU WITH (BUT NOT SENIOR TO) THE LIENS CREATED BY OR PURSUANT TO THE SECURITY DOCUMENTS MAY BE CREATED ON THE COLLATERAL PURSUANT TO THE PERMITTED REVOLVING CREDIT FACILITY DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE RCF INTERCREDITOR AGREEMENT.  THE EXPRESS TERMS OF THE RCF INTERCREDITOR AGREEMENT MAY PROVIDE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE RCF INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE RCF INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           IN THE EVENT THAT THE PERMITTED REVOLVING CREDIT FACILITY IS ENTERED INTO ON A

SECURED BASIS, EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE RCF INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE RCF INTERCREDITOR AGREEMENT AND EACH LENDER AGREES TO BE BOUND BY THE TERMS AND PROVISIONS OF THE RCF INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 12.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS THAT MAY BE CONTAINED IN THE RCF INTERCREDITOR AGREEMENT.   UPON ITS EXECUTION AND DELIVERY, REFERENCE MUST BE MADE TO RCF INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS TO BE CONTAINED IN THE RCF INTERCREDITOR AGREEMENT.  EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT (OR AN AFFILIATE THEREOF) MAY ALSO ACT IN AN ADMINISTRATIVE AND COLLATERAL AGENCY CAPACITY UNDER THE PERMITTED REVOLVING CREDIT FACILITY DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

*   *   *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

Emeka Chukwu	SEMTECH CORPORATION, as the Borrower
Senior Vice President, Finance and
Chief Financial Officer
Semtech Corporation
200 Flynn Road	By:	/s/ Emeka Chukwu
Camarillo, California 93012		Name: Emeka Chukwu
Telephone: (805) 498-2111		Title: Senior Vice President, Finance and Chief Financial Officer
Facsimile: (805) 498-2040
Email: echukwu@semtech.com

and

Randall H. Holliday
Vice President, General Counsel and Secretary
Semtech Corporation
200 Flynn Road
Camarillo, California 93012
Telephone: (805) 480-2153
Facsimile: (805) 480-2157
Email: RHolliday@semtech.com

Address:
JEFFERIES FINANCE LLC,
Individually and as Administrative Agent
520 Madison Avenue
New York, New York 10022

By:	/s/ E. J. Hess
Name: E. J. Hess
Title: Managing Director

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Brian Weber
Name: Brian Weber
Title: Senior Vice President

SILICON VALLEY BANK, as Lender

By:	/s/ Alexis Coyle
Name: Alexis Coyle
Title: Director

ONEWEST BANK, FSB, as Lender

By:	/s/ Grant Ahearn
Name: Grant Ahearn
Title: EVP

RAYMOND JAMES BANK, N.A., as Lender

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

BANK OF THE WEST, as Lender

By:	/s/ Richard J. Tico
Name: Richard J. Tico
Title: Vice President

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

cxxi

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jean Frammolino
Name: Jean Frammolino
Title: Vice President

cxxii

Schedule 1.01(a)

TERM LOAN COMMITMENTS

Lender	A Term Loan Commitment	B Term Loan Commitment
Jefferies Finance LLC	$11,000,000.00	$245,000,000.00
Wells Fargo Bank, N.A.	$19,000,000.00	$0.00
Silicon Valley Bank	$19,000,000.00	$0.00
OneWest Bank, FSB	$18,000,000.00	$0.00
Raymond James Bank, N.A.	$10,000,000.00	$3,000,000.00
Bank of the West	$10,000,000.00	$0.00
The Bank of Nova Scotia	$8,000,000.00	$2,000,000.00
HSBC Bank USA, National Association	$5,000,000.00	$0.00
TOTAL:	$100,000,000.00	$250,000,000.00

Schedule 1.01(b)

LENDER ADDRESSES

LENDERS:	CONTACT DETAILS:
Jefferies Finance LLC 520 Madison Avenue New York, NY 10022

Credit Contact:

Attention: Keith Cullar, Vice President / Paul McDonnell, Managing Director

Telephone: 212-336-7376 / 212-284-2247

Telecopier: 212-284-3444

Email: kcullar@jefferies.com / pmcdonnell@jefferies.com

Operations Contact:

Attention: Tamara Upson, Senior Ops Analyst, Deusche Bank

5022 Gate Parkway, Suite 400, Jacksonville, FL 32256

Telephone: 904-527-6589

Telecopier: 904-494-6871

Email: tamara.upson@db.com / agency.gls@db.com

Attention: Adrian Cioinigel, Assistant Vice President,

Jefferies Finance LLC

Telephone: 212-284-2138

Telecopier: 646-786-5303

Email: acioinigel@jefferies.com

Wells Fargo Bank, N.A. 2030 Main Street, Suite 900 Irvine, CA 92614

Credit Contact:

Attention: Brian Weber, Relationship Manager

Telephone: 949-251-4117

Telecopier: 949-851-8159

Email: brian.s.weber@wellsfargo.com

Operations Contact:

Attention: Brian McCauley, Loan Servicing Specialist

Address: 1700 Lincoln Street, 5th Floor

Denver, CO 80203

Telephone: 303-863-5045

Telecopier: 303-863-2729

Email: denlclnsvmembersyndication@wellsfargo.com

Silicon Valley Bank 555 Mission Street, Suite 900 San Francisco, CA 94105

Credit Contact:

Attention: Alexis Coyle, Director / Hakim Lebsara,

Telephone: 415-764-3109 / 415-764-4780

Email: acoyle@svb.com / hlebsara@svb.com

Operations Contact:

Attention: Louie Magpantay / Elvira Jimenez

Address: 3003 Tasman Drive, Santa Clara, CA 95054

Telephone: 408-654-7385 / 408-654-7335

Telecopier: 408-496-2426 Email: lmagpantay@svb.com / ejimenez@svb.com

OneWest Bank, FSB 888 East Walnut St. Pasadena, CA 91101

Credit Contact:

Attention: Earl Kwak, VP / John Farrace, EVP & Head of Corporate Banking

Address: 2450 Broadway Ave., Suite 500, Santa Monica, CA 90404

Telephone: 310-449-2365 / 310-449-2332

Telecopier: 866-529-1651 / 866-506-5714

Email: earl.kwak@owb.com / john.farrace@owb.com

Operations Contact:

Attention: Olga Fomina, AVP, Note Department Supervisor / Maria Gamboa, Note Department Specialist

Address: 2450 Broadway, Suite 400, Santa Monica, CA 90404

Telephone: 310-449-2414 / 310-449-2418

Telecopier: 866-518-6540

Email: OWB-BBG-Notedepartment@owb.com

Raymond James Bank, N.A. 710 Carillon Parkway St. Petersburg, FL 33716

Credit Contact:

Attention: Kathy Bennett

Telephone: 727-567-4314

Telecopier: 866-205-1396

Email: RJBank-LoanOpsCorp@RaymondJames.com

Operations Contact:

Attention: Loan Ops / CML

Telephone: 727-567-1815 / 727-567-4798

Telecopier: 866-597-4002

Email: RJBank-LoanOpsCorp@RaymondJames.com

Bank of the West 1036 State Street Santa Barbara, CA 93101

Credit Contact:

Attention: Richard Tico, VP

Telephone: 805-962-7619

Telecopier: 805-564-3196

Email: Richard.Tico@Bankofthewest.com

Operations Contact:

Attention: Sandra Fox, AVP and Manager

Address: 1977 Saturn St., 3rd Floor, Monterey Park, CA 91755

Telephone: 323-727-3065

Telecopier: 323-727-3099

Email: Sandra.Fox@Bankofthewest.com

The Bank of Nova Scotia 720 King Street West, 2/F Toronto, Ontario M5V 2T3	Credit Contact: Attention: Eugene Dempsey Address: 650 West Georgia Street, 18th Floor,

cxxv

Vancouver, BC V6B 4N7 Telephone: 604-697-2214 Email: EUGENE.DEMPSEY@SCOTIABANK.COM Operations Contact: Attention: Di Jing Telephone: 212-225-5705 Telecopier: 212-225-5709 Email: DI.JING@SCOTIABANK.COM

HSBC Bank USA, National Association 452 Fifth Avenue New York, NY 10018

Credit Contact:

Attention: Jean M. Frammolino, Vice President / Min W. Cho, AVP

Address: 660 S. Figueroa St. Suite 800

Los Angeles, CA 90017

Telephone: 213-553-8015 / 213-553-8034

Telecopier: 213-553-8056

Email: jean.m.frammolino@us.hsbc.com / min.w.cho@us.hsbc.com

Operations Contact:

Attention: Swapna Puram / Gale Boyd

Address:  One HSBC Center, 26th Floor

Buffalo, NY 14203

Telephone: 716-841-1930

Telecopier: 917-229-0973 (notices must be received by facsimile)

cxxvi

Schedule 1.01(c)

Part I

Amount of Restructuring Expenses

Fiscal Quarter Ending Closest To	Amount

April 30, 2012	$2,400,000
July 31, 2012	$2,400,000
October 31, 2012	$2,400,000
January 31, 2013	$2,400,000
April 30, 2013	$1,300,000
July 31, 2013	$1,300,000
October 31, 2013	$1,300,000
January 31, 2014	$1,300,000

Part II

Expected Cost Savings

Fiscal Quarter Ending Closest To	Amount

April 30, 2012	$2,150,000
July 31, 2012	$2,150,000
October 31, 2012	$2,150,000
January 31, 2013	$2,150,000

Schedule 2.16

REVERSE DUTCH AUCTION PROCEDURES

This Schedule 2.16 is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.16 of the Credit Agreement, of which this Schedule 2.16 is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.  Capitalized terms not otherwise defined in this Schedule 2.16 have the meanings assigned to them in the Credit Agreement.

(a)           Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the relevant Tranche of Term Loans (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted.  An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b)           Reply Procedures.  In connection with any Auction, each Lender of Term Loans of the applicable Tranche wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply

Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of such Tranche held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).  The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c)           Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d)           Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e)           Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.16).  The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)            Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i)            The conditions set forth in Section 2.16 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower

ii

must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(ii)           The representations and warranties of the Borrower and each other Credit Party contained in Section 7 of the Credit Agreement or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 7.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 8.01 of the Credit Agreement.

(g)           Additional Procedures.  Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed to meet a condition set forth in Section 2.16 of the Credit Agreement.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and conditions of Section 2.16 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due).  The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.16 of the Credit Agreement or this Schedule 2.16.  The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.16 of the Credit Agreement or this Schedule 2.16.  None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  This Schedule 2.16 shall not require the Borrower to initiate any Auction.

iii

Schedule 7.10

Plans

None.

Schedule 7.12

Real Property

Owned Property

Company	Address/City/State/Zip Code	County (U.S. Only)	Mortgaged Property?
Semtech Corporation	200 Flynn Road Camarillo, California 93012	Ventura	Yes
Semtech Corpus Christi S.A. de C.V.	Carretera a Matamoros Y Brecha E-99, Parque Industrial Reynosa, Tamaulipas, Mexico, CP 88780		No

Leased Properties

Company	Address/City/State/Zip Code	County (U.S. only)	Leasehold Subject to Landlord Waiver?
Semtech San Diego Corporation	15015 Avenue of Science, Ste. 100 San Diego, CA 92128	San Diego	Yes
Sierra Monolithics, Inc.	5141 California Ave, Ste. 200 Irvine, CA 92617	Orange	Yes
Sierra Monolithics, Inc.	103 W. Torrance Blvd. Redondo Beach, CA 90277	Los Angeles	Yes
Sierra Monolithics, Inc.	123 W. Torrance Blvd. Redondo Beach, CA 90277	Los Angeles	Yes
Sierra Monolithics, Inc.	306, 308, 310 and 312 South Catalina Ave., Redondo Beach, CA 90277 (all in same bldg.)	Los Angeles	Yes
Semtech Corporation	2580 N. First Street, Suite 500 San Jose, California 95131	Santa Clara	Yes
Semtech Corporation	1015 Aviation Parkway, Suite 100 Morrisville, NC 27560	Wake	Yes
Semtech (International) AG and Semtech Switzerland GmbH	Santisstrasse 2A, 9500 Wil, Switzerland		No
Semtech France SARL	Parc Technopolis-3, Avenue du Canada, Courtabouef, 91940, France		No
Semtech Germany GmbH	Zeppelinestrasse 4 D-85399 Hallbergmoos, Germany		No
Semtech Limited	Units 2-3 Park Court Premier Way, Abbey Park Industrial Estates Romsey, Hampshire, SO51 9DN, UK		No
Semtech	Route des Gouttes d’Or 40		No

Neuchâtel SARL	2000 Neuchatel Switzerland
Semtech Semiconductor (Shenzhen) Company Limited	Shenzhen Design Center Suite A408 4th Floor, A Wing, TCL Building, South First Street, Nanshan District, Shenzhen, China	No
Semtech Semiconductor Holdings Limited	9th Floor, Hutchison House, 10 Harcourt Rd. Central, Hong Kong	No
Semtech Semiconductor (Chengdu) Co. Ltd.	Room #1-182, UC Customer Centre, No. 8-2, Kexin Road, West Park of Chengdu Hi-Tech Zone, 611731 Chengdu, Sichuan, China	No
Semtech Semiconductor (Shanghai) Co. Ltd.	Xuhui Commercial Mansion, Room 2008, No. 168 Yude Road, Shanghai	No
Semtech (International) AG — Beijing Representative Office	Unit 2206 Beijing Silver Tower No. 2 North Road Dong San Huan Chaoyang District Beijing, 100027 China	No
Semtech (International) AG — Shanghai Representative Office	Unit 09-10, 25th Floor, Office Tower, Shanghai Times Square, 93 Huaihai Zhong Lu, Luwan District, Shanghai, 200021, P.R. China	No
Semtech Switzerland GmbH — Japan Branch Office	Okada Building, 8F, 22-6, Higashi Gotanda 1-chome, Shinagawa-ku, Tokyo 141-0022 Japan	No
Semtech (International) AG — Korea Branch Office	Suite 706, Seoul Building, 831-11 Yeoksam-Dong, Kangnam-Ku Seoul, Korea 135-080	No
Semtech (International) AG Philippines Regional HQ	Suite 706, ALPAP 2 Building Trade Street, cor, Investment Drive Madrigal Business Park Ayala-Alabang, Muntinlupa City Philippines	No
Semtech (International) AG, Taiwan Branch	12F, No. 89, Sec 5 Nanking E. Road, Taipei, Taiwan	No
Gennum(1)	4281 Harvester Road Burlington, Ontario Canada L7L 5M4	No
Gennum	4241 Harvester Road	No

(1)  As used in this schedule, “Gennum” refers to Gennum Corporation and its Subsidiaries.

Burlington, Ontario Canada
Gennum	3150 Harvester Road Burlington, Ontario Canada L7N 3W8		No
Gennum	439 University Ave., Suite 1700 Toronto, Ontario, Canada M5G 1Y8		No
Gennum	415 Legget Drive, Suite 200 Kanata, Ontario, Canada K2K 3R1		No
Gennum	3553 - 31st Street N.W. Suite #320 Calgary, Alberta, Canada T2L 2K7		No
Gennum	691 South Milpitas Blvd., Suite 200 Milpitas, California 95035	Santa Clara	No
Gennum	288 and 288-A Paseo de Maravillas Jesus Maria, Aguascalientes, Mexico 20983		No
Gennum	Shinjuku Green Tower, Building 27F, 6-14-1 Nishi Shinjuku, Shinjuku-ku, Tokyo 160-0023, Japan		No
Gennum	6F-4, No. 51, Sec. 2, Keelung Road Sinyi District, Taipei City 11502 Taiwan, R.O.C.		No
Gennum	First floor and part ground floor, South Building Walden Court Parsonage Lane, Bishops’ Stortford, Hertfordshire, United Kingdom CM23 5DB		No
Gennum	Room 10, Southampton Science Park 2 Venture Road, Southampton, Hants United Kingdom S016 7NP		No
Gennum	Unit 2, West Point Court Great Park Road, Bradley Stoke, Bristol United Kingdom BS32 4PY		No
Gennum	Zalgirio str. 92, Room 1300-13001-0017 Second Floor, Vilnius, Lithuania		No
Gennum	Hainbuchenstr. 2, Munich 80935 Germany		No
Gennum	#208A, Commercial Building, Nirmala Plaza Airport Road, Forest Park Square Bhubaneswar, India 751009		No
Gennum	#408A, Commercial Building, Nirmala Plaza Airport Road, Forest Park Square Bhubaneswar, India 751009		No
Gennum	#402A, Commercial Building, Nirmala Plaza Airport Road, Forest Park Square Bhubaneswar, India 751009		No
Gennum	RM 5/6, Commercial Building, Nirmala Plaza Airport Road, Forest Park Square Bhubaneswar, India 751009		No
Cycleo SAS	216 Allee de Champrond 38330 Saint-Ismier, France		No

Schedule 7.14

Subsidiaries

Subsidiary Guarantors

Company	Percentage Ownership (Direct and Indirect) of Borrower	Direct Owner	Percentage Ownership of Direct Owner (if not Borrower)
Semtech San Diego Corporation	100%	Semtech Corporation	n/a
Semtech Corpus Christi Corporation	100%	Semtech Corporation	n/a
Semtech New York Corporation	100%	Semtech Corporation	n/a
Sierra Monolithics, Inc.	100%	Semtech Corporation	n/a

Non-Guarantor Subsidiaries

Company	Percentage Ownership (Direct and Indirect) of Borrower	Direct Owner	Percentage Ownership of Direct Owner (if not Borrower)
Semtech Corpus Christi S.A. de C.V. (a Mexican corporation)	0.1% (1 share of the fixed capital) (direct) 99.9% (indirect)	Semtech Corporation Semtech Corpus Christi Corporation	99% (99 shares of the fixed capital and 1,375 of the variable capital)
Semtech (International) AG (a Swiss company limited by shares)	100% (direct)	Semtech Corporation	n/a
Semtech France SARL	100% (indirect)	Semtech (International) AG	100%
Semtech Germany GmbH	100% (indirect)	Semtech (International) AG	100%
Semtech Switzerland GmbH	100% (indirect)	Semtech (International) AG	100%
Semtech Limited (a private limited company under the Companies Act 1948 to 1967 of the United Kingdom, registered in Scotland)	100% (indirect)	Semtech (International) AG	100%
Semtech Neuchâtel SARL (a Swiss limited liability company)	100% (indirect)	Semtech (International) AG	100%
Semtech Semiconductor (Shenzhen) Company Limited	100% (indirect)	Semtech (International) AG	100%

Company	Percentage Ownership (Direct and Indirect) of Borrower	Direct Owner	Percentage Ownership of Direct Owner (if not Borrower)
Semtech Semiconductor (Malaysia) Sdn Bhd	100% (indirect)	Semtech (International) AG	100%
Semtech Semiconductor Holdings Limited	100% (indirect)	Semtech (International) AG	100%
Semtech Semiconductor (Chengdu) Co. Ltd.	100% (indirect)	Semtech Semiconductor Holdings Limited Hong Kong	100%
Semtech Semiconductor (Shanghai) Co. Ltd.	100% (indirect)	Semtech Semiconductor Holdings Limited Hong Kong	100%
Semtech EMEA, Ltd.	100% (indirect)	Semtech (International) AG	100%
Semtech Canada Inc.	100% (indirect)	Semtech Netherlands BV	100%
Gennum Corporation	100% (indirect)	Semtech Canada, Inc.
Semtech Netherlands BV	100% (indirect)	Semtech (International) AG	100%
Semtech Holdings France SAS	100% (indirect)	Semtech (International) AG	100%
Cycleo SAS	100% (indirect)	Semtech Holdings France SAS	100%
NanoScale - Labs SAS	100% (indirect)	Semtech Holdings France SAS	100%
Gennum Japan Kabushiki Kaisha (Japan)	100% (indirect)	Gennum Corporation	100%
Gennum Canada Limited	100% (indirect)	Gennum Corporation	100%
Snowbush Mexico S.A.P. de C.V.	99.9% (indirect)	Gennum Canada Limited	99.9%
Gennum Technologies India Private Limited	94.7% (indirect)	Gennum Canada Limited	94.7%
Gennum UK Limited	100% (indirect)	Gennum Corporation	100%
Nanotech Semiconductor Limited	100% (indirect)	Gennum UK Limited	100%
Gennum US Holdings Limited	100% (indirect)	Gennum Corporation	100%
Gennum US Limited	100% (indirect)	Gennum US Holdings Limited	100%

Schedule 7.17

Insurance

Policy / Type of Coverage	Amounts Insured	Deductible?
Commercial General Liability Insurance (Semtech)	Minimum of $10 million per occurrence	$0
Auto Liability Insurance (Semtech)	Minimum of $10 million per occurrence	$0
Workers Compensation and Employers Liability (Semtech)	Minimum of $10 million per occurrence	$0
Special Perils’ Form Property Insurance on Real & Personal Property (Semtech)	Equal to the Insurable Replacement Cost, or valuation and limits as otherwise required by contract	$10,000
Cargo (Transit) Insurance including Inventory (Semtech)	Equal to the Insurable Replacement Cost, or valuation and limits as otherwise required by contract	$10,000
Management Liability Insurance (Semtech)	Up to $40 million	$500,000
Commercial Package (Property & Business Interruption) (Gennum)	Up to $150 million per occurrence	$50,000
Commercial General Liability (Gennum)	Up to $1 million	$1,000
Umbrella Liability (Gennum)	Up to $14 million in excess of general liability coverage of $1 million	$0
1st Excess Umbrella (Gennum)	Up to $10 million in excess of general and umbrella and liability	$0

Boiler & Machinery (Gennum)	Up to $100 million	$25,000 for production machinery; $5,000 for all other objects
Employee Crime (Gennum)	Up to $500,000	$10,000
Marine Cargo (Gennum)	Loss of shipment valued at cost plus freight +10%	$2,500 for in transit items, $5,000 warehouse endorsement. $50,000 earthquake, flood & windstorm on warehouse endorsement
Directors’ and Officers’ Liability (Gennum)	Up to $15 million	$50,000
1st Excess Directors’ & Officers’ Liability	$15 million in excess of D&O primary limit	$0
Automobile Fleet (Gennum)	Up to $2 million	$1,000 deductible collision
UK Employers Liability (Gennum)	Up to £10 million	$0
Mexican Property & Liability (Gennum)	Up to $1 million	Property: 2%; Liability: 2.5%
India General/Fire/Medical (Gennum)	INR 44 million per occurrence and in aggregate	0.5% of any one aggregate limit each & every loss

Schedule 7.21

Existing Indebtedness

Earn-out obligations in connection with the acquisition of 100% of the Equity Interests of Cycleo SAS, a limited liability company organized under the laws of France, and NanoScale-Labs SAS, a limited liability company organized under the laws of France, in each case pursuant to the terms of that Share Purchase Agreement dated as of March 7, 2012 by and among Semtech Holdings France SAS, the Borrower, Semtech (International) AG and the individuals party thereto as sellers.

Capitalized Lease Obligations in respect of Liens described in items number 1-5 on Schedule 9.01.

Schedule 9.01

Existing Liens

Item No.	Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral Description
1	Semtech Corporation	Ikon Financial Svcs	Delaware Secretary of State	2008 0000909	1/1/08	Equipment lease (Capital Lease)
2	Sierra Monolithics Inc.	Electro Rent Corporation	California Secretary of State	05-7013616100 05-70404950 09-72068013	1/25/05 9/6/05 8/27/09	Specified equipment (Capital Lease) Collateral restatement: specified equipment Continuation
3	Sierra Monolithics, Inc.	General Electric Capital Corporation	Delaware Secretary of State	09-7203087086	7/22/09	Equipment lease (Capital Lease)
4	Sierra Monolithics, Inc.	Dell Financial Services L.L.C.	Delaware Secretary of State	09-7205049187	8/7/09	Equipment lease (Capital Lease)
5	Sierra Monolithics	Alltest Instruments	Delaware Secretary of State	10-7253617587	12/7/10	Specified equipment (Capital Lease)
6	Gennum Corporation	IBM Canada Limited - PPSA Administrator	Ontario, Canada	643569435	Expiry Date: 3/25/12	Equipment lease
7	Gennum Corporation	MCAP Leasing Inc.	Ontario, Canada	647975403	Expiry Date: 8/25/13	Equipment lease Change Statement changing second Debtor to Gennum Renewal filing (1 year) Change Statement amending postal code of first Debtor
8	Gennum Corporation	Xerox Canada Ltd	Ontario, Canada	649027071	Expiry Date: 10/3/13	Equipment lease
9	Gennum Corporation	MCAP Leasing Inc.	Ontario, Canada	652943331	Expiry Date: 4/23/14	Leased equipment Renewal filing (1 year)
10	Gennum Corporation	BMW Canada Inc.	Ontario, Canada	653643063	Expiry Date: 5/25/14	2009 BMW X5 XDRIVE35D Change Statement deleting Debtor Attila Papp and adding Gennum Corporation
11	Gennum Corporation	Electro Rent Corporation	Ontario, Canada	656202051	Expiry Date: 9/10/19	Equipment lease

Item No.	Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral Description
12	Gennum Corporation	BMW Canada Inc.	Ontario, Canada	657715239	Expiry Date: 11/20/14	2010 BMW 535I XDRIVE sedan Change Statement amending Debtor’s name to Walter Benko
13	Gennum Corporation	Electro Rent Corporation	Ontario, Canada	657739593	Expiry Date: 11/23/19	Equipment lease
14	Gennum Corporation	Stuart Budd & Sons Ltd.	Ontario, Canada	661981068	Expiry Date: 6/8/13	2011 BMW X6 XDRIVE35I
15	Gennum Corp	BMW Canada Inc.	Ontario, Canada	662312106	Expiry Date: 6/21/15	2011 BMW 335I XDRIVE sedan
16	Gennum Corporation	GE VFS Canada Limited Partnership	Ontario, Canada	663228495	Expiry Date: 6/26/14	Equipment lease
17	Gennum Corp	BMW Canada Inc.	Ontario, Canada	664262415	Expiry Date: 9/8/15	2011 BMW 535I sedan
18	Gennum Corporation	Toyota Credit Canada Inc.	Ontario, Canada	669426741	Expiry Date: 4/28/15	2011 Lexus IS
19	Gennum Corporation	VW Credit Canada Inc.	Ontario, Canada	671812083	Expiry Date: 7/28/16	2011 Audi Q5 Premium S-Line

Restricted cash in the form of a guarantee in the amount of £40,000 pledged to HMRC by Semtech Limited regarding a deferred duty.

Schedule 9.05

Existing Investments

Gennum Corporation owns 1,720,134 shares of Cellpoint Connect AB.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below
520 Madison Avenue
New York, New York 10022
Attention: [ ]

Ladies and Gentlemen:

The undersigned, Semtech Corporation (the “Borrower”), refers to the Credit Agreement, dated as of March 20, 2012 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

(i)            The Business Day of the Proposed Borrowing is                        ,         .(2)

(ii)           The aggregate principal amount of the Proposed Borrowing is $                    .

(iii)          The Term Loans to be made pursuant to the Proposed Borrowing shall consist of  [A Term Loans][ B Term Loans][Designate Tranche of Incremental Term Loans].

(iv)          The Term Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans].

(2)              Shall be a Business Day at least one Business Day in the case of Base Rate Loans and at least three Business Days in the case of LIBOR Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.

(v)           The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months] [, to the extent agreed by all Lenders with Term Loan Commitments and/or Term Loans under the relevant Tranche, [nine] [twelve] months and, if such Interest Period is unavailable [specify alternative desired]].(3)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (it hereby understood and agreed that (x) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects (or all respects, as the case may be) as of such specified date; and

(B)          no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

SEMTECH CORPORATION

By:
Name:
Title:

(3)              To be included for a Proposed Borrowing of LIBOR Loans.

2

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Jefferies Finance LLC,
as Administrative Agent for the Lenders party
to the Credit Agreement
referred to below

520 Madison Avenue

New York, New York 10022

Attention: [            ]

Ladies and Gentlemen:

The undersigned, Semtech Corporation (the “Borrower”), refers to the Credit Agreement, dated as of March 20, 2012, (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby give you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [A Term Loans] [ B Term Loans] [Designate Tranche of Incremental Term Loans] [Designate Tranche of Extended Term Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i)            The Proposed [Conversion] [Continuation] relates to the Borrowing of [A Term Loans] [B Term Loans] [Designate Tranche of Incremental Term Loans] originally made on                        , 20    , (the “Outstanding Borrowing”) in the principal amount of $                     and currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on                        ,         ].

(ii)           The Business Day of the Proposed [Conversion] [Continuation] is                        ,         .(4)

(4)         Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.

(iii)          The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of             ] converted into a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period of             ].(5)

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].(6)

Very truly yours,

SEMTECH CORPORATION

By:
Name:
Title:

(5)         In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

(6)         In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBOR Loan or in the case of a continauation of a LIBOR Loan.

2

EXHIBIT B-1

FORM OF A TERM NOTE

$[ ]	New York, New York
,

FOR VALUE RECEIVED, SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [                  ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 520 Madison Avenue, New York, New York 10022, on the A Term Loan Maturity Date (as defined in the Agreement) the principal sum of                          DOLLARS ($                        ) or, if less, the unpaid principal amount of all A Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each A Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the A Term Notes referred to in the Credit Agreement, dated as of March 20, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), and Jefferies Finance LLC, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement).  This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranty (as defined in the Agreement).  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the A Term Loan Maturity Date, in whole or in part, and A Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SEMTECH CORPORATION

By:
Name:
Title:

2

EXHIBIT B-2

FORM OF B TERM NOTE

$[ ]	New York, New York
,

FOR VALUE RECEIVED, SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [                      ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 520 Madison Avenue, New York, New York 10022, on the B Term Loan Maturity Date (as defined in the Agreement) the principal sum of                            DOLLARS ($                        ) or, if less, the unpaid principal amount of all B Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each B Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the B Term Notes referred to in the Credit Agreement, dated as of March 20, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), and Jefferies Finance LLC, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement).  This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranty (as defined in the Agreement).  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the B Term Loan Maturity Date, in whole or in part, and B Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SEMTECH CORPORATION

By:
Name:
Title:

2

EXHIBIT B-3

FORM OF INCREMENTAL TERM NOTE

$[ ]	New York, New York
,

FOR VALUE RECEIVED, SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 520 Madison Avenue, New York, New York 10022, on [Insert the applicable Incremental Term Loan Maturity Date] (the “Incremental Term Loan Maturity Date”) the principal sum of                      DOLLARS ($                    ) or, if less, the unpaid principal amount of all [Insert the applicable description of the respective Tranche of Incremental Term Loans] (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each [Incremental Term Loan] made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Incremental Term Notes referred to in the Credit Agreement, dated as of March 20, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), and Jefferies Finance LLC, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement).  This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranty (as defined in the Agreement).  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Incremental Term Loan Maturity Date, in whole or in part, and Incremental Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SEMTECH CORPORATION

By:
Name:
Title:

2

EXHIBIT B-4

FORM OF EXTENDED TERM NOTE

$[ ]	New York, New York
,

FOR VALUE RECEIVED, SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 520 Madison Avenue, New York, New York 10022, on [Insert the applicable Maturity Date] (the “Maturity Date”) the principal sum of                      DOLLARS ($                    ) or, if less, the unpaid principal amount of all [Insert the applicable description of the respective Tranche of Extended Term Loans] (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each [Extended Term Loan] made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Extended Term Notes referred to in the Credit Agreement, dated as of March 20, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), and Jefferies Finance LLC, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement).  This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranty (as defined in the Agreement).  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Extended Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SEMTECH CORPORATION

By:
Name:
Title:

2

EXHIBIT C

FORM OF INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

,

Semtech Corporation
200 Flynn Road
Camarillo, California 93102

Re:  Incremental Term Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of March 20, 2012, (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Semtech Corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental Term Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Loan Lender, its “Incremental Term Loan Commitment”).  Each Incremental Term Loan Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(c) and 2.14 thereof.

Each Incremental Term Loan Lender, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Term Loan Commitments provided pursuant to this Agreement shall constitute Incremental Term Loan Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Loans pursuant to such Incremental Term Loan Commitments, shall constitute Incremental Term Loans under such specified Tranche for all purposes of the Credit Agreement and the other applicable Credit Documents.  Each Incremental Term Loan Lender, the Borrower and the Administrative Agent further agree that, with respect to the Incremental Term Loan Commitment provided by each Incremental Term Loan Lender pursuant to this Agreement, such Incremental Term Loan Lender shall receive from the Borrower such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with the Borrower and the Incremental Term Loan Lenders (and which fees have been identified by the Borrower to the Administrative Agent), all of which fees shall be due and payable to such Incremental Term Loan Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Term Loan Commitment provided pursuant to this Agreement.

Each Incremental Term Loan Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents, as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (v) in the case of each Incremental Term Loan Lender that is a Foreign Lender, attaches the forms and/or certificates referred to in Section 4.04(f) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the Borrower under the Credit Agreement and the other Credit Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Term Loan Lender, the Administrative Agent, the Borrower and each Subsidiary Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 8 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Term Loan Lender party hereto (i) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement, and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Term Loan Commitments provided hereby including, without limitation, all Incremental Term Loans made pursuant thereto, and (ii) all such Obligations (including all such Incremental Term Loans) shall constitute (and be included in the definition of) “Secured Obligations” under the Guaranty and be entitled to the benefits of the respective Security Documents and the Guaranty as, and to the extent, provided in the Credit Agreement and in such other Credit Documents.

Each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Term Loan Commitments provided hereby and all Incremental Term Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Guaranty as, and to the extent, provided in the Guaranty and in the Credit Agreement, and (ii) be entitled to the benefits of the respective Security Documents as, and to the extent, provided therein and in the Credit Agreement.

2

Attached hereto as Annex II is the officer’s certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Term Loan Commitment Requirements” contained in the Credit Agreement certifying as to compliance with clauses (i) and (ii) of such definition and containing the calculations (in reasonable detail) required by such clause (ii) thereof.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties required to be delivered pursuant to clause (iv) of the definition of “Incremental Term Loan Commitment Requirements” contained in the Credit Agreement.

Attached hereto as Annex IV are true and correct copies of the applicable officers’ certificates, board of directors resolutions and good standing certificates of the Credit Parties required to be delivered pursuant to clause (v) of the definition of “Incremental Term Loan Commitment Requirements” appearing in the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on                         ,           .  If you do not so accept this Agreement by such time, our Incremental Term Loan Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 12.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*****

3

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES).

Very truly yours,

[NAME OF EACH INCREMENTAL TERM LOAN LENDER]

By
Name:
Title

Agreed and Accepted

this        day of                     ,         :

SEMTECH CORPORATION

By:
Name:
Title:

4

JEFFERIES FINANCE LLC,
as Administrative Agent

By:
Name:
Title:

5

Each Subsidiary Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Term Loan Commitment Agreement and to the incurrence of the Incremental Term Loans to be made pursuant thereto.

[INSERT SIGNATURE BLOCK FOR SUBSIDIARY GUARANTORS]

6

TERMS AND CONDITIONS FOR

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

Dated as of                           ,

1.             Name of Borrower and jurisdiction of organization: Semtech Corporation, a Delaware corporation.

2.             Incremental Term Loan Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Term Loan Lenders	Amount of Incremental Term Loan Commitment stated Dollars

Total:(7)

3.                                      Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder)(8):

4.                                      Indicate the Incremental Term Loan Borrowing Date:

5.                                      Incremental Term Loan Maturity Date:(9)

6.                                      Dates for, and amounts of, Incremental Term Loan Scheduled Repayments:(10)

(7)              The aggregate amount of each Tranche of Incremental Term Loan Commitments must be at least $5,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $5,000,000 in excess thereof.

(2)              Designate the respective Tranche for such Incremental Term Loan Commitments or indicate that it is to be added to (and form part of) an existing Tranche of Term Loans.

(3)              Insert Maturity Date for the Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder, provided that (i) to the extent the Incremental Term Loan Commitments being provided hereunder constitute a new Tranche of Term Loans, such Incremental Term Loan Maturity Date shall be no earlier than the B Term Loan Maturity Date, and (ii) in the event the Incremental Term Loan Commitments to be provided pursuant to this Agreement are to be added to (and form a part of ) an existing Tranche of Term Loans, the Incremental Term Loan Maturity Date for the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall be the same Maturity Date as for such existing Tranche of Term Loans.

7

7.                                      Applicable Margins, Base Rate floor and LIBO Rate floor:(11)

8.                                      Other Conditions Precedent:(12)

[9.                                  The Borrower agrees to pay compensation as, and to the extent, provided in the last paragraph of Section 2.14(c) of the Credit Agreement.](13)

(.....Continued)

(4)              Set forth the Scheduled Incremental Term Loan Repayment Dates and the principal amount (expressed as a numerical amount or as a percentage of the aggregate amount of Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder), provided that (i) to the extent the Incremental Term Loan Commitments being provided hereunder constitute a new Tranche of Term Loans, the Weighted Average Life to Maturity of such new Tranche shall be no less than the Weighted Average Life to Maturity as then in effect for the B Term Loans, and (ii) in the event the Incremental Term Loan Commitments to be provided hereunder are to be added to (and form a part of) an existing Tranche of Term Loans, (x) the Scheduled Incremental Term Loan Repayments for such Incremental Term Loans shall be the same (on a proportionate basis) as is theretofore applicable to the existing Tranche of Term Loans to which such new Incremental Term Loans are being added, and (y) such Incremental Term Loans shall have the same Scheduled Incremental Term Loan Repayment Dates.

(11)       Insert the Applicable Margins, Base Rate floor and LIBO Rate floor that shall apply to the Incremental Term Loans being provided hereunder, provided in the event the Incremental Term Loan Commitments to be provided hereunder are to be made under (and form a part of) an existing Tranche of Term Loans, the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall have the same Applicable Margins applicable to such existing Tranche of Term Loans.

(6)              Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

(13)       Insert if the respective Incremental Term Loan Commitments are to be added to (and form a part of) an existing Tranche of Term Loans and to the extent any related breakage type compensation is required to be paid by the Borrower.

8

EXHIBIT D-1

FORM OF US TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 20, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Semtech Corporation, a corporation organized under the laws of Delaware, as the Borrower, Jefferies Finance LLC, as Administrative Agent and the Lenders party thereto from time to time.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      ,

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 20, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Semtech Corporation, a corporation organized under the laws of Delaware, as the Borrower, Jefferies Finance LLC, as Administrative Agent and the Lenders party thereto from time to time.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on Internal Revenue Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      ,

4

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 20, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Semtech Corporation, a corporation organized under the laws of Delaware, as the Borrower, Jefferies Finance LLC, as Administrative Agent and the Lenders party thereto from time to time.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      ,

5

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 20, 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Semtech Corporation, a corporation organized under the laws of Delaware, as the Borrower, Jefferies Finance LLC, as Administrative Agent and the Lenders party thereto from time to time.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Term Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Term Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      ,

6

Exhibit E

Form of Opinion of O’Melveny & Myers LLP, special counsel to the Credit Parties

March 20, 2012

Jefferies Finance LLC

as Administrative Agent (in such capacity, the “Administrative Agent”)

and Collateral Agent (in such capacity, the “Collateral Agent”) under the

Credit Agreement referred to below

520 Madison Avenue

New York, New York 10022

The Lenders on the date hereof party to the
Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel to Semtech Corporation, a Delaware corporation (the “Borrower”), each of the entities listed in Schedule I hereto (collectively, the “Subsidiary Guarantors” and together with the Borrower, collectively, the “Credit Parties” and each, a “Credit Party”), in connection with the Credit Agreement, dated as of the date hereof among the Borrower, the Administrative Agent and the Lenders from time to time party thereto (the “Credit Agreement”).  We are providing this opinion letter to you at the request of the Credit Parties pursuant to Section 5.05 of the Credit Agreement.  Except as otherwise indicated, capitalized terms used but not defined in this opinion letter have the same meanings given in the Credit Agreement.  Certain terms are defined in Schedule I hereto.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

(a)                                                                         the Credit Agreement;

(b)                                                                         the Guaranty and Collateral Agreement, dated as of the date hereof, between the Credit Parties and the Collateral Agent (the “GCA” );

(c)                                                                          the Grant of Security Interest in United States Trademarks, dated as of the date hereof, between the Borrower and the Collateral Agent (the “Trademark Security Agreement”);

(d)                                                                         the Grant of Security Interest in United States Patents, dated as of the date hereof, between the Borrower, Semtech New York Corporation, a Delaware corporation, Sierra Monolithics, Inc., a California corporation, and the Collateral Agent (the “Patent Security Agreement”);

(e)                                                                          the Grant of Security Interest in United States Copyrights, dated as of the date hereof, between the Borrower and the Collateral Agent (the “Copyright Security Agreement);

(f)                                                                           each A Term Note, dated as of the date hereof, by the Borrower in favor of a Lender (collectively, the “A Term Notes”);

(g)                                                                          each B Term Note, dated as of the date hereof, by the Borrower in favor of a Lender (collectively, together with the Credit Agreement, the GCA, the Trademark Security Agreement, the Patent Security Agreement, the Copyright Security Agreement and the A Term Notes, the “Transaction Documents”);

(h)                                                                         the unfiled copies of UCC-1 Financing Statements (copies of which are attached hereto as Annex A (the “Delaware Financing Statements”)) naming each Delaware Party (as defined in Schedule I hereto) as debtor and the Collateral Agent as secured party, which we understand will be filed with the Delaware Filing Office (as defined in paragraph 11 below); and

(i)                                                                             the unfiled copies of UCC-1 Financing Statements (copies of which are attached hereto as Annex B (the “California Financing Statements”)) naming each California Party (as defined in Schedule I hereto) as debtor and the Collateral Agent as secured party, which we understand will be filed with the California Filing Office (as defined in paragraph 12 below).

As to relevant factual matters, we have relied upon, among other things, the Credit Parties’ factual representations in the Officer’s Certificate attached hereto as Annex C (the “Officer’s Certificate”).  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.  To the extent that our opinions in paragraphs 11 and 12 below require verification of the exact legal name of a debtor, we have obtained and relied upon certificates of good standing from the Secretary of State of the State of Delaware and the Secretary of State of the State of California, respectively.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.  To the extent the obligations of the Credit Parties depend on the enforceability of the Transaction Documents against the other parties thereto (other than any Credit Party), we have assumed that the Transaction Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion letter and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion letter, we are of the opinion that:

1.                                      Each Delaware Party is a corporation validly existing under the laws of the State of Delaware with corporate power to enter into the Transaction Documents to which it is a party and to perform its obligations under such Transactions Documents.

2.                                      Each California Party is a corporation validly existing under the laws of the State of California with corporate power to enter into the Transaction Documents to which it is a party and to perform its obligations under such Transactions Documents.

3.                                      The execution, delivery and performance by each Delaware Party and California Party of the Transaction Documents to which such Delaware Party or California Party is a party have been duly authorized by all necessary corporate action on the part of such Delaware Party or California Party, and such Transaction Documents have been duly executed and delivered by such Delaware Party or California Party.

4.                                      The execution and delivery by each Delaware Party and California Party of each Transaction Document to which such Delaware Party or California Party is a party do not, and each Delaware Party’s and California Party’s performance of such Delaware Party’s or California Party’s obligations under each Transaction Document to which such Delaware Party or California Party is a party will not, (i) violate such Delaware Party’s or California Party’s certificate of incorporation, articles of incorporation or bylaws, as applicable; (ii) violate, breach, or result in a default under any other agreement (the “Specified Agreements”) listed in Annex A to the Officer’s Certificate; or (iii) breach or otherwise violate any existing obligation of or restriction on such Credit Party under any order, judgment or decree of any New York, California or federal court or governmental authority binding on such Credit Party identified on Annex B to the Officer’s Certificate.  If a Specified Agreement is governed by the laws of a jurisdiction other than New York or California, we have assumed such Specified Agreement would be interpreted in accordance with its plain meaning, except that technical terms would mean what lawyers generally understand them to mean for agreements governed by the laws of New York.  We express no opinion with respect to any provision of any Specified Agreement to the extent that an opinion with respect to such provision would require making any financial, accounting or mathematical calculation or determination.

5.                                      The execution and delivery by each Credit Party of the Transaction Documents to which it is a party do not, and the performance by such Credit Party of its obligations under the Transaction Documents to which it is a party, will not violate, with respect to any Delaware Party, the DGCL (as defined below), or, with respect to any Credit Party, any New York, California or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such Credit Party or to transactions of the type contemplated by the Transaction Documents.

6.                                      Each Transaction Document constitutes the legally valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

7.                                      No order, consent, permit or approval of any New York, California or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to the Credit Parties or to transactions of the type contemplated by the Transaction Documents is required on the part of any Credit Party for the execution and delivery of, and performance of its obligations under, the Transaction Documents, except for such as have been obtained.

8.                                      The GCA is effective to create in favor of the Collateral Agent a valid security interest in the Collateral (as defined in the GCA) of the Credit Parties party thereto in which a security interest may be created under Article 9 of the current Uniform Commercial Code as in effect in the State of New York (the “New York Code”).

9.                                      The GCA is effective to create in favor of the Collateral Agent a security interest in the Instruments (as defined below) identified on Schedule 3.03 to the GCA under the New York Code.  When the Collateral Agent takes possession of the Instruments in the State of New York or in the State of California, the Collateral Agent will have a perfected security interest in such Instruments prior to any other security interest therein that may be created by any Credit Party under Article 9 of the New York Code.  For purposes of this paragraph, “Instrument” means (i) with respect to the first sentence of this paragraph 9 and delivery of such Instruments in the State of New York, an “instrument” as defined in Section 9-102(47) of the New York Code and (ii) with respect to delivery of such Instruments in the State of California, an “instrument” as defined in Section 9102(47) of the current Uniform Commercial Code as in effect in the State of California (the “California Code”).

10.                               The GCA is effective to create in favor of the Collateral Agent a security interest in the Certificated Securities (as defined below) identified on Schedule 3.03 to the GCA under the New York Code.  Upon delivery of the security certificate(s) representing such Certificated Securities to the Collateral Agent in the State of New York or in the State of California, in either case effectively endorsed to the Collateral Agent or in blank, the Collateral Agent will acquire a perfected security interest in such Certificated Securities.  For purposes of this paragraph, “Certificated Securities” means (i) with respect to the first sentence of this paragraph 10 and delivery of such security certificate(s) in the State of New York, “certificated securities” as defined in Section 8-102 of the New York Code and (ii) with respect to delivery of such security certificate(s) in the State of California, “certificated securities” as defined in Section 8102 of the California Code.

11.                               Upon the filing of the Delaware Financing Statements with the Secretary of State of the State of Delaware (the “Delaware Filing Office”), the Collateral Agent will have a perfected security interest in the interest of the applicable Delaware Party in the Collateral (as defined in the GCA), in which a security interest may be perfected under the current Uniform Commercial Code as in effect in the State of Delaware by the filing of a financing statement in Delaware.

12.                               Upon the filing of the California Financing Statements with the Secretary of State of the State of California (the “California Filing Office”), the Collateral Agent will have a perfected security interest in the interest of the applicable California Party in the Collateral (as defined in the GCA), in which a security interest may be perfected under the California Code by the filing of a financing statement in California.

13.                               No Credit Party is an “investment company” required to register under the Investment Company Act of 1940, as amended.

14.                               Neither the extension of credit nor the use of proceeds provided in the Credit Agreement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.  For purposes of this opinion, in addition to our reliance on the factual representations set forth in the Officer’s Certificate, we have relied on the representations of the Borrower set forth in Section 7.08 of the Credit Agreement and we have assumed that none of the Lenders is a “creditor” as defined in Regulation T.

The opinions as expressed herein are subject to the following qualifications:

(a)                                                                                 For purposes of our opinion in paragraphs 5, 6 and 7 above, we have assumed that each Credit Party (other than any Delaware Party or any California Party) (i) is a corporation validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the corporate power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents to which such Credit Party is a party and consummate the transactions contemplated thereby, (iii) has taken all requisite corporate action to authorize the execution, delivery and performance of each of the Transaction Documents to which such Credit Party is a party and the transactions contemplated thereby and (iv) has duly executed and delivered each of the Transaction Documents to which such Credit Party is a party.

(b)                                                                                 Our opinion in paragraph 6 above as to the enforceability of the Transaction Documents is subject to:

(i)                                     public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct or unlawful conduct;

(ii)                                  the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii)                               the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies; and

(iv)                              the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver.

(c)                                  We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents because of the nature of your business.

(d)                                 We express no opinion as to any provision of the Transaction Documents insofar as it purports to grant a right of setoff in respect of any Credit Party’s assets to any person other than a creditor of such Credit Party.

(e)                                  We advise you that Section 12.08 of the Credit Agreement, which provides for exclusive jurisdiction of the courts of a State of New York and federal courts sitting in that State may not be binding on the courts in the forum(s) selected or excluded.

(f)                                   We express no opinion regarding any provision of the GCA that purports to permit the Collateral Agent or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with the New York Code, any other applicable federal and state laws and any agreement governing such Collateral, or to impose on the applicable Collateral Agent standards of care of Collateral in the applicable Collateral Agent’s possession other than as provided in Section 9-207 of the New York Code.  We advise you that federal and state securities laws may limit the right to transfer or dispose of Collateral that may constitute securities under such laws.

(g)                                  Our opinion in paragraph 6 is subject to the qualification that certain rights, remedies, waivers and other provisions of the Transaction Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Transaction Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Transaction Documents purport to provide (except for the economic consequences of procedural or other delay).

(h)                                 For purposes of the opinions expressed in paragraphs 4, 5 and 7, we have assumed that the Credit Parties will not in the future take any discretionary action (including a decision not to act) permitted by the Transaction Documents that would cause the performance of the Transaction Documents to violate any New York, California or federal statute, rule or regulation, violate any Credit Party’s certificate of incorporation, articles of incorporation or bylaws, as applicable, or constitute a violation or breach of or default under any of the agreements, orders, judgments or decrees referred to clauses (ii) and (iii) of paragraph 4 or require an order, consent, permit or approval to be obtained from a New York, California or federal governmental authority.  In addition, we do not express any opinion with respect to consents, orders, approvals or permits which may be necessary in connection with the business or operations of the Credit Parties.

(i)                                     Our opinions in paragraphs 8-12 are (i) limited to Article 9 of the New York Code and, in the case of paragraph 11, Article 9 of the current Uniform Commercial Code in effect in the State of Delaware (“Delaware Article 9”) and, in the case of paragraphs 9, 10 and 12, Division 9 of the California Code, and do not address (A) laws of jurisdictions other than New York (and as to our opinion in paragraph 11 only, Delaware Article 9 and, as to our opinions in paragraphs 9, 10 and 12 only, Division 9 of the California Code), (B) collateral not subject to Article 9 of the New York Code (including by reason of Section 9-109(c) or (d) thereof), or (C) under Sections 9-301 through 9-306 of the Uniform Commercial Code as in effect in any jurisdiction, or otherwise, what law governs the perfection of the security interests granted in the collateral covered by those opinion paragraphs, and (ii) subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and to the effect of general principles of equity.

We express no opinion with respect to:

(i)                                     the priority of any security interest except as set forth in paragraph 9 relating to Instruments; and

(ii)                                  Collateral consisting of real property, copyrights, farm products, consumer goods, as-extracted collateral, commercial tort claims, cooperative interests (as such terms are defined in the New York Code) and timber to be cut.

(j)                                    In rendering the opinions in paragraphs 8-12, we have assumed that:

(i)                                     each Credit Party has, or will have at the relevant time, rights in the Collateral in which such Credit Party has granted a security interest to the Collateral Agent within the meaning of Section 9-203(b)(2) of the New York Code at all times relevant to this opinion;

(ii)                                  the Collateral is reasonably identified in the description of collateral set forth in each of the GCA in accordance with Section 9-108 of the New York Code and in the Delaware Financing Statements and the California Financing Statements in accordance with section 9-504 of the New York Code;

(iii)                               at all times relevant to this opinion, value has been given within the meaning of Section 9-203(b)(1) of the New York Code; and

(iv)                              the Collateral Agent has taken possession of the Instruments in good faith and without knowledge that its acquisition of a security interest violates the rights of another secured party and there is no indication that the Instruments has been assigned to another secured party.

The law covered by this opinion letter is limited to the present federal law of the United States, the present law of the State of New York, the present law of the State of California, the present Delaware General Corporation Law (the “DGCL”) and Delaware Article 9.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.  We express no opinion concerning (i) federal or state securities laws or regulations (other than with respect to the Investment Company Act of 1940, as amended, referred to in paragraph 13), (ii) federal or state antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) compliance with fiduciary requirements, (v) federal or state environmental laws and regulations, (vi) federal or state laws regarding healthcare services, (vii) federal or state land use or subdivision laws or regulations, (viii) federal or state laws and regulations concerning filing requirements, other than requirements applicable to charter-related documents, such as a certificate of merger, and filing requirements under the Uniform Commercial Code to the extent referred to in paragraphs 11 and 12, or (ix) the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto.

This opinion letter is furnished by us as counsel for the Credit Parties and may be relied upon by you only in connection with the transactions contemplated under the Credit Agreement.  It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person (other than to your accountants, attorneys and other professional advisors and to governmental agencies having jurisdiction over you), without in each instance our prior written consent, except your assignees permitted under Section 12.04 of the Credit Agreement and successor Administrative Agents and Lenders under the Credit Agreement may receive a copy of this opinion letter and such assignees may rely on this opinion letter as if it were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that (i) we assume no responsibility or obligation to consider the applicability or correctness of this opinion letter to any person other than its addressee(s) and (ii) any such reliance by a future assignee and by the Administrative Agent on behalf of such future assignee must be actual and reasonable under the circumstances existing at the time of assignment.  This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.  This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in laws.

Respectfully submitted,

EXHIBIT F

FORM OF OFFICERS’ CERTIFICATE

I, the undersigned, [Chairman/Vice-Chairman/President/Vice-President] of [Name of Credit Party], a [corporation] organized and existing under the laws of the State of [            ] (the “Company”), do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:

•                  1.              This Certificate is furnished pursuant to the Credit Agreement, dated as of March 20, 2012, among [the Company] [Semtech Corporation], the lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

•                  2.              The persons named in Exhibit A have been duly elected, have duly qualified as, and at all times since                            , 20    (14) (to and including the date hereof) have been officers of the Company, holding the respective offices in Exhibit A set forth opposite their names, and the signatures on Exhibit A set forth opposite their names are their genuine signatures.

•                  3.              Attached hereto as Exhibit B is a certified copy of the [Certificate of Incorporation] of the Company, as filed in the Office of the Secretary of State of the State of              on                        ,         , together with all amendments thereto adopted through the date hereof.

•                  4.              Attached hereto as Exhibit C is a true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof, together with all amendments thereto adopted through the date hereof.

•                  5.              Attached hereto as Exhibit D is a true and correct copy of resolutions which were duly adopted on                        ,          [by unanimous written consent or electronic transmission of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified.  Except as attached hereto as Exhibit D, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company is a party.

[6.                             On the date hereof, all of the conditions set forth in Sections 5.03, 5.07 and 5.09 of the Credit Agreement have been satisfied.] (15)

(14)       Insert a date prior to the time of any corporate action relating to any Credit Document.

(15)       Such clause need only be included in the Officer Certificate delivered on behalf of Semtech Corporation.

[7.                             Attached hereto as Exhibit E are true and correct copies of the Acquisition Documents, in each case as in effect as of the date hereof.](16)

[6.][7.][8.]  There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.

* * *

(16)  Such clause need only be included in the Officer Certificate delivered on behalf of Semtech Corporation.

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IN WITNESS WHEREOF, I have hereunto set my hand this      day of               ,         .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

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I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:

1.                                      [Name of Person making above certifications] is the duly elected and qualified [Chairman/Vice-Chairman/President/Vice-President] of the Company and the signature above is [his] [her] genuine signature.

2.                                      The certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5, and [6][7][8] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of             ,         .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

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EXHIBIT A

Name(17)	Office	Signature

(17)       Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

EXHIBIT G

GUARANTY AND COLLATERAL AGREEMENT,

dated as of

March 20, 2012,

among

SEMTECH CORPORATION,

CERTAIN SUBSIDIARIES OF SEMTECH CORPORATION

and

JEFFERIES FINANCE LLC,

as COLLATERAL AGENT

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Section 7.07. Severability	31
Section 7.08. Right of Set-Off	31
Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process	31
Section 7.10. WAIVER OF JURY TRIAL	32
Section 7.11. Headings	32
Section 7.12. Security Interest Absolute	32
Section 7.13. Termination or Release	32
Section 7.14. Additional Subsidiaries	34
Section 7.15. Collateral Agent Appointed Attorney-in-Fact	34
Section 7.16. Further Assurances	34
Section 7.17. Collateral Agent	34

Schedules

Schedule 3.03	Pledged Securities
Schedule 4.02(b)	Grantor Legal Name
Schedule 4.02(c)	Mergers and Acquisitions
Schedule 4.02(d)	Grantor Organizational Information
Schedule 4.02(e)	Collateral Address
Schedule 4.02(f)	Commercial Tort Claims
Schedule 4.02(g)	Filing Offices
Schedule 4.02(i)	Exceptions to Legal Title
Schedule 4.02(j)	Intellectual Property
Schedule 4.06(a)	Deposit Accounts
Schedule 4.06(b)	Securities Accounts
Schedule 4.06(c)	Commodities Accounts

Exhibits

Exhibit I	Form of Grant of Security Interest in United States Trademarks
Exhibit II	Form of Grant of Security Interest in United States Patents
Exhibit III	Form of Grant of Security Interest in United States Copyrights
Exhibit IV	Form of Supplement to Guaranty and Collateral Agreement

ii

GUARANTY AND COLLATERAL AGREEMENT, dated as of March 20, 2012, among SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), the other Subsidiaries of the Borrower from time to time party hereto (whether as original signatories or as additional parties as contemplated by Section 7.14 hereof) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and JEFFERIES FINANCE LLC, as collateral agent for the Lenders and the other Secured Creditors pursuant to the Credit Agreement (as defined below) (in such capacity, together with any successor collateral agent, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders party thereto from time to time and Jefferies Finance LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) have entered into the Credit Agreement, dated as of March 20, 2012 (as amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”), providing for the making of Term Loans to the Borrower as contemplated therein (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower, one or more other Credit Parties and/or one or more other Subsidiaries of the Borrower may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Hedging Creditors” and, together with the Lender Creditors and their respective successors and permitted assigns, the “Secured Creditors”, and with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedging Creditor being herein called a “Secured Hedging Agreement”);

WHEREAS, the obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement; and

WHEREAS, the Subsidiary Guarantors are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Credit Agreement; UCC.  Except as provided in the immediately succeeding sentence, capitalized terms used in this Agreement (including the preamble and first paragraph hereof) and not otherwise defined in this Agreement shall have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined in this Agreement) and not defined in this Agreement shall have the meanings specified therein.Section 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to, or on account of, an Account.

“Adjusted Net Worth” of any Guarantor at any time shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement, any other Secured Debt Agreement or any Permitted Revolving Credit Facility Document).

“Administrative Agent” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Agreement” means this Guaranty and Collateral Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Borrower” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Commodities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Commodities Account.

“Commodities Accounts” means all “commodities accounts” as such term is defined in the New York UCC.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance and to exercise remedies under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means, with respect to any Grantor, all contracts, agreements, instruments and documents in any form and portions thereof (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements) to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified.

“Control” means (i) in the case of each Deposit Account, “control”, as such term is defined in Section 9-104 of the New York UCC, (ii) in the case of any Securities Account, “control” as such term is defined in Section 8-106 of the New York UCC, and (iii) in the case of any Commodity Account, “control”, as such term is defined in Section 9-106 of the New York UCC.

“Control Agreements” means, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodities Account Control Agreements.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such

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Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Copyrights” means all copyright rights in any works of authorship or any other work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the New York UCC.

“Domain Names” shall mean all Internet domain names and associated uniform resource locator addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Event of Default” means any Event of Default under, and as defined in, the Credit Agreement and shall in any event include, without limitation, any payment default on any of the Secured Obligations after the expiration of any applicable grace period.

“Excess Foreign Subsidiary Voting Equity Interests” means the Voting Equity Interests of a Foreign Subsidiary in excess of 65% of the total combined voting power of all classes of Voting Equity Interests of such Foreign Subsidiary.

“Excluded Deposit Accounts” means, collectively, (i) payroll and payroll taxes accounts, workers’ compensation accounts and other employee wage and benefit payment accounts the proceeds of which are used solely to fund such purposes and (ii) any other deposit accounts, so long as the aggregate amount on deposit in (or credited to) (x) any individual deposit account does not exceed $250,000 at any time or (y) all such deposit accounts does not exceed $1,000,000 in the aggregate at any time.

“Excluded Patents” has the meaning assigned to such term in Section 4.01(a).

“Excluded Securities Accounts” means, collectively, (i) payroll and payroll taxes accounts, workers’ compensation accounts and other employee wage and benefit payment accounts the proceeds of which are used solely to fund such purposes and (ii) any other securities accounts, so long as the aggregate amount on deposit in (or credited to) (x) any individual securities account does not exceed $250,000 at any time or (y) all such securities accounts does not exceed $1,000,000 in the aggregate at any time.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Grantors” means the Borrower and the Subsidiary Guarantors.

“Guarantor” means the Borrower and each Subsidiary Guarantor.

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“Hedging Creditors” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Hedging Obligations” means the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest, fees and expenses accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreement, whether or not such interest, fees or expenses are an allowed claim in any such proceeding) of the Borrower, one or more other Credit Parties and/or one or more other Subsidiaries of the Borrower owing under any Secured Hedging Agreement entered into by the Borrower, one or more other Credit Parties and/or one or more other Subsidiaries of the Borrower with any Hedging Creditor so long as such Hedging Creditor participates in such Secured Hedging Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Indemnitee” shall have the meaning assigned to such term in Section 7.03(b).

“Intellectual Property” means all intellectual and similar property, including Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know-how or other confidential or proprietary data or information, software and databases and all embodiments or fixations thereof and related documentation and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Lender Creditors” has the meaning assigned to such term in the preliminary statement in this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement pertaining to Intellectual Property to which any Grantor is a party.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Excluded Deposit Accounts” means all Deposit Accounts of such Grantor other than Excluded Deposit Accounts.

“Non-Excluded Securities Accounts” means all Securities Accounts of such Grantor other than Excluded Securities Accounts.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country

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and all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein.

“Permits” means, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Primary Obligations” has the meaning assigned to such term in Section 5.02(b).

“Pro Rata Share” has the meaning assigned to such term in Section 5.02(b).

“Representative” shall have the meaning assigned to such term in Section 5.02(d).

“Required Secured Creditors” means (i) at any time when any Obligations are outstanding or any Term Loan Commitments under the Credit Agreement exist, the Required Lenders (or, to the extent provided in Section 12.12 of the Credit Agreement, each of the Lenders) and (ii) at any time after all of the Obligations (other than indemnities that are not then due and payable) have been paid in full and all Term Loan Commitments under the Credit Agreement have been terminated and no further Term Loan Commitments may be provided thereunder, the holders of a majority of the aggregate outstanding amount of the Hedging Obligations.

“Secondary Obligations” has the meaning assigned to such term in Section 5.02(b).

“Secured Creditors” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Secured Debt Agreements” means and includes this Agreement, the other Credit Documents and each Secured Hedging Agreement.

“Secured Hedging Agreement” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Secured Obligations” means all Obligations and all Hedging Obligations.

“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Software” means computer programs, object code, source code, supporting documentation, license rights to any of the foregoing and all media that may contain any of the foregoing,

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including, without limitation, “software” as such term is defined in the New York UCC and computer programs that may be construed as included in the definition of “goods” under the New York UCC.

“Subsidiary Guarantor” and “Subsidiary Guarantors” have the meanings assigned to such terms in the preliminary statement in this Agreement.

“Termination Date” has the meaning assigned to such term in Section 7.13(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source indicators or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (b) all goodwill associated therewith or symbolized thereby.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote (including, for the avoidance of doubt, any interest in an entity that is treated for United States federal income tax purposes as a voting equity interest).

ARTICLE 2

Guaranty

Section 2.01. Guaranty.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Creditors, and to the Secured Creditors, the prompt and complete payment and performance when due and payable (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations of the Borrower, each other Credit Party and each other Subsidiary of the Borrower; provided that, notwithstanding anything to the contrary in this Article II, the Borrower shall not guaranty Secured Obligations directly incurred by it (as opposed to Secured Obligations incurred by another Credit Party or Subsidiary of the Borrower and guaranteed by the Borrower hereunder).

(b)                                 Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that the guaranty made by the Guarantors not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Secured Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor (other than such liabilities in respect of intercompany Indebtedness among or between the Borrower and/or its Subsidiaries, which liabilities should be reduced to $0 before any reduction to the liabilities as contemplated by this clause (b)) that are relevant under such laws, not constitute a fraudulent transfer or conveyance for purposes of such laws.

(c)                                  Each Guarantor agrees that the Secured Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder

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without impairing the guaranty contained in this Article II or affecting the rights and remedies of the Collateral Agent or any other Secured Creditor hereunder.

(d)                                 No payment made by the Borrower, any of the Subsidiary Guarantors or any other Person or received or collected by the Collateral Agent or any other Secured Creditor from the Borrower, any of the Subsidiary Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or payment of any of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in cash in respect of the Secured Obligations or any payment received or collected from such Guarantor in cash in respect of any of the Secured Obligations), remain liable for the Secured Obligations guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until (but subject to Section 2.04 in the case of following clause (i)) the earlier to occur of (i) the Termination Date or (ii) the release of such Guarantor from this Agreement in accordance with the express provisions of Section 7.13(b).

Section 2.02. Amendments, etc. with respect to the Secured Obligations.  To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Creditor may be rescinded by the Collateral Agent or such other Secured Creditor and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent or any other Secured Creditor, and this Agreement, the Credit Agreement and the other Secured Debt Agreements and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, as the Collateral Agent (or the Required Secured Creditors or the applicable Hedging Creditors solely with respect to Secured Hedging Agreements) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Collateral Agent or any other Secured Creditor for the payment of any of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Secured Obligations or for the guaranty contained in this Article II or any property subject thereto, except to the extent required by applicable law.

Section 2.03. Guaranty Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Creditor upon the guaranty contained in this Article II or acceptance of the guaranty contained in this Article II; each of the Secured Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Article II; and all dealings between the Borrower, any of the other Credit Parties and any other Subsidiaries of the Borrower, on the one hand, and the Collateral Agent and the other Secured Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Article II.  Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrower, any of the other Credit Parties or any other Subsidiaries of the Borrower with respect to any of the Secured Obligations.  Each Guarantor understands and agrees, to the extent permitted by law, that the guaranty contained in this Article II shall be construed as a continuing, absolute and unconditional guaranty of payment and not of collection.  Each Guarantor hereby waives, to the maximum extent permitted by

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applicable law, any and all defenses that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of this Agreement, the Credit Agreement or any other Secured Debt Agreements, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower or any Subsidiary thereof against the Collateral Agent or any other Secured Creditor, (c) any change in the time, manner or place of payment or any amendment, waiver or increase in any of the Secured Obligations in accordance with the terms of the documentation evidencing the same, (d) any exchange, taking, or release of Collateral, (e) any change in the structure or existence of any of the Borrower, any of the other Credit Parties or any other Subsidiary of the Borrower (except in connection with any release permitted by Section 7.13 or any other liquidation, merger or dissolution permitted by the Credit Agreement), (f) any application of Collateral to any of the Secured Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Secured Obligation or the rights of the Collateral Agent or any other Secured Creditor with respect thereto, including, without limitation:  (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower, any other Credit Party or any other Subsidiary of the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Secured Obligations (other than inchoate indemnity and expense reimbursement obligations) guaranteed by it hereunder) (with or without notice to or knowledge of the Borrower, any other Credit Party or any other Subsidiary of the Borrower) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower, any other Credit Party or any other Subsidiary of the Borrower for its Secured Obligations, or of such Guarantor under the guaranty contained in this Article II, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any other Secured Creditor may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guaranty for the Secured Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Creditor against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.04. Reinstatement.  The guaranty of any Guarantor contained in this Article II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Creditor upon the

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insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Credit Party or any other Subsidiary of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Credit Party or any other Subsidiary of the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2.05. Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Collateral Agent, for the benefit of the Secured Creditors, without set-off, counterclaim or other defense and on the same basis as payments are made by the Borrower under Section 4.03 of the Credit Agreement.

Section 2.06. Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s, each other Credit Party’s and their respective Subsidiaries’ financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that none of the Collateral Agent or the other Secured Creditors will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE 3

Pledge of Securities

Section 3.01. Pledge.  As security for the payment and performance in full of all Secured Obligations, each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Creditors, a security interest in all of such Grantor’s right, title and interest in, to and under (a) the Equity Interests of any Person owned by it on the date hereof or at any time thereafter acquired by it, and in all certificates at any time representing any such Equity Interests, and any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, such Grantor while this Agreement is in effect (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include Excess Foreign Subsidiary Voting Equity Interests; (b) all debt securities and promissory notes held by, or owed to, such Grantor (whether the respective issuer or obligor is the Borrower, any of its Subsidiaries or any other Person) on the Initial Borrowing Date or at any time thereafter, and all debt securities, promissory notes and any other instruments evidencing the debt securities or promissory notes described above (collectively, the “Pledged Debt”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01; (d) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Creditors, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02. Delivery of the Pledged Collateral.  (a)  Each Grantor represents and warrants that it has delivered to the Collateral Agent on the date hereof (i) all certificates, agreements or instruments representing or evidencing the Pledged Stock and (ii) all certificates, agreements or instruments representing or evidencing the Pledged Debt in existence on the date hereof in suitable form for transfer by delivery and accompanied by duly executed instruments of transfer or assignment in blank.  Each Grantor agrees promptly (and, in any event, within 10 Business Days of its receipt of same) to deliver or cause to be delivered to the Collateral Agent any and all certificates, agreements or instruments in respect of Pledged Stock or Pledged Debt hereafter acquired by such Grantor.

(b)                                 In addition to the requirements of preceding clause (a), each Grantor will cause (i) each Intercompany Note or other promissory note issued by the Borrower or any of its Subsidiaries to a Grantor and (ii) each promissory note evidencing any Indebtedness for borrowed money owed to such Grantor by any other Person which

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is in excess of $500,000 in principal amount to be delivered to the Collateral Agent on the date hereof. Each Grantor agrees to cause each Intercompany Note or other promissory note hereafter acquired by such Grantor issued by the Borrower or any of its Subsidiaries to such Grantor or evidencing any Indebtedness for borrowed money owed to such Grantor by any other Person that is in excess of $500,000 in principal amount to be delivered promptly (and, in any event, within 10 Business Days of receipt of the same) to the Collateral Agent.

(c)                                  Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request to perfect (or obtain control with respect to) the Collateral Agent’s security interest in such Pledged Securities and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request to perfect (or obtain control with respect to) the Collateral Agent’s security interest in such Pledged Collateral.  Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be attached as a supplement to Schedule 3.03 hereto and made a part thereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03. Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Creditors, that:

(a)                                 Schedule 3.03 hereto correctly sets forth, as of the date hereof, (i) the percentage of the issued and outstanding shares (or units or other comparable measure) of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and (ii) all Pledged Debt;

(b)                                 to the knowledge of such Grantor (unless such Pledged Stock and Pledged Debt has been issued by the Borrower or any of its Subsidiaries, in which case this representation and warranty shall not be qualified by knowledge), the Pledged Stock and Pledged Debt have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(c)                                  except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule 3.03 hereto as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Permitted Liens under Section 9.01(xviii) of the Credit Agreement, (iii) except for transfers permitted under the Credit Agreement, will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Permitted Liens under Section 9.01(xviii) of the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens under Section 9.01(xviii) of the Credit Agreement), however arising, of all Persons whomsoever;

(d)                                 except for restrictions and limitations imposed by (i) the Secured Debt Agreements and the Permitted Revolving Credit Facility Documents, (ii) securities laws generally or (iii)  customary provisions in joint venture agreements relating to prohibitions on liens and pledges, purchase options, rights of first refusal, tag, drag, call or similar rights of a third party that owns Equity Interests in

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such joint venture, the Pledged Collateral is and will continue to be freely transferable and assignable, and, except as otherwise expressly permitted by the Credit Agreement, none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)                                  each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)                                   no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect); and

(g)                                  by virtue of the execution and delivery by the Grantors of this Agreement, when (x) any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement or (y) the filing of the Uniform Commercial Code financing statements with respect to the respective Grantor is made as described in Section 4.02(g), the Collateral Agent will obtain, for the benefit of the Secured Creditors, a legal, valid and first priority perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations to the extent such security interest may be perfected by possession or filing of a Uniform Commercial Code financing statement.

Section 3.04. Registration in Nominee Name; Denominations; Remedies upon Default.  The Collateral Agent, on behalf of the Secured Creditors, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent or, upon the occurrence and during the continuation of an Event of Default, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  Each Grantor will promptly give to the Collateral Agent copies of any material notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  The Collateral Agent shall at all times upon the occurrence and during the continuation of an Event of Default have the right to (i) exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and (ii) to accelerate any Pledged Debt which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Debt (including without limitation, to make any demand for payment thereon).

Section 3.05. Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing:

(i)                                     Each Grantor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms in this Agreement, the Credit Agreement and the other Secured Debt Agreements, provided that, except as expressly permitted under the Credit Agreement, such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Creditors under this Agreement or the Credit Agreement or any other Secured Debt Agreements or the ability of the Collateral Agent, on behalf of the Secured Creditors, to exercise the same.

(ii)                                  Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that the payment or

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distribution of such dividends, interest, principal and other distributions is not prohibited by the terms and conditions of the Credit Agreement, the other Secured Debt Agreements and applicable laws, provided that (x) any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Creditors and shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement as described in Section 3.02(c) or otherwise) and (y) any Article 9 Collateral so received shall be subject to the applicable provisions of Article IV hereof.

(b)                                 Upon the occurrence and during the continuation of an Event of Default, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(ii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Collateral Agent and the other Secured Creditors, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon written demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived, the Grantors shall have all rights of any Grantor to dividends, interest, principal or other distributions that they would otherwise be authorized to receive pursuant to the terms of paragraph (a)(ii) above.

(c)                                  Upon the occurrence and during the continuation of an Event of Default, all rights of any Grantor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers, provided that, unless otherwise directed by the Required Secured Creditors, the Collateral Agent shall have the right from time to time following and during the continuation of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived, the Grantors shall have the right to exercise the voting and consensual rights and powers that they would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE 4

Security Interests in Personal Property

Section 4.01. Security Interest.  (a)  As security for the payment and performance in full of all Secured Obligations, each Grantor hereby grants to the Collateral Agent for the ratable benefit of

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the Secured Creditors, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties (and all rights therein) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)                                     all Accounts;

(ii)                                  all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii)                               all cash and Deposit Accounts (and all property deposited in or credited to such Deposit Accounts);

(iv)                              all Documents;

(v)                                 all Goods;

(vi)                              all Equipment;

(vii)                           all General Intangibles;

(viii)                        all Instruments;

(ix)                              all Inventory;

(x)                                 all Investment Property (including, without limitation, all Securities Accounts and Commodities Accounts and all property deposited in or credited to such Securities Accounts and Commodities Accounts);

(xi)                              all Letter of Credit Rights;

(xii)                           all Intellectual Property, together with all causes of action arising prior to or after the date hereof for infringement of any of the Intellectual Property or unfair competition regarding the same;

(xiii)                        all Permits;

(xiv)                       all Contracts and all Contract Rights;

(xv)                          all commercial tort claims (including those set forth on Schedule 4.02(f) hereto);

(xvi)                       all books and records;

(xvii)                    all Software; and

(xviii)                 to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, the Article 9 Collateral shall not include (i) any General Intangibles or other rights (other than rights to receive payments) arising under leases, licenses, contracts, agreements or

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other documents for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Assignor therein, (B) a breach or termination pursuant to the terms of, or a default under, any such General Intangible, lease, license, contract, agreement or other document or (C) a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A), (B) or (C) above is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC (or any successor provision or provisions) of any relevant jurisdiction or any other then applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such General Intangible, lease, license, contract, agreement or other document that does not result in any of the consequences specified in clause (A), (B) or (C) above, (ii) Excess Foreign Subsidiary Voting Equity Interests, (iii) motor vehicles and other assets subject to certificates of title (except to the extent that the perfection thereof can be accomplished by the filing of a UCC-1 (or similar) financing statement) and (iv) any “intent-to-use” application for registration of a Mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing with respect thereto of a verified “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act, to the extent that, and during the period in which, the assignment, transfer, pledge or grant of a security interest in such intent-to-use application would impair the validity or enforceability of any registration that issues from that intent-to-use application under applicable federal law.

(b)                                 Each Grantor hereby irrevocably authorizes the Collateral Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets, whether now existing or hereafter acquired” of such Grantor, or words of similar meaning, or such other description as the Collateral Agent may determine and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number, if any, issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c)                                  Each Grantor also ratifies its authorization for the Collateral Agent (or its designee) to file, without the signature of any Grantor, in any relevant jurisdiction any financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations or amendments thereto.

(d)                                 The Collateral Agent (or its designee) is further authorized to file with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(e)                                  The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Creditor to, or in any way alter or modify, any, obligation or liability of any Grantor with respect to or arising out of the Collateral.

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(f)  Notwithstanding anything to the contrary contained in this Agreement, no Grantor shall be required to take any action (other than to file UCC-1 (or similar) financing statements) to perfect any security interest in (i) the following United States Patent and Trademark Office registration numbers: 5,874,938, 6,175,359, 6,429,850 and 6,486,871 (collectively, the “Excluded Patents”), provided, however, to the extent that any Excluded Patent continues to be owned by any Grantor on December 31, 2012, such Grantor shall, within 45 days thereafter (as such date may be extended by the Collateral Agent in its sole discretion), take such additional actions under clause (d) of this Section 4.01 to perfect or protect the Collateral Agent’s security interest in any such Excluded Patent, and (ii) other assets (which may include Intellectual Property owned by a Grantor that is registered outside of the United States) agreed to by the Collateral Agent in writing to the extent that the burden or cost associated with perfecting a security interest therein would outweigh the benefit afforded thereby as determined by the Collateral Agent in its sole discretion.

Section 4.02. Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the other Secured Creditors that:

(a)                                 Each Grantor has good and valid rights in or title to the Article 9 Collateral and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the Secured Creditors, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms in this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)                                 Set forth in Schedule 4.02(b) hereto is, as of the date hereof, (i) the exact legal name of each Grantor as such name appears in its respective certificate or document of formation and (ii) each other legal name such Grantor has had in the past five years, including the date of the relevant name change (if any).

(c)                                  Except as set forth on Schedule 4.02(c) hereto, as of the date hereof, no Grantor has changed its identity or business structure in any way within the past five years; it being understood that changes in identity and business structure include mergers, acquisitions, consolidations, liquidations into, or transfers of all or substantially all assets to, any Grantor by any other Person, as well as any change in form, nature or jurisdiction of formation and if any such merger, acquisition, consolidation, liquidation, or transfer, has occurred, Schedule 4.02(c) hereto sets forth the information required by Section 4.02(b) and (c) as to each acquiree and each other constituent party to such merger, acquisition or consolidation, liquidation, or transfer.

(d)                                 Set forth in Schedule 4.02(d) hereto is, as of the date hereof, the (i) type of organization of each Grantor, (ii) jurisdiction of organization, (iii) organizational identification number, if any, of such Grantor, (iv) address (including the county) of the chief executive office of such Grantor and (v) the federal taxpayer identification number of each Grantor.

(e)                                  Set forth in Schedule 4.02(e) hereto is, as of the date hereof, the name and address of any Person other than a Grantor that has possession of any Collateral consisting of Inventory, Equipment and/or Fixtures (other than such Collateral which is in transit or out for repair or maintenance) with a value in excess of $500,000.

(f)                                   Set forth in Schedule 4.02(f) hereto is, as of the date hereof, a true and correct list of commercial tort claims held by any Grantor, including a brief description thereof, which could reasonably be expected to result in awarded damages in excess of $500,000.

(g)                                  The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the

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Collateral Agent by the Grantors pursuant to this Agreement for filing in each governmental, municipal or other office specified in Schedule 4.02(g) hereto (or specified by notice from the Borrower to the Collateral Agent after the Initial Borrowing Date in the case of filings, recordings or registrations required by Section 8.12 of the Credit Agreement), are all the filings, recordings and registrations (other than (i) filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office, or any other similar state or foreign office, in order to perfect the Security Interest in Article 9 Collateral consisting of Patents, Trademarks and Copyrights, (ii) registrations required to be made with regard to any Collateral which is the subject of any certificate of title or similar statute, (iii) filings or notices required to be made under the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, in respect of any Governmental Authority which is an Account Debtor and (iv) fixture filings pertaining to the perfection of Fixtures) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or with respect to any changed circumstances requiring an amendment to such filing under applicable law.  Each Grantor represents and warrants that a fully executed agreement in the form attached hereto as Exhibit I, II or III, as the case may be, and containing a description of all Article 9 Collateral consisting of United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights, in each case owned by any Grantor on the date hereof, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, in respect of all Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights, in each case owned by any Grantor on the date hereof, in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights acquired or developed after the date hereof or with respect to any changed circumstances requiring an amendment to such filing under applicable law).

(h)                                 The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 4.02(g), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral (except to the extent that the failure to obtain assignment of Article 9 Collateral as set forth on Schedule 4.02(i) may prevent such perfection) and in which a security interest may be perfected by and upon the receipt and recording of a Grant of Security Interest in United States Trademarks, Patents and Copyrights, as the case may be, in the form (appropriately completed) attached hereto as Exhibits I, II and III respectively with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060

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or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205 and otherwise as may be required pursuant to the laws of any other necessary jurisdiction.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens related thereto permitted under Sections 9.01(ii), (iii), (vi), (vii), (xi), (xiv) and (xviii) of the Credit Agreement and other Permitted Liens that arise by operation of law (as opposed to contract) that have priority over the security interests created hereby (provided that the Liens permitted by such clause (xviii) may be pari passu with (but not senior to) the Security Interest).

(i)                                     Except as set forth on Schedule 4.02(i) hereto, the Article 9 Collateral is owned by the Grantors, or the Grantors have rights in such Article 9 Collateral, free and clear of any Lien, except for Permitted Liens.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment intended as security in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment intended as security in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(j)                                    Each Grantor represents and warrants that the Intellectual Property listed in Schedule 4.02(j) hereto for such Grantor includes (i) all Intellectual Property that such Grantor owns in connection with its business as of the date hereof which are registered at the United States Patent and Trademark Office, the United States Copyright Office, or an equivalent thereof in the United States and (ii) to its knowledge, all material Intellectual Property that such Grantor owns in connection with its business as of the date hereof which are registered in any foreign jurisdiction; provided that the Excluded Patents are not listed in Schedule 4.02(j) hereto. Each Grantor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all Intellectual Property that it uses in connection with its conduct of its business, the failure of which, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  Each Grantor further warrants that it has not received any written third party claim that any aspect of such Grantor’s present business operations may infringe, violate, misuse, dilute, or misappropriate any Intellectual Property right of any other third party.  Except as set forth on Schedule 4.02(i) hereto or except as could not reasonably be expected to be material, each Grantor represents and warrants that (a) it is the true and lawful owner of all registrations and applications for registration of Intellectual Property listed in Schedule 4.02(j), (b) said registrations and applications are subsisting and have not been canceled, (c) such Grantor is not aware of any third party claim (i) that any of said registrations and applications is invalid or unenforceable, or (ii) challenging Grantor’s rights to such registrations and applications, and (d) no Grantor is aware of any reasonable basis for such claims.

Section 4.03. Covenants.  (a)                                    Each Grantor agrees to give the Collateral Agent at least ten days’ advance written notice (or such shorter notice as may be consented to in writing by the Collateral Agent) of any change (i) in its legal name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Collateral Agent with (A) certified organizational documents reflecting any of the changes described in clauses (i), (iii), (iv) or (v) of the first sentence of this Section 4.03(a) and (B) a supplement to the applicable schedules which shall correct all information contained therein for each Grantor reflecting any changes described in this Section 4.03(a).  Each Grantor agrees not to effect or permit any change referred to in the second preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required, if any, in order for the Collateral Agent to continue at all times following such change to have a valid, legal

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and perfected first priority security interest in the Collateral as required hereby.  Each Grantor agrees promptly to notify the Collateral Agent of any loss, damage or destruction to any portion of the Article 9 Collateral material to the Grantors’ businesses, taken as a whole, owned or held by such Grantor, whether or not covered by insurance.

(b)                                 Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Collateral ((i) other than Collateral that is deemed by such Grantor to be immaterial to the conduct of the Grantors’ business, taken as a whole, and (ii) with respect to Intellectual Property, as required pursuant to Section 4.05) against all Persons claiming any interest adverse to the Collateral Agent or any other Secured Creditor (other than the holders of Permitted Liens) and to defend the security interests of the Collateral Agent in the Collateral and the priority thereof against any Lien (other than Permitted Liens).  Nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) in the judgment of its board of directors, desirable in the conduct of its business and (y) not prohibited by the Credit Agreement.

(c)                                  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect the security interests and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interests hereunder and the filing of any financing statements (including fixture filings) or other documents (including execution of agreements in the form of Exhibits I, II and III attached hereto and filing such agreements with the United States Patent and Trademark Office or United States Copyright Office, as applicable, and any filings or notices required to be made under any applicable Assignment of Claims Act (or similar statute in respect of any Governmental Authority which is an Account Debtor)) in connection herewith or therewith.  If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument issued to such Grantor by any Person and the face amount of such promissory note or other instrument is in excess of $500,000, in each such case such note or instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(d)                                 The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including (upon the occurrence and during the continuation of an Event of Default or with the prior written consent of the applicable Grantor), in the case of Accounts or other Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  Subject to Section 12.16 of the Credit Agreement, the Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Creditor.

(e)                                  At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Collateral and not permitted pursuant to Section 9.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization (and such amounts shall constitute additional Secured Obligations secured hereby), provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Creditor to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens and maintenance as set forth in this Agreement or in the other Secured Debt Agreements.

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(f)                                   If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person with a value in excess of $500,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest (but only to the extent such assignment is not prohibited pursuant to the terms and conditions of any applicable agreement and such prohibition would not be rendered unenforceable by any provision of the UCC or other applicable law or any principles of equity) to the Collateral Agent.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g)                                  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

(h)                                 None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral (or any part thereof) or shall grant any other Lien in respect of the Collateral (or any part thereof), except as permitted by the Credit Agreement.

(i)                                     None of the Grantors will, without the Collateral Agent’s prior written consent (not to be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than compromises, compoundings, settlements and collections made in the ordinary course of business or in accordance with the reasonable business judgment of such Grantor.

(j)                                    The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 8.03 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuation of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.  All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

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(k)                                 Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Collateral Agent.

Section 4.04. Other Actions.  In order to ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in accordance with the terms hereof, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)                                 Instruments and Tangible Chattel Paper.  Each Grantor represents and warrants that each Instrument and each item of Tangible Chattel Paper with a value in excess of $500,000 in existence on the date hereof has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank.  If any Grantor shall at any time hold or acquire any Instruments or Chattel Paper with a value in excess of $500,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)                                 Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as applicable, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record; provided that no Grantor shall be required to take any action described above in this clause (b) unless the aggregate amount payable to the Grantors evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described above in this clause (b) exceeds $500,000.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under New York UCC Section 9-105 or, as applicable, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(c)                                  Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor in an amount in excess of $500,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

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(d)                                 Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a commercial tort claim which could reasonably be expected to result in awarded damages in an amount exceeding $500,000, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the Secured Creditors, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.  (a)  Each Grantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent which constitutes Article 9 Collateral would become invalidated or dedicated to the public except where permitted pursuant to Section 4.05(g), and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable patent laws.

(b)                                 Except where Section 4.05(g) permits otherwise, each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark which constitutes Article 9 Collateral, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration (or, if such Trademark is unregistered, display such Trademark with notice as required for unregistered Trademarks) to the extent necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in any violation of any third party rights.

(c)                                  Except where Section 4.05(g) permits otherwise, each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright which constitutes Article 9 Collateral, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable copyright laws.

(d)                                 Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of its business could reasonably be expected to become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)                                  In the event any Grantor, either itself or through any agent, employee, licensee or designee, files an application with respect to any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or, in respect of any material Intellectual Property, in any country or in any political subdivision thereof in any Fiscal Quarter, such Grantor shall (beginning with the Fiscal Quarter beginning on or about April 30, 2012) within 45 days, or 15 days in the case of the United States Copyright Office, after the end of such Fiscal Quarter of the Borrower (if such Fiscal Quarter is the first, second or third Fiscal Quarter in a Fiscal Year) or 90 days, or 15 days in the case of the United States Copyright Office, after the end of such Fiscal Quarter of the Borrower (if such Fiscal Quarter is the last Fiscal Quarter in a Fiscal Year), inform the Collateral Agent and execute and deliver a grant of security interest in such Patent, Trademark or Copyright in the form of Exhibits I, II or III, as applicable, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings as are reasonably necessary for the foregoing purposes, all acts of

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such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until the Termination Date.

(f)                                   Each Grantor will take all necessary and otherwise reasonable steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each registration or application that is material to the conduct of its business relating to the Patents, Trademarks and/or Copyrights in the Article 9 Collateral (and to obtain the relevant grant or registration) including (a) timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees; and (b) if consistent with good business judgment initiating opposition, interference and cancellation proceedings against third parties; provided that nothing in this Agreement shall prevent such Grantor from not pursuing or maintaining such an application or registration if such Grantor determines in its good faith business judgment that such discontinuance is desirable in the conduct of its business.  As promptly as practicable after the Initial Borrowing Date, each Grantor will use commercially reasonable efforts to obtain and file assignment of Intellectual Property that is Article 9 Collateral to the extent any legal title in such Intellectual Property is not held by such Grantor, as set forth on Schedule 4.02(i) hereto.

(g)                                  In the event that any Grantor knows that any Article 9 Collateral consisting of Intellectual Property material to the conduct of its business is or has been infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, prosecute its rights in such Intellectual Property diligently, including promptly suing for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution (and taking any actions required by applicable law prior to instituting such suit), and taking such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.  No Grantor shall divest itself of any Intellectual Property that constitutes Article 9 Collateral absent prior written consent of Collateral Agent; provided, that nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Article 9 Collateral consisting of a Patent, Trademark or Copyright, or require any Grantor to pursue any claim of infringement, misappropriation or dilution, if (x) such Grantor so determines in its good business judgment and (y) it is not prohibited by the Credit Agreement.

Section 4.06. Cash Management System and Securities Accounts.

(a)                                 Deposit Accounts.  As of the date hereof, each Grantor has neither opened nor maintains any Deposit Accounts other than the accounts listed on Schedule 4.06(a) hereto.  As promptly as practicable, and in any event within 60 days after the Initial Borrowing Date (or such longer period as may be agreed by the Collateral Agent in its sole discretion), all of the Non-Excluded Deposit Accounts of each Grantor shall be subject to the terms of a fully executed Deposit Account Control Agreement.  No Grantor shall hereafter establish or acquire any Non-Excluded Deposit Account unless (1) the applicable Grantor shall have given the Collateral Agent 15 days’ prior written notice (or such shorter period as is agreed by the Collateral Agent) of its intention to establish such new Non-Excluded Deposit Account with a Bank, (2) such Bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Non-Excluded Deposit Account, and (3) the respective Grantor shall furnish to the Collateral Agent a supplement to Schedule 4.06(a) hereto containing the relevant information with respect to the respective Deposit Account and the Bank with which same is established.  The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Non-Excluded Deposit Account or give any notice of sale or exclusive control over any Non-Excluded Deposit Accounts except upon the occurrence and during the continuation of an Event of Default.  Except in

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accordance with the RCF Intercreditor Agreement, if applicable, no Grantor shall grant Control of any Non-Excluded Deposit Account to any person other than the Collateral Agent.

(b)                                 Securities Accounts.  As of the date hereof, each Grantor has no Securities Accounts other than those listed in Schedule 4.06(b) hereto.  As promptly as practicable, and in any event within 60 days after the Initial Borrowing Date (or such longer period as may be agreed by the Collateral Agent in its sole discretion), all of the Non-Excluded Securities Accounts of each Grantor shall be subject to the terms of a fully executed Securities Account Control Agreement.  No Grantor shall hereafter establish or acquire any Non-Excluded Securities Account with any Securities Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent 15 days’ prior written notice (or such shorter period as is agreed by the Collateral Agent in its sole discretion), (2) such Securities Intermediary and such Grantor shall have duly executed and delivered a Securities Account Control Agreement with respect to such Non-Excluded Securities Account, and (3) the respective Grantor shall furnish to the Collateral Agent a supplement to Schedule 4.06(b) hereto containing the relevant information with respect to the respective Securities Account and the Securities Intermediary with which same is established.  Each Grantor shall (i) accept any cash and Investment Property (other than Excess Foreign Entity Voting Equity Interests) in trust for the benefit of the Collateral Agent and (ii) deposit within ten (10) Business Days of actual receipt thereof any and all cash and Investment Property (other than (w) any cash or Investment Property deposited into any Excluded Deposit Account or Excluded Securities Account, (x) any Investment Property not required to be delivered to the Collateral Agent pursuant to Section 3.02, (y) any Investment Property pledged and delivered to the Collateral Agent pursuant to Section 3.02, and (z) any Excess Foreign Subsidiary Voting Equity Interest) received by it into a Deposit Account or Securities Account subject to the Collateral Agent’s Control. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of Uncertificated Securities or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur.  Except in accordance with the RCF Intercreditor Agreement, if applicable, no Grantor shall grant Control over any Collateral that is Investment Property to any Person other than the Collateral Agent.

(c)                                  Commodities Accounts.  As of the date hereof, each Grantor has no Commodities Accounts other than those listed in Schedule 4.06(c) hereto.  As promptly as practicable, and in any event within 60 days after the Initial Borrowing Date (or such longer period as may be agreed by the Collateral Agent in its sole discretion), all of the Commodities Accounts of each Grantor shall be subject to the terms of a fully executed Commodities Account Control Agreement.  No Grantor shall hereafter establish or acquire any Commodities Account with any Commodity Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent 15 days’ prior written notice (or such shorter period as is agreed by the Collateral Agent in its sole discretion), (2) such Commodity Intermediary and such Grantor shall have duly executed and delivered a Commodities Account Control Agreement with respect to such Commodities Account, and (3) the respective Grantor shall furnish to the Collateral Agent a supplement to Schedule 4.06(c) hereto containing the relevant information with respect to the respective Commodities Account and the Commodity Intermediary with which same is established. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions or directions to any Commodities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur.  Except in accordance with the RCF Intercreditor Agreement, if applicable, no Grantor shall grant Control over any Commodities Account to any Person other than the Collateral Agent.

Section 4.07. Certain Uncertificated Securities.  In the event that any of the Pledged Collateral consists of limited liability company interests or partnership interests that are Uncertificated

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Securities for the purposes of the New York UCC, then the respective Grantor that owns such Pledged Collateral shall cause (or, in the case of any issuer which is not a Subsidiary of such Grantor, use commercially reasonable efforts to cause) the issuer thereof to duly authorize, execute and deliver to the Collateral Agent an agreement for the benefit of the Collateral Agent and the other Secured Creditors in order to establish the Collateral Agent’s Control over such Uncertificated Securities in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE 5

Remedies

Section 5.01. Remedies upon Default.  Upon the occurrence and during the continuation of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, for the ratable benefit of the Secured Creditors, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law, (c) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral, (d) instruct all Banks, Securities Intermediaries and Commodity Intermediaries which have entered into a Control Agreement with the Collateral Agent to transfer all monies, securities and instruments held by such Person to an account designated by the Collateral Agent, (e) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with this Section 5.01, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation, (f) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.02, (g) take possession of the Article 9 Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent and (h) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the New York UCC.

Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, valuation, extension, moratorium, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a

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sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine in its sole and absolute discretion.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Creditors shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, the Collateral Agent or any Secured Creditor may bid for or purchase, free (to the extent permitted by law) from any right of redemption, extension, moratorium, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and, in respect of a bid by any Secured Creditor, may make payment on account thereof by using any claim then due and payable to such Secured Creditor from any Grantor as a credit against the purchase price, and such Secured Creditor may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Secured Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds.  (a)  Subject to the terms of the RCF Intercreditor Agreement (if applicable), the Collateral Agent shall apply the proceeds of any collection or sale of Collateral pursuant to this Article V, including any Collateral consisting of cash, as follows:

(i) first, to the payment of all costs and expenses incurred by, and all indemnity and fee obligations owed to, the Collateral Agent and the Administrative Agent in connection with such collection or sale or otherwise in connection with, or pursuant to, this Agreement, any other Credit Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 5.02(d) hereof, with each Secured Creditor receiving an amount

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equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 5.02(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of the security interests created pursuant to this Agreement in accordance with the express provisions of Section 7.13(a) hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

(b)                                 For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Obligations, all principal of, premium, fees and interest on, all Term Loans and all Fees and (ii) in the case of the Hedging Obligations, all amounts due under each Secured Hedging Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (z) “Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations.

(c)                                  When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 5.02 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d)                                 All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Hedging Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedging Creditors or, in the absence of such a Representative, directly to the Hedging Creditors.

(e)                                  For purposes of applying payments received in accordance with this Section 5.02, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Hedging Creditors for a determination (which the Administrative Agent, each Representative and the Hedging Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors or the Hedging Creditors, as the case may be.  Unless it has received written notice from a Lender Creditor or a Hedging Creditor to the contrary, the

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Administrative Agent, each Representative and each Hedging Creditor, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.  Unless it has written notice from a Hedging Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements are in existence.

(f)                                   It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

The Collateral Agent shall have sole and absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03. Assignment of Intellectual Property Upon an Event of Default.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement upon the occurrence and during the continuance of an Event of Default and effective solely at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or similar registrar in order to effect an absolute assignment of all right, title and interest in any registered Intellectual Property and each application for such registration, and record the same.  If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions:  (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property, vested in the Collateral Agent for the ratable benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the ratable benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in this Section 5.03 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or Domain Names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable Domain Name registrar to the Collateral Agent and provide reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. Upon and during the continuation of an Event of Default, each Grantor shall, at the reasonable request of the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

Section 5.04. Securities Act.  In view of the position of the Grantors in relation to the Pledged Stock, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in

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purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Stock permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Stock, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Stock could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Stock under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Stock, limit the purchasers to those who will agree, among other things, to acquire such Pledged Stock for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Stock or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Stock at a price that the Collateral Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells the Pledged Stock

ARTICLE 6

Indemnity, Subrogation and Subordination

Section 6.01. Indemnity and Subrogation.  In addition to all rights of indemnity and subrogation as the Guarantors may have under applicable law (but in each case subject to Section 6.03), the Borrower agrees that (a) in the event a payment of any Secured Obligation shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation owed to any Secured Creditor, the Borrower shall indemnify such Grantor in an amount equal to the fair value of the assets so sold.

Section 6.02. Contribution and Subrogation.  Each Guarantor and Grantor (other than the Borrower with respect to its own Secured Obligations) agrees (subject to Section 6.03) that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder (whether as Guarantor and/or Grantor hereunder, with proceeds of the Collateral of any Grantor applied hereunder deemed for this purpose to be payments made by it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6.03.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Agreement (and its guarantees contained herein) in accordance with the express provisions of Section 7.13(b) shall thereafter have no contribution obligations, or rights, pursuant to this Section 6.02, and at the time of any such release, the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided herein) based on the payments made hereunder by the remaining Guarantors.  The provisions of this Section 6.02 shall in no respect limit the obligations and liabilities of any Guarantor or Grantor to the Collateral Agent and the

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other Secured Creditors, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

Section 6.03. Subordination.  Notwithstanding any provision in this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations, and no Credit Party shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Creditor against the Borrower or any other Credit Party or any collateral security or guaranty or right of offset held by the Collateral Agent or any other Secured Creditor for the payment of any of the Secured Obligations, nor shall any Credit Party seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Credit Party in respect of payments made by such Credit Party hereunder (or paid with proceeds of Collateral of such Credit Party hereunder), until all the Term Loans and all other Secured Obligations (other than inchoate indemnities and expense reimbursements that are not then due and payable) are paid in full in cash and all Term Loan Commitments have been terminated and all Secured Hedging Agreements have been terminated or cash collateralized in a manner reasonably satisfactory to all parties thereto.  If any amount shall be paid to any Credit Party on account of such contribution or subrogation rights at any time when all of the Term Loans and all other Secured Obligations (other than inchoate indemnities and expense reimbursements that are not then due and payable) shall not have been paid in full in cash or any of the Term Loan Commitments or any Secured Hedging Agreement shall remain in effect (unless all such remaining Secured Hedging Agreements have been cash collateralized in a manner reasonably satisfactory to the respective parties thereto), such amount shall be held by such Credit Party in trust for the Collateral Agent and the other Secured Creditors, segregated from other funds of such Credit Party, and shall, forthwith upon receipt by such Credit Party, be turned over to the Collateral Agent in the exact form received by such Credit Party (duly indorsed by such Credit Party to the Collateral Agent, if required), to be held as collateral security for all of the Secured Obligations (whether matured or unmatured) of, or guaranteed by, such Credit Party and/or then or at any time thereafter may be applied against any Secured Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

ARTICLE 7

Miscellaneous

Section 7.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted in this Agreement) be in writing and given as provided in Section 12.03 of the Credit Agreement, provided that any communication or notice hereunder from the Collateral Agent to any Credit Party upon the occurrence and during the continuation of an Event of Default may be given by telephone if promptly confirmed in writing.  All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 12.03 of the Credit Agreement.

Section 7.02. Waivers; Amendment.  (a)  No failure or delay by any Secured Creditor in exercising any right or power hereunder or under any other Secured Debt Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Secured Creditors hereunder and under the other Secured Debt Agreements are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision in this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall have been effected in accordance with paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Creditor may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in

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writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 12.12 of the Credit Agreement.

Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification.  (a)  The parties hereto agree that the Collateral Agent (and any of its sub-agents) shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 12.01 of the Credit Agreement.

(b)                                 Without limitation of its indemnification obligations under the other Secured Debt Agreements, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent (and any of its sub-agents), each other Secured Creditor and their respective officers, directors, employees and affiliates (hereinafter in this Section 7.03 referred to individually as “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall such indemnity shall exclude any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)                                  Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Secured Debt Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Secured Debt Agreement, or any investigation made by or on behalf of the Collateral Agent or any other Secured Creditor.  All amounts due under this Section 7.03 shall be payable within 10 days after written demand therefor.

Section 7.04. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns and shall inure to the benefit of the other Secured Creditors and their respective successors and assigns.

Section 7.05. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of the Secured Debt Agreements and the making of any Term Loans or entering into of any Secured Hedging Agreements, regardless of any investigation made by any Secured Creditor or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Secured Creditor may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under any Secured Debt Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated and the Secured Hedging Agreements have not been terminated or cash collateralized in a manner satisfactory to the respective parties thereto.

Section 7.06. Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract.  Delivery of an executed signature page to this Agreement by email or facsimile transmission shall be as effective as

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delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Credit Party when a counterpart hereof executed on behalf of such Credit Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Credit Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Credit Party, the Administrative Agent, the Collateral Agent and the other Secured Creditors and their respective successors and assigns, except that no Credit Party shall have the right to assign or transfer its rights or obligations hereunder or any interest in this Agreement (and any such assignment or transfer shall be void) except in accordance with Section 12.12 of the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

Section 7.07. Severability.  Any provision in this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.08. Right of Set-Off.  If an Event of Default shall have occurred and be continuing, the Collateral Agent and each Secured Creditor (with the prior written consent of the Administrative Agent or the Required Lenders) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Secured Obligations at any time owing by the Collateral Agent or such Secured Creditor to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under any Secured Debt Agreement owed to the Collateral Agent or such Secured Creditor, irrespective of whether or not the Collateral Agent or such Secured Creditor shall have made any demand under such Secured Debt Agreement and although such Secured Obligations may be unmatured.  The applicable Secured Creditor shall notify the Borrower, the Collateral Agent and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 7.08.  The rights of the Collateral Agent and each Secured Creditor under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent and each Secured Creditor may have.

Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a).                                THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND EACH SUBSIDIARY GUARANTOR PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER AND EACH SUBSIDIARY GUARANTOR PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER OR SUBSIDIARY GUARANTOR, AS APPLICABLE, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER OR SUCH SUBSIDIARY GUARANTOR.

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EACH OF THE BORROWER AND EACH SUBSIDIARY GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER AND EACH SUBSIDIARY GUARANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY OTHER SECURED CREDITOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY SUBSIDIARY GUARANTOR IN ANY OTHER JURISDICTION.

(b)                                 THE BORROWER AND EACH SUBSIDIARY GUARANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.11. Headings.  Article and Section headings and the Table of Contents used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.12. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Secured Debt Agreement, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Secured Debt Agreement or any other agreement or instrument, in each case in accordance with its terms, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Secured Obligations or this Agreement (other than a release of any Grantor or Guarantor in accordance with Section 7.13).

Section 7.13. Termination or Release. (a)  After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth

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herein including, without limitation in Section 7.03 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor, or authorize such Grantor to file, a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement and the termination of all Control Agreements, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the first date upon which (x) all Term Loan Commitments under the Credit Agreement have been terminated, no Term Note under the Credit Agreement is outstanding and all Term Loans and other Obligations (other than inchoate indemnities and expense reimbursements that are not then due and payable) have been paid in full and (y) all Secured Hedging Agreements shall have been terminated or cash collateralized in a manner satisfactory to the respective parties thereto.

(b)           Prior to the Termination Date, in the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) in connection with a sale or disposition permitted by Section 9.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all Lenders if required by Section 12.12 of the Credit Agreement), so long as the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement, to the extent required to be so applied, the Collateral Agent, at the request and expense of such Grantor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Furthermore, in the event that all of the capital stock or other Equity Interests of one or more Subsidiary Guarantors is sold or otherwise disposed of (in each case to a Person other than a Credit Party) or liquidated at any time prior to the Termination Date in compliance with the requirements of Section 9.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 12.12 of the Credit Agreement)), so long as the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Subsidiary Guarantor (and the Collateral at such time assigned by such Subsidiary Guarantor pursuant hereto) shall, upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to another Credit Party), be released from this Agreement and the guarantee and security interest granted hereunder (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other Equity Interests of any Subsidiary Guarantor shall be deemed to be a sale of such Subsidiary Guarantor for the purposes of this Section 7.13(b)), and, at the reasonable request and expense of such Subsidiary Guarantor, the Collateral Agent will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith and assign, transfer and deliver to such Subsidiary Guarantor (without recourse and without any representation or warranty) such of the Subsidiary Guarantor’s Collateral (and deliver to the applicable Grantor any certificates, agreements or instruments representing the capital stock or Equity Interests of such Subsidiary Guarantor) as is then being (or has been) released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

(c)           At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 7.13(a) or (b), such Grantor shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 7.13(a) or (b).  At any time that the Borrower or the respective Grantor desires that a Subsidiary of the Borrower which has been released from its guaranty pursuant to Article II hereunder be released hereunder as

33

provided in the last sentence of Section 7.13(b), it shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of the Borrower and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 7.13(b).

(d)           The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believed to be in accordance with) this Section 7.13.

Section 7.14. Additional Subsidiaries.  Pursuant to Section 9.14 of the Credit Agreement, each Domestic Subsidiary of the Borrower that was not in existence on the Initial Borrowing Date is required to enter in this Agreement as a Subsidiary Guarantor and Grantor upon becoming such a Domestic Subsidiary.  Upon execution and delivery by the Collateral Agent and such Subsidiary of a Supplement to Guaranty and Collateral Agreement substantially in the form of Exhibit IV hereto, such Subsidiary shall become a Subsidiary Guarantor and Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and Grantor in this Agreement.  The execution and delivery of any such instrument shall not require the consent of any other Credit Party hereunder.  The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Credit Party as a party to this Agreement.

Section 7.15. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof upon the occurrence of and during the continuation of an Event of Default, which appointment is irrevocable (until all Term Loans and Term Notes (in each case together with interest thereon), Fees and all other Secured Obligations (other than indemnities described in Section 7.03 and the other provisions of the Secured Debt Agreements which are not then due and payable) incurred hereunder and thereunder, are paid in full) and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuation of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, provided that nothing in this Agreement contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Creditors shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them in this Agreement, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 7.16. Further Assurances.  Notwithstanding anything to the contrary herein, the parties hereto agree to comply with the requirements set forth in Section 8.12 of the Credit Agreement.

Section 7.17. Collateral Agent.  The Collateral Agent shall act in accordance with the provisions of Section

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11 of the Credit Agreement, the provisions of which shall be deemed incorporated by reference herein as fully as if set forth in their entirety herein.  Each Secured Creditor, by accepting the benefits of this Agreement, agrees to the provisions of Section 11 of the Credit Agreement, including as same apply to the actions of the Collateral Agent hereunder.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SEMTECH CORPORATION

By:
Name:
Title:

SEMTECH CORPUS CHRISTI CORPORATION

By:
Name:
Title:

SEMTECH NEW YORK CORPORATION

By:
Name:
Title:

SEMTECH SAN DIEGO CORPORATION

By:
Name:
Title:

SIERRA MONOLITHICS, INC.

By:
Name:
Title:

36

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

37

Exhibit I to

the Guaranty and

Collateral Agreement

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                            ] (the “Grantor”) with principal offices at [                                                        ], hereby grants to Jefferies Finance LLC, as Collateral Agent, with principal offices at 520 Madison Avenue, New York, NY 10022 (the “Grantee”), for the ratable benefit of the Secured Creditors, a security interest in (i) all of the Grantor’s right, title and interest in, to and under to the United States trademark registrations and trademark applications (the “Marks”) set forth on Schedule A attached hereto, other than any “intent-to-use” applications for Marks unless and until an Amendment to Allege Use or Statement of Use has been filed with and accepted by the United States Patent and Trademark Office only if and to the extent that the grant of a security interest therein would adversely affect the validity of the mark, (ii) all Proceeds (as such term is defined in the Guaranty and Collateral Agreement referred to below) and (iii) the goodwill of the businesses associated with or symbolized by the Marks.

This Grant is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Guaranty and Collateral Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of March 20, 2012 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”).

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Guaranty and Collateral Agreement.  The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Guaranty and Collateral Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Collateral Agreement, the provisions of the Guaranty and Collateral Agreement shall govern.

This Grant shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of law principles).

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [        ] day of [                        ], [        ].

[NAME OF GRANTOR], Grantor

By
Name:
Title:

JEFFERIES FINANCE LLC, as Collateral Agent and Grantee

By
Name:
Title:

2

SCHEDULE A

MARK	REG. NO.	REG. DATE

Exhibit II to

the Guaranty and

Collateral Agreement

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                                      ] (the “Grantor”) with principal offices at [                                                        ], hereby grants to Jefferies Finance LLC, as Collateral Agent, with principal offices at 520 Madison Avenue, New York, NY 10022 (the “Grantee”), for the ratable benefit of the Secured Creditors, a security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States patents and patent applications (the “Patents”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Guaranty and Collateral Agreement referred to below).

THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Guaranty and Collateral Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of March 20, 2012 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”).

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Guaranty and Collateral Agreement.  The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Guaranty and Collateral Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Collateral Agreement, the provisions of the Guaranty and Collateral Agreement shall govern.

This Grant shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of law principles).

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [        ] day of [                        ], [        ].

[NAME OF GRANTOR], Grantor

By
Name:
Title:

JEFFERIES FINANCE LLC, as Collateral Agent and Grantee

By
Name:
Title:

2

SCHEDULE A

PATENT	PATENT NO.	ISSUE DATE

Exhibit III to

the Guaranty and

Collateral Agreement

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES COPYRIGHTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                                      ] (the “Grantor”) with principal offices at [                                                        ], hereby grants to Jefferies Finance LLC, as Collateral Agent, with principal offices at 520 Madison Avenue, New York, NY 10022 (the “Grantee”), for the ratable benefit of the Secured Creditors, a security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States copyrights and copyright applications (the “Copyrights”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Guaranty and Collateral Agreement referred to below).

THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Guaranty and Collateral Agreement among the Grantor, the other grantors from time to time party thereto and the Grantee, dated as of March 20, 2012 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”).

This Grant has been granted in conjunction with the security interest granted to the Grantee under the Guaranty and Collateral Agreement.  The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Guaranty and Collateral Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Collateral Agreement, the provisions of the Guaranty and Collateral Agreement shall govern.

This Grant shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of law principles).

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [        ] day of [                        ], [        ].

[NAME OF GRANTOR], Grantor

By
Name:
Title:

JEFFERIES FINANCE LLC
as Collateral Agent and Grantee

By
Name:
Title:

2

SCHEDULE A

COPYRIGHT	COPYRIGHT NO.	ISSUE DATE

Exhibit IV to

the Guaranty and

Collateral Agreement

SUPPLEMENT TO GUARANTY AND COLLATERAL AGREEMENT

SUPPLEMENT NO.          (this “Supplement”)  dated as of [    ], to the Guaranty and Collateral Agreement, dated as of March 20, 2012 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”), among SEMTECH CORPORATION, a Delaware corporation (the “Borrower”), each other subsidiary of the Borrower from time to time party thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Borrower are referred to collectively herein as the “Grantors”) and JEFFERIES FINANCE LLC, as collateral agent (together with any successor collateral agent, the “Collateral Agent”).

A.                                   Reference is made to the Credit Agreement, dated as of March 20, 2012 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent.

B.                                     Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement or the Guaranty and Collateral Agreement, as the case may be.

C.                                     The Grantors have entered into the Guaranty and Collateral Agreement in order to induce the Lenders to make Term Loans and the various Lenders and their affiliates to enter into Secured Hedging Agreements as contemplated in the Credit Agreement.  Section 7.14 of the Guaranty and Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Guarantors and Grantors under the Guaranty and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and Grantor under the Guaranty and Collateral Agreement.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.                                In accordance with Section 7.14 of the Guaranty and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Guarantor and a Grantor under the Guaranty and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty and Collateral Agreement applicable to it as a Subsidiary Guarantor and Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Creditors, their successors and assigns, a security interest in and lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary.  Each reference to a “Subsidiary Guarantor” or “Grantor” in the Guaranty and Collateral Agreement shall be deemed to include the New Subsidiary.  The Guaranty and Collateral Agreement is hereby incorporated in this Agreement by reference.

SECTION 2.                                The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally any by principles of equity.

SECTION 3.                                This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.                                The New Subsidiary hereby represents and warrants that set forth under its signature hereto is, as of the date hereof, (i) the true and correct legal name of the New Subsidiary, (ii) its jurisdiction of formation, (iii) its Federal Taxpayer Identification Number or its organizational identification number (if any) and (iv) the location of its chief executive office.  The New Subsidiary hereby further represents and warrants that, as of the date hereof, Schedule I hereto accurately sets forth all information which would have been required pursuant to the Schedules to the Guaranty and Collateral Agreement had the New Subsidiary been a Grantor on the date of the execution and delivery of the Guaranty and Collateral Agreement (it being understood and agreed, however, that the information so furnished by the New Subsidiary is accurate as of the date of this Supplement rather than the date of the Guaranty and Collateral Agreement).

SECTION 5.                                Except as expressly supplemented hereby, the Guaranty and Collateral Agreement shall remain in full force and effect.

SECTION 6.                                THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

SECTION 7.                                Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Guaranty and Collateral Agreement; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.                                All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guaranty and Collateral Agreement.

SECTION 9.                                The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

2

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guaranty and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Federal Taxpayer Identification No. or Organizational Identification No.:
Location of Chief Executive Office:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

3

Schedule I
to the Supplement No.
to the Guaranty and
Collateral Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Registered Owner	Certificate Number	Number and Class of Equity Interests	Percentage of Equity Interests

PLEDGED DEBT

Issuer	Principal Amount	Date of Note	Maturity Date

GRANTOR LEGAL NAME

Legal Name of Grantor	Other Legal Name(s) of Grantor (Past 5 Years)

MERGERS AND ACQUISITIONS

Legal Name of Grantor	Change to Grantor Identity or Business Structure

GRANTOR ORGANIZATIONAL INFORMATION

Legal Name	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Address & County of the Chief Executive Office of Grantor	Federal Taxpayer Identification Number

COMMERCIAL TORT CLAIMS

Grantor	Description of Commercial Tort Claim

FILING OFFICES

Grantor	Filing Offices

INTELLECTUAL PROPERTY

I.                                         Registered Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II.                                     Copyright Applications

Registered Owner	Title	Application Number	Date Filed

III.                                 Issued Patents

Registered Owner	Title	Patent Number	Expiration Date

IV.                                 Patent Applications

Registered Owner	Title	Application Number	Date Filed

2

V.                                     Registered Trademarks

Registered Owner	Mark	Registration Number	Expiration Date

VI.                                 Trademark Applications

Registered Owner	Mark	Application Number	Date filed

DEPOSIT ACCOUNTS

Bank or Securities Intermediary	Address	Loan Party	Account Number	GL Account Number	Account Description

SECURITIES ACCOUNTS

Bank or Securities Intermediary	Address	Loan Party	Account Number	Account Description

COMMODITIES ACCOUNTS

3

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

[                              , 20    ]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Semtech Corporation (the “Borrower”), a Delaware corporation, in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1.                                      This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 5.13(i) of the Credit Agreement, dated as of March 20, 2012, among the Borrower, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”) (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.                                      On and as of the date hereof and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith on the date hereof, it is my opinion that (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts; (ii) the sum of the present fair salable value of the assets of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts, (iii) the Borrower and its Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, and do not believe they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their businesses as contemplated as of the date hereof.

3.                                      For purposes of this Certificate, the terms below shall have the following definitions:

(a)                                 “debt” means any liability on a claim.

(b)                                 “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.                                      For purposes of this Certificate, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

* * *

2

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first written above.

SEMTECH CORPORATION

By:
Name:
Title:

3

EXHIBIT I

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 8.01(e) of the Credit Agreement, dated as of March 20, 2012 (as amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”), among Semtech Corporation (the “Borrower”), the lenders from time to time party thereto and Jefferies Finance LLC, as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.                                      I am the duly elected, qualified and acting [Insert title of the Authorized Officer] and deliver this Compliance Certificate in such capacity and not in my individual capacity.

2.                                      I have reviewed and am familiar with the contents of this Compliance Certificate.  The matters set forth herein are true to the best of my knowledge after due inquiry.

3.                                      I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].

4.                                      Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

5.                                      Attached hereto as ANNEX 3 is the information required by Section 8.01(e)(iii) of the Credit Agreement as of the date of this Compliance Certificate and the Borrower and its Subsidiaries have taken all actions required to be taken by them pursuant to the respective Security Documents in connection with the information set forth on ANNEX 3.

6.                                      Attached hereto as ANNEX 4 is the information required to establish compliance with Sections 4.02(c) and (e) of the Credit Agreement for the Relevant Period (as defined in Annex 2 hereto).

[7.                                  Attached hereto as ANNEX 5 is the information required by Section 8.01(e)(ii) of the Credit Agreement as of the date of this Compliance Certificate.](1)

(1)              Insert only for a Relevant Period ending on the last day of any Fiscal Year of the Borrower (commencing with the Fiscal Year ending closest to January 31, 2013).

IN WITNESS WHEREOF, I have executed this Compliance Certificate this        day of               , 20    .

SEMTECH CORPORATION

By:
Name:
Title:

Annex 1

[Applicable Financial Statements To Be Attached]

Annex 2

The information described herein is as of                   ,          (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Initial Borrowing Date] [                   ,         ](19) through the Computation Date (the “Relevant Period”).

Negative and Financial Covenants	Period or Date of Determination	Amount

A. Liens (Section 9.01)
Section 9.01(xxii)	Amount of secured obligations outstanding on Computation Date	$

B. Asset Sales, etc. (Section 9.02)
(i) Section 9.02(iv)	Aggregate proceeds received during Relevant Period	$
(ii) Section 9.02(xvii)	Aggregate proceeds received since the Initial Borrowing Date	$
(iii) Section 9.02(xviii)	Aggregate proceeds received since the Initial Borrowing Date	$

C. Dividends (Section 9.03)
(i) Section 9.03(iii)	Aggregate amount made during Relevant Period	$
(ii) Section 9.03(v)	Aggregate amount made since the Initial Borrowing Date	$
(iii) Section 9.03(x)	Aggregate amount made since the Initial Borrowing Date	$

D. Indebtedness (Section 9.04)
(i) Section 9.04(iv)	Amount outstanding on Computation Date	$
(ii) Section 9.04(vii)	Amount outstanding on Computation Date	$
(iii) Section 9.04(xiii)	Amount outstanding on Computation Date	$
(iv) Section 9.04(xvi)	Amount outstanding on Computation Date	$

E. Investments (Section 9.05)
(i) Section 9.05(v)	Amount outstanding on Computation Date	$
(ii) Section 9.05(viii)(II)	Amount outstanding on Computation Date	$
(iii) Section 9.05(ix)(II)	Amount outstanding on Computation Date	$
(iv) Section 9.05(xx)	Amount outstanding on Computation Date	$
(v) Section 9.05(xxi)	Amount outstanding on Computation Date	$

F. Limitations on Capital Expenditures (Section 9.07)

(19)       Insert the first day of the Borrower’s respective Fiscal Year; provided that, with respect to the Compliance Certificates delivered in respect of each Relevant Period ending on or prior to January 31, 2013, insert the Initial Borrowing Date.

Section 9.07		Aggregate amount made during Relevant Period	$ (20) (of which $ represents the rollover amount from the preceding fiscal year)

G. Financial Covenants
Interest Expense Coverage Ratio (Section 9.08)
(a)	Consolidated EBITDA(21) for the Test Period ended on the Computation Date		$
(b)	Consolidated Interest Expense(22) for the Test Period ended on the Computation Date		$
(c)	Ratio of line (a) to (b)		:1.00
(d)	Required Covenant Level		:1.00
Total Leverage Ratio (Section 9.09)
(a)	Consolidated Indebtedness(23) as at Computation Date		$
(b)	Consolidated EBITDA(24) for the Test Period ended on the Computation Date		$
(c)	Ratio of line (a) to (b)		:1.00
(d)	Required Covenant Level		:1.00

(20)       Such amount to exclude Capital Expenditures permitted pursuant to Section 9.07(c), (d), (e) and (f).

(21)       Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Interest Expense Coverage Ratio.

(22)       Attach hereto in reasonable detail the calculations required to arrive at Consolidated Interest Expense.

(23)       Attach hereto in reasonable detail the calculations required to arrive at Consolidated Indebtedness.

(24)       Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Total Leverage Ratio.

Annex 3

1.                                      It is hereby certified that no changes are required to be made pursuant to the terms of the Security Documents to any of Schedules 3.03 through 4.06(c), inclusive, of the Guaranty and Collateral Agreement so as to make the information set forth therein accurate and complete as of date of this Certificate[, except as specifically set forth below:

             ].

Annex 4

1.                                      [During the Relevant Period, (i) the aggregate sale proceeds and Net Sale Proceeds received by the Borrower and its Subsidiaries from all Asset Sales were $                 and $                , respectively, of which (x) $                 has been applied as a mandatory repayment pursuant to Section 4.02(c) of the Credit Agreement, (y) $                 has been reinvested or is subject to a legally binding commitment to be reinvested as permitted by Section 4.02(c) of the Credit Agreement, and (z) $               has not yet been applied as a mandatory repayment or reinvestment or is not subject to a legally binding commitment to be reinvested.](25) [During the Relevant Period, neither the Borrower nor any of its Subsidiaries has made any Asset Sale.]

2.                                      [During the Relevant Period, the aggregate cash proceeds and Net Cash Proceeds received by the Borrower and its Subsidiaries from all Recovery Events were $                 and $                , respectively, of which (x) $                 has been applied as a mandatory repayment pursuant to Section 4.02(e) of the Credit Agreement, (y) $                 has been reinvested or is subject to a legally binding commitment to be reinvested as permitted by Section 4.02(e) of the Credit Agreement, and (z) $                 has not yet been applied as a mandatory repayment or reinvestment or is not subject to a legally binding commitment to be reinvested.](26) [During the Relevant Period, neither the Borrower nor any of its Subsidiaries has received any cash proceeds from any Recovery Event.]

(25)       If the Borrower or any of its Subsidiaries has received such Net Sale Proceeds during the Relevant Period, the certificate should describe the amounts and dates of the receipt thereof, as well as the amounts and dates of the required mandatory repayments pursuant to Section 4.02(c) of the Credit Agreement, together with the certification that such payments have in fact been made.

(26)       If the Borrower or any of its Subsidiaries has received any such applicable proceeds from any Recovery Event during the Relevant Period, the certificate should describe same and state the date of each receipt thereof and the amount of such proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 4.02(e) of the Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 4.02(e).

Annex 5

1.                                      For the applicable Excess Cash Flow Payment Period, (A) the Excess Cash Flow is $                           and the Applicable Excess Cash Flow Repayment Percentage is     % and (B) the aggregate principal amount of voluntary prepayments of Term Loans made pursuant to Section 4.01 of the Credit Agreement (other than any payments made pursuant to Section 2.16 of the Credit Agreement or any Auction) during such period made with internally generated funds of the Borrower or any of its Subsidiaries is $                          .(27)

2.                                      The aggregate Cumulative Retained Excess Cash Flow Amount as of the Computation Date is $                          .

(27)       This certification is only required in the case of a compliance certificate delivered with annual financial statements pursuant to Section 8.01(b) of the Credit Agreement. The certificate should describe in reasonable detail the calculations necessary to determine the amount of Excess Cash Flow for the applicable Excess Cash Flow Payment Period as well as the Applicable Excess Cash Flow Repayment Percentage and the amount and dates of the required mandatory repayments pursuant to Section 4.02(d) of the Credit Agreement, together with the certification that the required mandatory repayments have been (or will be) made on or prior to the Excess Cash Flow Payment Date.

EXHIBIT J

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT(1)

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.                                  Assignor:

2.                                      Assignee:                                                                                                                                            ](2)

[1][3]. Credit Agreement:	Credit Agreement, dated as of March 20, 2012, among Semtech Corporation (the “Borrower”), the lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent.

[2.                                  Assigned Interest:(3)

(1)              This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)              If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Assignor	Assignee	Tranche Assigned(4)	Aggregate Amount of Term Loans under Relevant Tranche for all Lenders	Amount of Term Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]	A Term Loans	$	$
[Name of Assignor]	[Name of Assignee]	B Term Loans	$	$
[Name of Assignor]	[Name of Assignee]	[Designate Tranche of Incremental Term Loans]	$	$
[Name of Assignor]	[Name of Assignee]	[Designate Tranche of Extended Term Loans]	$	$

(...continued)

(3)              Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

(4)              For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

2

[4.                                  Assigned Interest:(5)

Tranche Assigned	Aggregate Amount of Term Loans under Relevant Tranche for all Lenders	Amount of Term Loans under Relevant Tranche Assigned
A Term Loans	$	$
B Term Loans	$	$
[Designate Tranche of Incremental Term Loans]	$	$
[Designate Tranche of Extended Term Loans]	$	$

Effective Date                       ,         ,         .

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

(5)              Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](6)

By:	By:
Name:	Name:
Title:	Title:

(6)              Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

4

[Consented to and](7) Accepted:

JEFFERIES FINANCE LLC,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[SEMTECH CORPORATION

By:
Name:
Title:](8)

(7)              Insert only if assignment is being made to an Eligible Transferee pursuant to Section 12.04(b)(y) of the Credit Agreement.  Consent of the Administrative Agent shall not be unreasonably withheld, delayed, or conditioned.

(8)              Insert only if (i) no Event of Default of the Credit Agreement is then in existence, (ii) the assignment is being made to an Eligible Transferee pursuant to Section 12.04(b)(y) of the Credit Agreement and (iii) with respect to assignments by Jefferies Finance LLC or any of its Affiliates only, the Syndication Date has occurred.  Consent of the Borrower shall not be unreasonably withheld, delayed, or conditioned, provided that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice of such assignment.

5

ANNEX I

TO

EXHIBIT J

SEMTECH CORPORATION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                            Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 12.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

*                                         *                                         *

2

EXHIBIT K

INTERCOMPANY NOTE

This Intercompany Note (this “Note”), and the obligations of Semtech Corporation, a Delaware corporation (the “Borrower”) and each of the Subsidiary Guarantors (as defined in Section 1.07 of Annex A hereto) hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety. Annex A shall not be amended, modified or supplemented without the written consent of the Required Lenders (as defined in the Credit Agreement referred to below) (or, after the Credit Agreement has been terminated, the other holders holding a majority of the outstanding other Senior Indebtedness (as defined therein in such Annex A))

New York, New York

March 20, 2012

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature pages hereto (each, in such capacity, a “Payor”) promises to pay on demand to the order of such other entity listed below (each, in such capacity as lender to the applicable Payor, a “Payee” and, together with each Payor, a “Note Party”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as each Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by each Payee to the applicable Payor.

Each Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and the applicable Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to a Payor or (y) any exercise of remedies pursuant to Section 10 of the Credit Agreement referred to below, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in the Credit Agreement, dated as of March 20, 2012, among the Borrower, the lenders from time to time party thereto (the “Lenders”), and Jefferies Finance LLC, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is subject to the terms thereof, and shall be pledged by each Payee that is a party to the Guaranty and Collateral Agreement (as defined in the Credit Agreement) pursuant to the terms thereof.  Each Payor hereby acknowledges and agrees that the Collateral Agent (as defined in the Guaranty and Collateral Agreement) may, pursuant to the Guaranty and Collateral Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note.

Each Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to each Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Upon execution and delivery after the date hereof by any Subsidiary (as defined in Section 1.07 of Annex A hereto) of the Borrower of a counterpart signature page hereto, such Subsidiary shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder.  The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

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ANNEX A
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INTERCOMPANY NOTE

Section 1.01.  Subordination of Liabilities.  Each Credit Party from time to time party (as defined in Section 1.07 of this Annex A) to the Note (as defined below) (each, a “Payor”), for itself, its successors and assigns, covenants and agrees, and each holder of the promissory note to which this Annex A is attached (the “Note”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A).  The provisions of this Annex A shall constitute a continuing offer to all Persons (as defined in Section 1.07 of this Annex A) who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02.  No Payor to Make Payments with Respect to Note in Certain Circumstances.  (a)  Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) due and owing in respect thereof shall first be paid in full in cash before any payment of any kind or character (whether in cash, property, securities or otherwise) is made on account of the principal of (including installments thereof), or interest on, or any other amount otherwise owing in respect of, the Note.  No Payor may, directly or indirectly (and no Person on behalf of such Payor may), make any payment of any principal of, and interest on, or any other amount owing in respect of, the Note and may not acquire all or any part of the Note for cash, property or securities until all Senior Indebtedness has been paid in full in cash (other than inchoate indemnification and expense reimbursement claims that are not then due or payable) if any Default or Event of Default (each as defined below) is then in existence or would result therefrom.  Each holder of the Note hereby agrees that, so long as any Default or Event of Default in respect of any Senior Indebtedness exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Note.  As used herein, the terms “Default” and “Event of Default” shall mean any Default or Event of Default (or any similarly defined term), respectively, under and as defined in, the relevant documentation governing any Senior Indebtedness and in any event shall include any payment default with respect to any Senior Indebtedness.

(b)                                 In the event that, notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, any payment shall be made on account of the principal of, or interest on, or other amounts otherwise owing in respect of, the Note, at a time when payment is not permitted by the terms of the Note or by said subsection (a), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash (other than inchoate indemnification and expense reimbursement claims that are not then due or payable) in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.  Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give the holder of the Note prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

Section 1.03.  Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of a Payor.  Upon any distribution of assets of a Payor upon any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a)                                 the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest, fees and expenses at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest, fees or expenses are an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the principal of or interest on or any other amount owing in respect of the Note;

(b)                                 any payment or distribution of assets of such Payor of any kind or character, whether in cash, property or securities, to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c)                                  in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of such Payor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of principal of, or interest or other amounts due on, the Note before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

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If the holder of the Note does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introduction paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of the holder of the Note.

Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04.  Subrogation.  Subject to the prior payment in full in cash of all Senior Indebtedness (other than inchoate indemnification and expense reimbursement claims that are not then due or payable), each holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of each Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of such Payor or by or on behalf of any holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between such Payor, its creditors other than the holders of Senior Indebtedness, and each holder of the Note, be deemed to be payment by such Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05.  Obligation of each Payor Unconditional.  Nothing contained in this Annex A or in the Note is intended to or shall impair, as between each Payor and each holder of the Note, the obligation of each Payor, which is absolute and unconditional, to pay to each holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of each Payor, other than the holders of the Senior Indebtedness, nor shall anything herein or therein, except as expressly provided herein, prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of such Payor received upon the exercise of any such remedy.  Upon any distribution of assets of any Payor referred to in this Annex A, each holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the holder of the Note, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of each Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

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Section 1.06.  Subordination Rights Not Impaired by Acts or Omissions of any Payor or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Payor or by any act or failure to act by any such holder, or by any noncompliance by any Payor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.  The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

Section 1.07.  Definitions.  As used in this Annex, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Credit Agreement, dated as of March 20, 2012, among Semtech Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Jefferies Finance LLC, as Administrative Agent, as the same may be amended, modified, extended, renewed, restated, supplemented, restructured and/or refinanced from time to time, and including any agreement extending the maturity of, refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Borrower or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreements.

“Credit Documents” shall have the meaning provided in the Credit Agreement.

“Credit Party” shall have the meaning provided in the Credit Agreement.

“Obligation” shall mean any principal, interest, premium, penalties, fees, indemnities and other liabilities and obligations (including any guaranty of the foregoing) payable under the documentation governing any indebtedness (including, without limitation, all interest, fees and expenses after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest, fees or expenses are an allowed claim in such proceeding).

“Person” shall have the meaning provided in the Credit Agreement.

“Required Lenders” shall have the meaning provided in the Credit Agreement.

“Secured Hedging Agreement” shall have the meaning provided in the Guaranty and Collateral Agreement (as defined in the Credit Agreement).

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“Senior Indebtedness” shall mean all Obligations of (i) the Borrower and/or any other Credit Party under the Credit Agreement and the other Credit Documents and any renewal, extension, restatement, refinancing or refunding thereof and (ii) the Borrower and/or any other Credit Party in respect of all Secured Hedging Agreements.

“Subsidiaries” shall have the meaning provided in the Credit Agreement.

“Subsidiary Guarantors” shall have the meaning provided in the Credit Agreement.

Section 1.08.  Miscellaneous.  If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by any Payor or any other Person or entity is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of a Payor or such other Person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

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ACKNOWLEDGMENT

This Intercompany Note and all of the rights of each Payee hereunder have been collaterally assigned to Jefferies Finance LLC, as collateral agent (“Agent”), pursuant to the terms of the Guaranty and Collateral Agreement (as defined in that certain Credit Agreement dated as of March 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time) by, among others, certain Payees and Agent).

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